Filed Pursuant to Rule 424(b)(1)
Registration No. 333-251097

PROSPECTUS

Alta Equipment Group Inc.

1,190,000 Depositary Shares

Each Representing 1/1000th of a Share of 10% Series A Cumulative Perpetual Preferred Stock (Liquidation Preference Equivalent to $25.00 Per Depositary Share)

Alta Equipment Group Inc. is offering 1,190,000 depositary shares, each representing a 1/1000th fractional interest in a share of 10% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”), which we refer to in this prospectus as the depositary shares. 1,190 shares of Series A Preferred Stock underlying the depositary shares will be deposited with Continental Stock Transfer & Trust Company, as depositary. As a holder of the depositary shares, you will be entitled to all proportional rights, preferences and privileges of the Series A Preferred Stock represented thereby, including dividend, voting, redemption and liquidation rights and preferences. The proportionate liquidation preference of each depositary share is $25.00.

We will pay cumulative distributions on the Series A Preferred Stock underlying the depositary shares, from, and including, the date of original issuance, in the amount of $2.50 per depositary share each year, which is equivalent to 10% of the $25.00 liquidation preference per depositary share. Dividends on the Series A Preferred Stock will be payable quarterly in arrears, on or about the last day of January, April, July and October of each year (or, if not on a business day, on the next succeeding business day). The first dividend on the depositary shares sold in this offering will be paid on or about April 30, 2021.

Investing in the depositary shares involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 13 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$25.00	$29,750,000
Underwriting discount(2)	$1.00	$1,190,000
Proceeds, before expenses, to us(3)	$24.00	$28,560,000

(1)	Plus accrued dividends, if any, from the original date of issue.
(2)	See “Underwriting (Conflicts of Interest)” for a description of all underwriting compensation payable in connection with this offering.
(3)	Assumes no exercise of the underwriters’ option described below.

We have granted the underwriters an option to purchase up to an additional 10,000 depositary shares within 30 days from the date of this prospectus. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $1,200,000 (excluding the structuring fee), and the total proceeds to us, before payment of the structuring fee and expenses will be $28,800,000.

B. Riley Securities, Inc. (“B. Riley Securities”) has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121, and this offering will be conducted in compliance with Rule 5121. This rule requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and this prospectus and exercise the usual standards of due diligence with respect thereto. Boenning & Scattergood, Inc. (“Boenning & Scattergood”) has assumed the responsibilities of acting as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering.

The underwriters expect to deliver the depositary shares to purchasers on or about December 22, 2020.

Joint Book-Running Managers

B. Riley Securities	D.A. Davidson & Co.	Ladenburg Thalmann	William Blair & Company

Lead-Manager

Boenning & Scattergood

Co-Managers

Huntington Capital Markets	Colliers Securities

The date of this prospectus is December 21, 2020.

Generally, we may not redeem the Series A Preferred Stock underlying the depositary shares until the fifth anniversary of the date of issuance, and except as described below upon the occurrence of a Delisting Event or Change of Control (each as defined herein), as applicable. On or after the fifth anniversary, we may, at our option, redeem the shares of the Series A Preferred Stock underlying the depositary shares, in whole or from time to time in part, by paying $25,000.00 per share ($25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the redemption date. In addition, upon the occurrence of a Delisting Event or a Change of Control (each as defined herein), we may, subject to certain conditions, at our option, redeem the Series A Preferred Stock underlying the depositary shares, in whole or in part within 90 days after the first date on which such Delisting Event occurred or within 120 days after the first date on which such Change of Control occurred, as applicable, by paying $25,000.00 per share ($25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the redemption date. If we exercise any of our redemption rights relating to the Series A Preferred Stock underlying the depositary shares, the holders of the depositary shares representing the Series A Preferred Stock will not have the conversion right described below.

Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of a depositary share of the underlying Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined herein), we have provided or provide notice of our election to redeem the Series A Preferred Stock) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series A Preferred Stock underlying the depositary shares held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our common stock per depositary share equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

•	5.52486 (i.e., the “Share Cap”), subject to certain adjustments;

subject, in each case, to the conditions described in this prospectus, including, under specified circumstances, an aggregate cap on the total number of shares of common stock issuable upon conversion and to provisions for the receipt of alternative consideration.

The Series A Preferred Stock underlying the depositary shares has no maturity date and will remain outstanding indefinitely unless redeemed by us or converted into shares of common stock in connection with a Delisting Event or Change of Control by the holders of the depositary shares representing the Series A Preferred Stock. Investors in the depositary shares generally will have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters (whether or not declared or consecutive) and in certain other events.

We will apply to list the depositary shares on the New York Stock Exchange (NYSE) under the symbol “ALTG PR A.” If the application is approved, we expect trading on the NYSE will commence within 30 days after the initial delivery of the depositary shares to the underwriters.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the underwriter have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the underwriter, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”). We urge you to carefully read this prospectus and the documents incorporated by reference herein, before buying any of the securities being offered under this prospectus.

You should rely only on the information contained in this prospectus or incorporated by reference herein. Neither we nor the underwriters have authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus or any sale of a security. Unless the context otherwise requires, the “Company” refers to the registrant and its subsidiaries, including Alta Holdings and its subsidiaries, after the Closing, and “BRPM” refers to the registrant prior the Closing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information and documents listed below that we have filed with the SEC (Commission File No. 0001759824):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 25, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 13, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 12, 2020;

•

our Current Reports on Form 8-K filed with the SEC on March 25, 2020, March 31, 2020, May  14, 2020, August 13, 2020, August  21, 2020, September 10, 2020, October  15, 2020, November  2, 2020 and November 12, 2020.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are furnished to, but not deemed “filed” with, the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

Copies of all documents which are incorporated by reference in this prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus or the prospectus is delivered, upon written or oral request. Requests should be directed to Alta Equipment Group Inc., 3211 Merriman Road, Livonia, Michigan 48150, Attention: Investor Relations, Telephone: (248) 449-6700. You may also obtain copies of these filings, at no cost, by accessing our website at www.altaequipment.com however, the information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains some of our trademarks, service marks and trade names, including, among others, Alta. Each one of these trademarks, service marks or trade names is either (1) our registered trademark, (2) a trademark for which we have a pending application, or (3) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements relating to the benefits of the business combination and our acquisitions; the future financial performance of the Company following the business combination; and changes in the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the parties’ views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against the Company relating to the business combination and related transactions; (2) the ability to maintain the listing of the Company’s shares of common stock on the New York Stock Exchange following the business combination; (3) the ability to recognize the anticipated benefits of the business combination and our acquisitions, which may be affected by, among other things, competition, the ability of the Company business to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (4) changes in applicable laws or regulations; (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties described in this prospectus under “Risk Factors” or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “BRPM,” “Alta,” the “Company,” “we,” “us” or “our” refer to Alta Equipment Group Inc. and its subsidiaries unless the context requires otherwise.

In this prospectus, unless otherwise stated or unless the context otherwise requires:

“Audit Committee” means the audit committee of the Company’s board of directors.

“BRPM” means B. Riley Principal Merger Corp. prior to the consummation of the business combination.

“business combination” means the acquisitions and transactions contemplated by the Merger Agreement.

“Charter” means the third amended and restated certificate of incorporation of the Company.

“Closing” means the closing of the business combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“common stock” means the common stock of the Company, par value $0.0001 per share.

“Compensation Committee” means the compensation committee of the Company’s board of directors.

“depositary shares” means 1/1000th of a share of 10% Series A Preferred Stock.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Incentive Plan” means the Alta Equipment Group Inc. 2020 Omnibus Incentive Plan.

“IPO” or “initial public offering” means the Company’s initial public offering of units consummated on April 11, 2019.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“LIBOR” means the London Interbank Offered Rate.

“NYSE” means The New York Stock Exchange.

“PIPE” means a private investment in a public entity.

“private placement” means the private sale of the private placement units simultaneously with the closing of the IPO.

“private placement shares” means the shares of common stock in the private placement units issued in the private placement.

“private placement units” means the 462,500 units at $10.00 per private placement unit purchased by the Sponsor simultaneously with the closing of the IPO, each of which consists of one share of common stock and one-half of one private placement warrant.

“private placement warrants” means the warrants in the private placement units issued in the private placement.

“public stockholder” means a holder of Alta’s public shares.

“public warrants” means the 7,187,500 redeemable warrants sold as part of the units in the IPO.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means 10% Series A Cumulative Perpetual Preferred Stock of the Company, par value $0.0001 per share.

“special meeting” means the special meeting in lieu of the 2020 annual meeting of stockholders of BRPM.

“Sponsor” means the Company’s former sponsor, B. Riley Principal Sponsor Co., LLC.

“transfer agent” means Continental Stock Transfer & Trust Company.

“trust account” means the trust account established in connection with the IPO.

“units” means the units of the Company, each consisting of one share of common stock and one-half of one redeemable warrant of the Company, with each such public warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share.

“warrants” means the private placement warrants and public warrants.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Business

We own and operate one of the largest integrated equipment dealership platforms in the U.S. Through our branch network, we sell, rent, and provide parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other industrial and construction equipment. We engage in five principal business activities in these equipment categories: (i) new equipment sales; (ii) used equipment sales; (iii) parts sales; (iv) repair and maintenance services; and (v) equipment rentals.

We have operated as an equipment dealership for over 35 years and have developed a branch network that includes 51 total locations in Michigan, Illinois, Indiana, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, New York, Virginia and Florida. We offer our customers a one-stop-shop for most of their equipment needs by providing sales, parts, service, and rental functions under one roof. More recently, with the acquisition of PeakLogix, we have entered the automated equipment installation and system integration sector, which we believe has natural synergies with our material handling business and positions us to take advantage of the macroeconomic trend in warehousing and logistics, and e-commerce.

Within our territories, we are the exclusive distributor of new equipment and replacement parts on behalf of our OEM partners. We and our regional subsidiaries enjoy long-standing relationships with the leading industrial and construction equipment OEMs, including Hyster-Yale, Volvo, and JCB, among more than 30 others. We are consistently recognized by OEMs as a top dealership partner and have been identified as a nationally recognized Hyster-Yale dealer and multi-year recipient of the Volvo Dealer of the Year award.

We are committed to providing our customers with a best-in-class equipment dealership experience. Our customers are principally focused on equipment reliability and up-time, and our teams of skilled technicians and commitment to service are key to establishing and maintaining long-term customer relationships, representing a critical competitive advantage. Parts and service are also our most predictable and profitable businesses, with the dealership model structured to drive aftermarket parts and service revenue. Through our new and used equipment sales and our sale of rental fleet, we populate our exclusive territories with serviceable equipment. As the field population ages, we capitalize on aftermarket parts and service sales through the equipment maintenance cycle.

We have experienced significant organic and acquisition-led growth since 2008, completing over 20 acquisitions in that timeframe. We expect that acquisition activity will accelerate now that the business combination has been completed, as OEM partners support us as a consolidator by granting us new exclusive territories or by consenting to our acquisition of existing dealers. On May 1, 2019, we successfully acquired Northland Industrial Truck Co., Inc. (“NITCO”) to become the exclusive dealer of Hyster-Yale and JCB equipment in the New England states. Concurrently with the closing of the business combination on February 14. 2020, we consummated the acquisition of each of Liftech Equipment Companies, Inc. (“Liftech”) and FlaglerCE Holdings, LLC (“Flagler”). Liftech is the Hyster-Yale and JCB dealer in Upstate New York and Vermont, and Flagler is the Volvo dealer in Florida and portions of Georgia. Since the closing of the business combination, we have consummated acquisitions of PeakLogix, Inc. (“PeakLogix”) a national material handling systems integrator, Hilo Equipment and Services (“Hilo”) the exclusive dealer of Hyster-Yale in New York City, Martin Implement Sales, Inc. (“Martin”) a premium equipment distributor in the Chicago metropolitan area and Howell Tractor and Equipment, LLC. (“Howell”) a heavy equipment dealer serving Northern Illinois and Northwest Indiana.

Conflict of Interest

B. Riley Securities has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121, and this offering will be conducted in compliance with Rule 5121. This rule requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and this prospectus and exercise the usual standards of due diligence with respect thereto. Boenning & Scattergood has assumed the responsibilities of acting as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering. Boenning & Scattergood will not receive any additional compensation for acting as qualified independent underwriter. We have agreed to indemnify Boenning & Scattergood for acting as a qualified independent underwriter against certain liabilities, including liabilities under the Securities Act and to contribute to payments that Boenning & Scattergood may be required to make for these liabilities.

Corporate Information

We are a Delaware corporation and formerly, under the name “B. Riley Principal Merger Corp.,” had the business purpose to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On February 14, 2020, in connection with the consummation of the business combination, we changed our name to “Alta Equipment Group Inc.” Our principal executive offices are located at 13211 Merriman Road, Livonia, Michigan 48150, and our telephone number is (248) 449-6700. Our corporate website address is www.altaequipment.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Our common stock is traded on the NYSE under the symbol “ALTG.” Our public warrants are quoted on the NYSE under the symbol “ALTG.WS.” We will apply to list the depositary shares on the NYSE under the symbol “ALTG PR A.” If this application is approved, we expect trading in the depositary shares to commence within 30 days of the initial delivery of the depositary shares to the underwriters.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

THE OFFERING

For a more complete description of the rights, preferences and other terms of the Series A Preferred Stock underlying the depositary shares specified in the following summary, please see the information under the caption “Description of Capital Stock and Securities Offered” beginning on page 100 in this prospectus.

Issuer	Alta Equipment Group Inc.

Securities Offered	1,190,000 depositary shares, each representing a 1/1000th fractional interest in a share of 10% Series A Cumulative Perpetual Preferred Stock, plus up to 10,000 additional depositary shares if the underwriters exercise their option.

We reserve the right to re-open this series of preferred stock and issue additional shares of Series A Preferred Stock either through public or private sales at any time and from time to time, without notice to or consent of holders of the Series A Preferred Stock. The additional shares would form a single series together with all previously issued shares of Series A Preferred Stock. In the event we issue additional shares of Series A Preferred Stock, we will cause a corresponding number of additional depositary shares to be issued.

Ranking	The Series A Preferred Stock underlying the depositary shares will rank, as to dividend rights and rights upon our liquidation, dissolution or winding up:

(1)

Senior to all classes or series of our common stock and to all other equity securities issued by us other than any equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock;

(2)

Junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

(3)

Effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends	We will pay cumulative cash dividends on the Series A Preferred Stock, when and as declared by our Board of Directors, at the rate of 10% of the $25,000.00 liquidation preference ($25.00 per depositary share) per year (equivalent to $2.50 per depositary share).

Dividends will be payable quarterly in arrears, on or about the last day of January, April, July and October, beginning on or about

April 30, 2021; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day, and no interest, additional dividends or other sums will accumulate. Dividends will accumulate and be cumulative from, and including, the date of original issuance, which is expected to be December 22, 2020. Dividends on the Series A Preferred Stock underlying the depositary shares will continue to accumulate whether or not (i) any of our agreements prohibit the current payment of dividends, (ii) we have earnings or funds legally available to pay the dividends, or (iii) our Board of Directors does not declare the payment of the dividends.

Liquidation Preference	The liquidation preference of each share of Series A Preferred Stock is $25,000.00 ($25.00 per depositary share). Upon liquidation, Series A preferred shareholders will be entitled to receive the liquidation preference with respect to their shares of Series A Preferred Stock plus an amount equal to accumulated but unpaid dividends with respect to such shares. See “Description of Capital Stock and Securities Offered — Liquidation Preference” on page 108 of this prospectus.

Optional Redemption	We may not redeem the Series A Preferred Stock underlying the depositary shares prior to the fifth anniversary of the date of issuance, except as described below under “Special Optional Redemption.” At any time on or after such fifth anniversary, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, by paying $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of depositary shares representing the shares redeemed. We refer to this redemption as an “optional redemption.”

Special Optional Redemption	Upon the occurrence of a Delisting Event (as defined below), we may, at our option, redeem the Series A preferred stock, in whole or in part, within 90 days after the first date on which such Delisting Event occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of depositary shares representing the shares redeemed.

A “Delisting Event” occurs when, after the original issuance of Series A Preferred Stock, both (i) the shares of Series A Preferred Stock (or the depositary shares) ceases to be listed on the NYSE, the NYSE American LLC, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC, or the Nasdaq Stock Market, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is still outstanding.

Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock underlying the depositary shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash, at a redemption price of $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accrued and unpaid dividends to, but not including, the date of redemption, and the depositary will redeem a proportional number of depositary shares representing the shares redeemed.

A “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity), has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American LLC, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the the NYSE, the NYSE American LLC, or the Nasdaq Stock Market.

We refer to redemption following a Delisting Event or Change of Control as a “special optional redemption.” If, prior to the Delisting Event Conversion Date or the Change of Control Conversion Date, as applicable, we have provided or provide notice of exercise of any of our redemption rights relating to the Series A Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of depositary shares representing interests in the Series A Preferred Stock will not have the conversion right described below.

Conversion Rights

Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of depositary shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series A Preferred Stock) to direct the depositary, on such holder’s behalf, to convert some or all of the Series A Preferred Stock underlying the depositary shares held by such holder on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable into a number of shares of our common stock (or equivalent value of alternative consideration) per depositary share equal to the lesser of:

•

the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividend will be included in this sum) by (2) the Common Stock Price (as defined herein); and

•	5.52486 (i.e., the Share Cap), subject to certain adjustments;

and subject, in each case, to the conditions described in this prospectus, including, under specified circumstances, an aggregate cap on the total number of shares of our common stock issuable upon conversion and to provisions for the receipt of alternative consideration.

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right or our optional redemption right, holders of depositary shares representing interests in the Series A Preferred Stock will not have any right to direct the depositary to convert the Series A Preferred Stock, and any Series A Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

Because each depositary share represents a 1/1000th interest in a share of the Series A Preferred Stock, the number of shares of common stock ultimately received for each depositary share will be equal to the number of shares of common stock received upon conversion of each share of Series A Preferred Stock divided by 1000. In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay the holder of depositary shares cash in lieu of such fractional shares.

For a definition of “Change of Control Conversion Right”, “Change of Control Conversion Date,” “Common Stock Price,” “Delisting

Event Conversion Right,” and “Delisting Event Conversion Date” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Delisting Event Conversion Right or Change of Control Conversion Right described above, see “Description of Capital Stock and Securities Offered — Conversion Rights.”

Except as provided above in connection with a Delisting Event or Change of Control, shares of the Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption	The Series A Preferred Stock underlying the depositary shares does not have any stated maturity date and is not subject to mandatory redemption at the option of the holder or any sinking fund. We are not required to set aside funds to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock and depositary shares will remain outstanding indefinitely unless we decide to redeem them pursuant to our optional redemption or special optional redemption rights, or they are converted in connection with a Delisting Event or Change of Control.

Limited Voting Rights	Holders of the depositary shares representing interests in the Series A Preferred Stock generally will have no voting rights. However, if we do not pay dividends on any outstanding shares of Series A Preferred Stock for six or more quarterly dividend periods (whether or not declared or consecutive), holders of depositary shares representing interests in the Series A Preferred Stock (voting separately as a class with all other outstanding series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors to our Board of Directors to serve until all unpaid dividends have been fully paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class. See “Description of Capital Stock and Securities Offered — Limited Voting Rights” beginning on page 115 of this prospectus. In any matter in which the Series A Preferred Stock may vote, each share of Series A Preferred Stock shall be entitled to one vote. As a result, each depositary share will be entitled to 1/1000th of a vote.

Use of Proceeds	We anticipate using the net proceeds from this offering primarily to continue to fund our growth, including future acquisitions and investments and for general corporate purposes. The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, including the timing and progress of our acquisition initiatives. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. See “Use of Proceeds.”

Listing	No current market exists for the depositary shares. We will apply to list the depositary shares on the NYSE under the symbol “ALTG PR A.” If the application is approved, we expect trading on the NYSE will commence within 30 days after the initial delivery of the depositary shares to the underwriters. We cannot assure you that our listing application will be approved within 30 days or at all.

Form	The depositary shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

Depositary	Continental Stock Transfer & Trust Company.

Risk Factors	An investment in the depositary shares involves significant risks. Please refer to “Risk Factors” beginning on page 13 and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in the depositary shares.

Material Federal Income Tax Considerations	Material federal income tax considerations of purchasing, owning and disposing of the depositary shares representing interests in the Series A Preferred Stock are summarized in “Material Federal Income Tax Considerations” in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to this Offering

There is no established market for the depositary shares and the market value of the depositary shares could be substantially affected by various factors.

The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares on the NYSE. Our listing application may not be approved by the NYSE. Further, even if approved for listing by the NYSE, an active trading market on the NYSE for the depositary shares may not develop or last, in which case the trading price of the depositary shares could be adversely affected. If an active trading market does develop on the NYSE, the depositary shares may trade at prices higher or lower than their initial offering price.

The trading price of the depositary shares would also depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	the number of holders of the depositary shares;

•	general economic and financial market conditions;

•	our financial condition, results of operations and prospects; and

•

the matters discussed in this prospectus under the captions “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 under the caption “Risk Factors.”

We have been advised by some of the underwriters that they intend to make a market in the depositary shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Series A Preferred Stock and the depositary shares rank junior to all of our indebtedness and other liabilities and are effectively junior to all indebtedness and other liabilities of our subsidiaries.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are and any future subsidiaries would be separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We and our subsidiaries have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series A Preferred Stock. We may incur additional indebtedness and become more highly leveraged in the future, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to our Series A Preferred Stock if we incur additional indebtedness. In addition, our existing credit arrangements include events of default which could result in acceleration of such indebtedness upon the occurrence of certain events, including failure to meet certain financial covenants.

Future offerings of debt or senior equity securities may adversely affect the market price of the depositary shares. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the depositary shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of the depositary shares will bear the risk of our future offerings reducing the market price of the depositary shares and diluting the value of their holdings in us.

We may not be able to pay dividends on the Series A Preferred Stock if we have insufficient cash or available ‘surplus’ as defined under Delaware law to make such dividend payments.

Our ability to pay cash dividends on the Series A Preferred Stock requires us to have either net profits or positive net assets (total assets less total liabilities) over our capital, and that we have sufficient working capital in order to be able to pay our debts as they become due in the usual course of business. Our ability to pay dividends may also be impaired if any of the risks described in this prospectus, including the documents incorporated by reference herein, were to occur. Also, payment of our dividends depends upon our financial condition and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock, if any, and preferred stock, including the Series A Preferred Stock to pay our indebtedness or to fund our other liquidity needs.

We may issue additional shares of the Series A Preferred Stock and additional series of preferred stock that rank on a parity with the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are allowed to issue additional shares of Series A Preferred Stock and additional series of preferred stock that would rank on a parity with the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our articles of incorporation and the certificate of designation for the Series A Preferred Stock without any vote of the holders of the Series A Preferred Stock. Our certificate of incorporation authorize us to issue up to 1,000,000 shares of preferred stock in one or more series on terms determined by our Board of Directors. Prior to this offering, we have no outstanding series of preferred stock. However, the use of depositary shares enables us to issue significant amounts of preferred stock, notwithstanding the number of shares authorized by our certificate of incorporation. The issuance of additional shares of Series A Preferred Stock and additional series of parity preferred stock could have the effect of reducing the amounts available to the Series A Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

In addition, although holders of the depositary shares are entitled to limited voting rights, as described in “Description of Capital Stock and Securities Offered — Limited Voting Rights,” with respect to such matters, the holders of the depositary shares will vote separately as a class along with all other outstanding series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of the depositary shares may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of parity preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the depositary shares and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us. Such issuances may also reduce or eliminate our ability to pay dividends on our common stock.

As a holder of depositary shares representing interests in the Series A Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of depositary shares will be limited. Our common stock is the only class of our securities that carries full voting rights. Voting rights for holders of depositary shares will exist primarily with respect to the ability to elect (together with the holders of other outstanding series of our preferred stock, or depositary shares representing interests in our preferred stock, or additional series of preferred stock we may issue in the future and upon which similar voting rights have been or are in the future conferred and are exercisable) two additional directors to our Board of Directors in the event that six quarterly dividends (whether or not declared or consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our articles of incorporation or certificate of designation (in some cases voting together with the holders of other outstanding series of our preferred stock as a single class) that materially and adversely affect the rights of the holders of depositary shares representing interests in the Series A Preferred Stock (and other series of preferred stock, as applicable) or create additional classes or series of our stock that are senior to the Series A Preferred Stock, provided that in any event adequate provision for redemption has not been made. Other than the limited circumstances described in this prospectus, holders of depositary shares will not have any voting rights. See “Description of Capital Stock and Securities Offered — Limited Voting Rights.”

The depositary shares have not been rated.

The Series A Preferred Stock and the depositary shares have not been rated and may never be rated. It is possible, however, that one or more rating agencies might independently decide to assign a rating to the depositary shares or that we may elect to obtain a rating of the depositary shares in the future. Furthermore, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the depositary shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for, or the market value of, the depositary shares.

Ratings reflect the views of the issuing rating agency or agencies, and such ratings could at any time be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency or agencies. Furthermore, a rating is not a recommendation to purchase, sell or hold any particular security, including the depositary shares. Ratings do not reflect market prices or the suitability of a security for a particular investor, and any future rating of the depositary shares may not reflect all risks related to us and our business, or the structure or market value of the depositary shares.

The conversion feature may not adequately compensate you, and the conversion and redemption features of the Series A Preferred Stock and the depositary shares may make it more difficult for a party to take over our company and may discourage a party from taking over our company.

Upon the occurrence of a Delisting Event or Change of Control, holders of the depositary shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the Series A Preferred Stock) to direct the depositary to convert some or all of the Series A Preferred Stock underlying their depositary shares into our common stock (or equivalent value of alternative consideration), and under these circumstances we will also have a special optional redemption right to redeem the Series A Preferred Stock. See “Description of Capital Stock and Securities Offered — Conversion Rights” and “— Special Optional Redemption.” Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of shares of Series A Preferred Stock converted. If the Common Stock Price is less than $4.525 (which is approximately 50% of the closing sale price per share of our common stock on December 16, 2020), subject to adjustment, the holders will receive a maximum of shares of our common stock per depositary share, which may result in a holder receiving value that is less than the liquidation preference of the depositary shares. In addition, those features of the Series

A Preferred Stock and depositary shares may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide the holders of our common stock and depositary shares representing interests in the Series A Preferred Stock with the opportunity to realize a premium over the then-current market price or that shareholders may otherwise believe is in their best interests.

The market price of the depositary shares could be substantially affected by various factors.

The market price of the depositary shares will depend on many factors, which may change from time to time, including:

•	sales or potential sales of substantial amounts of our depositary shares;

•	developments concerning our largest customers, any or all of which could effectively terminate our services at any time;

•	developments concerning our major OEM suppliers;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	prevailing interest rates, increases in which may have an adverse effect on the market price of the depositary shares;

•	trading prices of similar securities;

•	our history of timely distribution payments on the depositary shares;

•	the annual yield from distributions on the depositary shares as compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	government action or regulation;

•	the financial condition, performance and prospects of us and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

•	our issuance of additional preferred equity or debt securities; and

•	actual or anticipated variations in quarterly operating results of us and our competitors; and

•	the ongoing impact of the global COVID-19 pandemic.

As a result of these and other factors, investors who purchase the depositary shares in this offering may experience a decrease, which could be substantial and rapid, in the market price of the depositary shares, including decreases unrelated to our operating performance or prospects.

We have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes, including including funding future acquisitions and investments, repaying indebtedness, capital expenditures and funding working capital. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline.

Market interest rates may materially and adversely affect the value of the Series A Preferred Stock.

One of the factors that influences the price of the Series A Preferred Stock is the dividend yield on the Series A Preferred Stock (as a percentage of the market price of the Series A Preferred Stock) relative to market interest rates. Continued increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Stock to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series A Preferred Stock to materially decrease.

Holders of Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders (as defined below in the “Material U.S. Federal Income Tax Consequences” section) on the Series A Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders on the Series A Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Series A Preferred Stock with respect to any fiscal year fail to be treated as dividends for U.S. federal income tax purposes, corporate U.S. holders would be unable to use the dividends-received deduction and non-corporate U.S. holders may not be eligible for the preferential tax rates applicable to “qualified dividend income” and generally would be required to reduce their tax basis in the Series A Preferred Stock by the extent to which the distribution is not treated as a dividend. See the “Material U.S. Federal Income Tax Consequences” section for additional information.

You may be subject to tax if we make or fail to make certain adjustments to the Conversion Rate of the Series A Preferred Stock even though you do not receive a corresponding cash dividend.

The Conversion Rate (as defined in “Description of Capital Stock and Securities Offered — Conversion Rights”) for the Series A Preferred Stock is subject to adjustment in certain circumstances. A failure to adjust (or to adjust adequately) the Conversion Rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the Series A Preferred Stock. In April 2016, the Internal Revenue Service issued new proposed income tax regulations in regard to the taxability of changes in conversion rights that will apply to the Series A Preferred Stock when published in final form and may be applied to us before final publication in certain instances. See “Material U.S. Federal Income Tax Considerations.”

Our revenues, operating results and cash flows may fluctuate in future periods, and we may fail to meet investor expectations, which may cause the price of our Series A Preferred Stock to decline.

Variations in our quarterly and year-end operating results are difficult to predict, and our income and cash flows may fluctuate significantly from period to period. If our operating results fall below the expectations of investors or securities analysts, the price of our Series A Preferred Stock could decline substantially. Specific factors that may cause fluctuations in our operating results include:

The Series A Preferred Stock represents perpetual equity interests in us, and it has no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. As a result, the Series A Preferred Stock will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series A Preferred Stock may be required to bear the financial risks of an investment in the Series A Preferred Stock for an indefinite period of time. In addition, the Series A Preferred Stock will rank junior to all our current and future indebtedness and other liabilities. The Series A Preferred Stock will also rank junior to any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

Risks Relating to the Company’s Business and Industry

The Company’s business could be adversely affected by declines in construction and industrial activities, or a downturn in the economy in general, which could lead to decreased demand for equipment, depressed equipment rental rates and lower sales prices, resulting in a decline in the Company’s revenues, gross margins and operating results.

The Company’s equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activities, or the economy in general, may lead to a decrease in the demand for equipment or depress rental rates and the sales prices for the Company’s equipment. the Company’s business may also be negatively impacted, either temporarily or long-term, by:

•	a reduction in spending levels by customers;

•	unfavorable credit markets affecting end-user access to capital;

•	adverse changes in federal, state and local government infrastructure spending;

•	an increase in the cost of construction materials;

•	adverse weather conditions or natural disasters which may affect a particular region;

•	a prolonged shutdown of the U.S. government;

•	an increase in interest rates;

•	terrorism or hostilities involving the United States; or

•	the ongoing impact of the global COVID-19 pandemic.

Unfavorable conditions or disruptions in the capital and credit markets may adversely impact business conditions and the availability of credit.

Disruptions in the global capital and credit markets as a result of an economic downturn, economic uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect the Company’s customers’ ability to access capital and could adversely affect the Company’s access to liquidity needed for business in the future. Additionally, unfavorable market conditions may depress demand for the Company’s products and services or make it difficult for the Company’s customers to obtain financing and credit on reasonable terms. Unfavorable market conditions also may cause more of the Company’s customers to be unable to meet their payment obligations to the Company, increasing delinquencies and credit losses. If the Company is unable to manage credit risk or customer risk adequately, the Company’s credit losses could increase above historical levels and the Company’s operating results would be adversely affected. the Company’s suppliers may also be adversely impacted by unfavorable capital and credit markets, causing disruption or delay of product availability. These events could negatively impact the Company’s business, financial position, results of operations and cash flows.

The Company’s inability to forecast trends accurately may adversely impact the Company’s business and financial condition.

An economic downturn or economic uncertainty makes it difficult for the Company to forecast trends, which may have an adverse impact on the Company’s business and financial condition. Uncertainty regarding future equipment product demand could cause the Company to maintain excess equipment inventory and increase the Company’s equipment inventory carrying costs. Alternatively, this forecasting difficulty could cause a shortage of equipment for sale or rental that could result in an inability to satisfy demand for the Company’s products and a loss of market shares.

The Company’s substantial indebtedness could adversely affect the Company’s financial condition.

The Company has, and will continue to have, a significant amount of indebtedness outstanding. The Company’s indebtedness may result in important consequences, such as:

•	increasing the Company’s vulnerability to general adverse economic, industry and competitive conditions;

•

requiring the Company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limiting the Company’s flexibility in planning for, or reacting to, changes in the Company’s business and the industry in which it operates;

•	placing the Company at a competitive disadvantage compared to its competitors that have less debt; and

•	limiting the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

The Company expects to use cash flow from operations and borrowings under its credit facilities to meet its current and future financial obligations, including funding its operations, debt service and capital expenditures. The Company’s ability to make these payments depends on the Company’s future performance, which will be affected by financial, business, economic and other factors, many of which the Company cannot control. The Company’s business may not generate sufficient cash flow from operations in the future, which could result in the Company’s being unable to repay indebtedness, or to fund other liquidity needs. If the Company does not have enough capital, it may be forced to reduce or delay its business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of its debt. The Company cannot make any assurances that it will be able to accomplish any of these alternatives on terms acceptable to it, or at all. In addition, the Company’s current and future credit arrangements may limit the Company’s ability to pursue any of these alternatives.

The Company may not be able to generate sufficient cash to service all of the Company’s indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.

The Company’s ability to make scheduled debt payments depends on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond the Company’s control. The Company cannot make assurances that we will maintain a level of cash flows from operating activities sufficient to permit it to pay scheduled payments of principal and interest on the Company’s indebtedness. In the absence of adequate operating performance, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The Company may not be able to consummate those dispositions, and any proceeds it does receive from a disposition may not be adequate to meet any debt service obligations then due.

If the Company’s cash flows and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance its indebtedness.

The agreements governing credit facilities restrict the Company’s business and its ability to engage in certain corporate and financial transactions.

The agreements governing the credit facilities contain certain covenants that, among other things, restrict or limit the Company’s and its restricted subsidiaries’ ability to:

•	incur more debt;

•	pay dividends, including dividends on the Series A Preferred Stock, and make distributions;

•	make investments;

•	repurchase stock;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale and lease-back transactions;

•	merge or consolidate; and

•	transfer and sell assets.

Events beyond the Company’s control can affect its ability to meet these financial conditions tests and to comply with other provisions governing the Company’s credit facilities. The Company’s failure to comply with obligations under the agreements may result in an event of default. A default, if not cured or waived, may permit acceleration of this indebtedness and the Company’s other indebtedness. The Company may not be able to remedy these defaults. If the Company’s indebtedness is accelerated, it may not have sufficient funds available to pay the accelerated indebtedness and may not have the ability to refinance the accelerated indebtedness on terms favorable to the Company or at all.

The Company’s business could be hurt if it is unable to obtain additional capital as required, resulting in a decrease in the Company’s revenues and profitability. In addition, the Company’s inability to refinance its indebtedness on favorable terms, or at all, could materially and adversely affect the Company’s liquidity and its ongoing results of operations.

The cash that the Company generates from its business, together with cash that it may borrow, if credit is available, may not be sufficient to fund the Company’s capital requirements. The Company may require additional financing to obtain capital for, among other purposes, purchasing equipment, completing acquisitions, establishing new locations and refinancing existing indebtedness. Any additional indebtedness that the Company incurs will make it more vulnerable to economic downturns and limit the Company’s ability to withstand competitive pressures. Moreover, the Company may not be able to obtain additional capital on acceptable terms, if at all. If it is unable to obtain sufficient additional financing in the future, the Company’s business could be adversely affected by reducing its ability to increase revenues and profitability.

In addition, the Company’s ability to refinance indebtedness will depend in part on the Company’s operating and financial performance, which, in turn, is subject to prevailing economic conditions and to financial, business, legislative, regulatory and other factors beyond the Company’s control. In addition, prevailing interest rates or other factors at the time of refinancing could increase the Company’s interest expense. A refinancing of the Company’s indebtedness could also require it to comply with more onerous covenants and further restrict the Company’s business operations. the Company’s inability to refinance the Company’s indebtedness or to do so upon attractive terms could materially and adversely affect the Company’s business, prospects, results of operations, financial condition and cash flows, and make it vulnerable to adverse industry and general economic conditions.

The Company’s revenue and operating results may fluctuate, which could result in a decline in the Company’s profitability and make it more difficult for the Company to grow its business.

The Company’s revenue and operating results may vary from quarter to quarter any by season. Periods of decline could result in an overall decline in profitability and make it more difficult for the Company to make payments on its indebtedness and grow the Company’s business. We expect the Company’s quarterly results to fluctuate in the future due to a number of factors, including:

•	general economic conditions in the markets where we operate;

•	the cyclical nature of the Company’s customers’ business, particularly the Company’s construction customers;

•	seasonal sales and rental patterns of the Company’s construction customers;

•	changes in the size of the Company’s rental fleet and/or in the rate at which it sells its used equipment from the fleet;

•	changes in corporate spending or changes in government spending for infrastructure projects;

•	changes in interest rates and related changes in the Company’s interest expense and the Company’s debt service obligations;

•	the effectiveness of integrating acquired businesses and new start-up locations; and

•	timing of acquisitions and new location openings and related costs.

In addition, the Company incurs various costs when integrating newly acquired businesses or opening new start-up locations, and the profitability of a new location is generally expected to be lower in the initial months of operation.

The Company may not be able to identify or complete transactions with attractive acquisition candidates. Future acquisitions may result in significant transaction expenses and the Company may involve significant costs. The Company may experience integration and consolidation risks associated with future acquisitions.

An important element of the Company’s growth strategy is to selectively pursue on an opportunistic basis acquisitions of additional businesses, in particular rental companies that complement the Company’s existing business and footprint. The success of this element of the Company’s growth strategy depends, in part, on selecting strategic acquisition candidates at attractive prices and effectively integrating their businesses into the Company’s own, including with respect to financial reporting and regulatory matters. The Company cannot assure you that it will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions, including financing alternatives.

The Company may not have sufficient management, financial and other resources to integrate and consolidate any future acquisitions. Any significant diversion of management’s attention or any major difficulties encountered in the integration of the businesses the Company acquire could have a material adverse effect on the Company’s business, financial condition or results of operations, which could decrease the Company’s profitability and make it more difficult for the Company to grow its business. Among other things, these integration risks could include:

•	the loss of key employees;

•	the disruption of operations and business;

•	the retention of the existing clients and the retention or transition of customers and vendors;

•	the integration of corporate cultures and maintenance of employee morale;

•	inability to maintain and increase competitive presence;

•	customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from the Company’s regular operations;

•	integration of financial reporting and regulatory reporting functions; and/or

•	potential unknown liabilities.

In addition, general economic conditions or unfavorable capital and credit markets could affect the timing and extent to which the Company can successfully acquire or integrate new businesses, which could limit the Company’s revenues and profitability.

The Company is subject to competition, which may have a material adverse effect on the Company’s business by reducing the Company’s ability to increase or maintain revenues or profitability.

The equipment rental and retail distribution industries are highly competitive and the equipment rental industry is highly fragmented. Many of the markets in which the Company operates are served by a large number of competitors, ranging from national and multi-regional equipment rental companies to small, independent businesses with a limited number of locations. Some of the Company’s competitors have significantly greater financial, marketing and other resources than the Company does, and may be able to reduce rental rates or sales prices. The Company may encounter increased competition from existing competitors or new market entrants in the future, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may not be able to facilitate its growth strategy by identifying and opening start-up locations, which could limit the Company’s revenues and profitability.

An element of the Company’s growth strategy is to selectively identify and implement start-up locations in order to add new customers. The success of this element of the Company’s growth strategy depends, in part, on identifying strategic start-up locations. The Company cannot be sure that it will be able to identify attractive start-up locations, and opening start-up locations may involve significant costs and limit the Company’s ability to expand its operations.

The Company may not have sufficient management, financial and other resources to successfully operate new locations. Any significant diversion of management’s attention or any major difficulties encountered in the locations that the Company opens in the future could have a material adverse effect on the Company’s business, financial condition or results of operations, which could decrease the Company’s profitability and make it more difficult for the Company to grow its business.

The Company purchases a significant amount of its equipment from a limited number of manufacturers. Termination of one or more of the Company’s relationships with any of those manufacturers could have a material adverse effect on the Company’s business, as it may be unable to obtain adequate or timely rental and sales equipment.

The Company purchases most of its rental and sales equipment from leading, nationally-known original equipment manufacturers. Approximately 58% of the Company’s rental and sales equipment is purchased from four major manufacturers (Yale, Hyster, Volvo, and JCB). Although the Company believes that it has alternative sources of supply for the rental and sales equipment it purchases in each of its core product categories, termination of one or more of the Company’s relationships with any of these major suppliers could have a material adverse effect on the Company’s business, financial condition or results of operations if it were unable to obtain adequate or timely rental and sales equipment.

The Company’s suppliers of new equipment may appoint additional distributors, sell directly or unilaterally terminate the Company’s distribution agreements, which could have a material adverse effect on the Company’s business due to a reduction of, or inability to increase, the Company’s revenues.

The Company is a distributor of new equipment and parts supplied by leading, nationally-known suppliers. Under the Company’s distribution agreements with these suppliers, manufacturers generally retain the right to appoint additional dealers and sell directly to national accounts and government agencies. The Company has distribution agreements with the Company’s equipment suppliers, it operates under the Company’s established course of dealing with the suppliers and is subject to applicable state laws regarding such relationships. In most instances, the suppliers may appoint additional distributors, elect to sell to customers directly or unilaterally terminate distribution agreements with the Company at any time without cause. Any such actions could have a material adverse effect on the Company’s business, financial condition and results of operations due to a reduction of, or an inability to increase, the Company’s revenues.

The cost of new equipment that the Company sells or purchases for use in its rental fleet may increase and in some cases, the Company may not be able to procure new equipment on a timely basis due to supplier constraints.

The cost of new equipment from manufacturers that the Company sells or purchases for use in its rental fleet may increase as a result of increased raw material costs, including increases in the cost of steel, which is a primary material used in most of the equipment the Company uses, or due to increased regulatory requirements, such as those related to emissions. These increases could materially impact the Company’s financial condition or results of operations in future periods if the Company is not able to pass such cost increases through to the Company’s customers.

The Company’s rental fleet is subject to residual value risk upon disposition.

The market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including: the market price for new equipment of a like kind; wear and tear on the equipment relative to its age; worldwide and domestic demands for used equipment; the supply of used equipment on the market; and general economic conditions.

Any significant decline in the selling prices for used equipment could have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

The Company incurs maintenance and repair costs associated with its rental fleet equipment that could have a material adverse effect on its business in the event these costs are greater than anticipated.

As the Company’s fleet of rental equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time, generally increases. Determining the optimal age for the Company’s rental fleet equipment is based on subjective estimates made by the Company’s management team. The Company’s future operating results could be adversely affected because the Company’s maintenance and repair costs may be higher than estimated and market values of used equipment may fluctuate.

Security breaches and other disruptions in the Company’s information technology systems, including the Company’s customer relationship management system, could limit the Company’s capacity to effectively monitor and control its operations, compromise its or its customers’ and suppliers’ confidential information or otherwise adversely affect the Company’s operating results or business reputation.

The Company’s information technology systems, some of which are managed by third parties, facilitate the Company’s ability to monitor and control the Company’s operations and adjust to changing market conditions, including processing, transmitting, storing, managing and supporting a variety of business processes, activities and information. Further, as the Company pursues its growth strategy it is also expanding and improving its information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. Any disruption in any of these systems, including the Company’s customer management system, or the failure of any of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect the Company’s operating results by limiting the Company’s capacity to effectively monitor and control the Company’s operations and adjust to changing market conditions.

The Company collects and stores sensitive data, including proprietary business information and the proprietary business information of the Company’s customers and suppliers, in data centers and on information technology networks, including cloud-based networks. The secure operation of these information technology networks and the processing and maintenance of this information is critical to the Company’s business operations and strategy. Despite security measures and business continuity plans, the Company’s information technology networks and infrastructure may be vulnerable to damage, disruptions or shutdowns due to attacks by cyber criminals or breaches due to employee error or malfeasance or other disruptions during the process of upgrading or replacing computer software or hardware, power outages, computer viruses, telecommunication or utility failures, terrorist acts or natural disasters or other catastrophic events. The growing use and rapid evolution of technology, including mobile devices, has heightened the risk of unintentional data breaches or leaks. The occurrence of any of these events could compromise the Company’s networks, and the information stored there could be accessed, publicly disclosed, lost or stolen. In addition, the Company may need to invest additional resources to protect the security of the Company’s systems or to comply with evolving privacy, data security, cybersecurity and data protection laws applicable to the Company’s business.

Any failure to effectively prevent, detect and/or recover from any such access, disclosure or other loss of information, or to comply with any such current or future law related thereto, could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations, and damage the Company’s reputation, which could adversely affect the Company’s business.

Fluctuations in fuel costs or reduced supplies of fuel could harm the Company’s business.

The Company could be adversely affected by limitations on fuel supplies or significant increases in fuel prices that result in higher costs to the Company for transporting equipment from one branch to another branch or one region to another region. A significant or protracted disruption of fuel supplies could have an adverse effect on the Company’s financial condition and results of operations.

The Company is dependent on key personnel. A loss of key personnel could have a material adverse effect on the Company’s business, which could result in a decline in the Company’s revenues and profitability.

The Company’s success is dependent, in part, on the experience and skills of the Company’s management team. Competition for top management talent within the Company’s industry is generally significant. If the Company is unable to fill and keep filled all of the Company’s senior management positions, or if the Company loses the services of any key member of the Company’s senior management team and is unable to find a suitable replacement in a timely manner, the Company may be challenged to effectively manage its business and execute its strategy.

If the Company fails to maintain an effective system of internal controls, the Company may not be able to accurately report financial results or prevent fraud.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm the Company’s business. If the Company fails to maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, the Company could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation.

In addition, failure to maintain effective internal controls could result in financial statements that do not accurately reflect the Company’s financial condition or results of operations. There can be no assurance that the Company will be able to maintain a system of internal controls that fully complies with the requirements of the Sarbanes-Oxley Act or that the Company’s management and independent registered public accounting firm will continue to conclude that the Company’s internal controls are effective.

The Company is exposed to various risks related to legal proceedings or claims that could adversely affect the Company’s operating results. The nature of the Company’s business exposes it to various liability claims, which may exceed the level of the Company’s insurance coverage resulting in the Company not being fully protected.

The Company is a party to lawsuits in the normal course of the Company’s business. Litigation in general can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Responding to lawsuits brought against the Company, or legal actions that the Company may initiate, can often be expensive and time-consuming. Unfavorable outcomes from these claims and/or lawsuits could adversely affect the Company’s business, results of operations, or financial condition, and the Company could incur substantial monetary liability and/or be required to change its business practices.

The Company’s business exposes it to claims for personal injury, death or property damage resulting from the use of the equipment it rents or sells and from injuries caused in motor vehicle accidents in which the Company’s delivery and service personnel are involved and other employee related matters. Additionally, the Company could be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal, state or local levels, such as those relating to the protection of persons with disabilities, employment, health, safety, security and other regulations under which the Company operates.

The Company carries comprehensive insurance, subject to deductibles, at levels it believes are sufficient to cover existing and future claims made during the respective policy periods. However, the Company may be exposed to multiple claims, and, as a result, could incur significant out-of-pocket costs before reaching the deductible amount which could adversely affect the Company’s financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly upon renewal of those policies as a result of general rate increases for the type of insurance the Company carries as well as the Company’s historical experience and experience in the Company’s industry. Although the Company has not experienced any material losses that were not covered by insurance, the Company’s existing or future claims may exceed the coverage level of the Company’s insurance, and such insurance may not continue to be available on economically reasonable terms, or at all. If the Company is required to pay significantly higher premiums for insurance, is not able to maintain insurance coverage at affordable rates or if it must pay amounts in excess of claims covered by the Company’s insurance, the Company could experience higher costs that could adversely affect the Company’s financial condition and results of operations.

Labor disputes could disrupt the Company’s ability to serve its customers and/or lead to higher labor costs.

The Company has approximately 363 employees who are covered by a collective bargaining agreement and approximately 1,566 employees who are not represented by unions or covered by collective bargaining agreements. Various unions periodically seek to organize certain of the Company’s nonunion employees. Union organizing efforts or collective bargaining negotiations could potentially lead to work stoppages and/or slowdowns or strikes by certain of the Company’s employees, which could adversely affect the Company’s ability to serve its customers. Further, settlement of actual or threatened labor disputes or an increase in the number of the Company’s employees covered by collective bargaining agreements can have unknown effects on the Company’s labor costs, productivity and flexibility.

The Company has operations throughout the United States, which exposes it to multiple federal, state and local regulations. Changes in applicable law, regulations or requirements, or the Company’s material failure to comply with any of them, can increase the Company’s costs and have other negative impacts on the Company’s business.

The Company’s 51 branch locations in the United States are located in 11 different states, which exposes it to different federal, state and local regulations. These laws and requirements address multiple aspects of the Company’s operations, such as worker safety, consumer rights, privacy, employee benefits and more, and can often have different requirements in different jurisdictions. Changes in these requirements, or any material failure by the Company’s branches to comply with them, could increase the Company’s costs, affect its reputation, limit its business, drain management’s time and attention or otherwise, generally impact its operations in adverse ways.

The Company could be adversely affected by environmental and safety requirements, which could force it to increase significant capital and other operational costs and may subject it to unanticipated liabilities.

The Company’s operations, like those of other companies engaged in similar businesses, require the handling, use, storage and disposal of certain regulated materials. As a result, the Company is subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. The Company is subject to potentially significant civil or criminal fines or penalties if it fails to comply with any of these requirements. The Company has made and will continue to make capital and other expenditures in order to comply with these laws and regulations, but the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on the Company’s business, financial condition and results of operations.

Environmental laws also impose obligations and liability for the cleanup of properties affected by hazardous substance spills or releases. These liabilities can be imposed on the parties generating or disposing of such substances or the operator of the affected property, often without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous substances. Accordingly, the Company may become liable, either contractually or by operation of law, for remediation costs even if a contaminated property is not currently owned or operated by the Company, or if the contamination was caused by third parties during or prior to the Company’s ownership or operation of the property. Given the nature of the Company’s operations (which involve the use of petroleum products, solvents and other hazardous substances for fueling and maintaining the Company’s equipment and vehicles), there can be no assurance that prior site assessments or investigations have identified all potential instances of soil or groundwater contamination. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities, which may be material.

Changes in U.S. trade policies could significantly reduce the volume of imported goods into the United States, which may materially reduce truck freight volume in the United States and the Company’s sales.

The current presidential administration and members of the U.S. Congress have made public statements indicating possible significant changes in U.S. trade policy and have taken certain actions that may impact U.S. trade, including imposing tariffs on certain goods imported into the United States. Any changes in U.S. trade policy could trigger retaliatory actions by affected countries, resulting in “trade wars,” in increased costs for goods imported into the United States, which may reduce customer demand for these products if the parties having to pay those tariffs increase their prices, or in trading partners limiting their trade with the United States. If these consequences are realized, the volume of economic activity in the United States, including trucking freight volume, may be materially reduced. Such a reduction may materially and adversely affect the Company’s sales and the Company’s business. Further, the realization of these matters may increase the Company’s cost of goods and, if those costs cannot be passed on to the Company’s customers, the Company’s business and profits may be materially and adversely affected.

The impact of the COVID-19 outbreak, or similar global health concerns, could negatively impact our operations, supply chain and customer base.

The Company’s financial condition and results of operations has been adversely affected and may continue to be adversely affected by public health issues, including epidemics or pandemics such as COVID-19. We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the global outbreak of COVID-19.

The impact of the COVID-19 pandemic has created significant volatility in the global economy and led to reduced economic activity. On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Subsequent to this characterization international, federal, state, and local public health and governmental authorities have taken extraordinary measures to contain and combat the outbreak and spread of COVID-19. These actions include travel restrictions, local quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to drastically reduce or cease customary operations.

The pandemic has resulted, and may continue to result, in significant economic disruption that has and may likely continue to adversely affect our business.

In mid-March, the Company started to see a slowdown in its business activity, initially and primarily in the automotive industry and in the state of Michigan due to its customers being impacted by the COVID-19 pandemic. This slowdown reached its most acute level midway through the second quarter. In mid-May as state and local officials began easing quarantine and “stay at home” orders we saw an increase in business activity levels that continued to trend positively through the remainder of the second quarter. While business activity levels stabilized in the third quarter to near pre-COVID levels, with the exception of our rental fleet utilization which continues to lag 2019 levels, as of the time of this filing, we are unable to predict the exact impact the COVID-19 pandemic will have on our business in fourth quarter of 2020 and into 2021. COVID-19’s impact on our fourth quarter of 2020 and 2021 financial results and beyond will depend on future developments, such as the duration and scope of outbreaks and the potential for future “shelter in place” orders that could impact our employees, customers and suppliers. Although we’ve seen improvements in business activity in the third quarter of 2020 when compared to the second quarter of 2020, we expect our full year 2020 results to be adversely affected by COVID-19. Specifically, if there is a resurrection of the “stay at home” restrictions in the fourth quarter of 2020, our business and financial performance would likely be negatively impacted.

Nevertheless, we are able to address our continuing response to the pandemic, and how COVID-19 may impact our results and financial condition going forward. Based on business conditions as of the date of this filing, the Company believes it has sufficient liquidity to fund operations for the foreseeable future so long as business conditions and economic activity remain at current levels. However, if there are future “shelter in place” orders or similar measures taken in the geographies where we operate and the demand for our products and services is adversely impacted, we may take additional actions to further reduce costs and/or seek additional financing.

USE OF PROCEEDS

The net proceeds from the sale of the depositary shares in this offering, after deducting the underwriting discount, the structuring fee and other estimated expenses of this offering payable by us, are estimated to be approximately $28,010,000 million (approximately $28,250,00 million if the underwriters’ option to purchase up to 10,000 additional depositary shares is exercised in full).

We anticipate using the net proceeds from this offering primarily to continue to fund our growth, including future acquisitions and investments and for general corporate purposes. The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, including the timing and progress of our acquisition initiatives for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness, capital expenditures and funding working capital. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

MARKET FOR OUR SECURITIES

Our common stock is traded on the NYSE under the symbol “ALTG.” Our public warrants are traded on the NYSE under the symbol “ALTG.WS.”

We will apply to list the depositary shares on the NYSE under the symbol “ALTG PR A.” If this application is approved, we expect trading in the depositary shares to commence within 30 days of the initial delivery of the depositary shares to the underwriters.

At November 30, 2020, there were 32 holders of record of our common stock and 19 holders of record of our warrants.

THE BUSINESS COMBINATION

This section describes the material provisions of the certain agreements entered into in connection with the business combination, but does not purpose to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Summary of the Business Combination

Upon the consummation of the business combination on February 14, 2020, Merger Sub merged with and into Alta Holdings, with Alta Holdings surviving the merger in accordance with the Michigan General Corporation Law as a wholly owned subsidiary of the Company. In connection with the Closing, the Company changed its name from “B. Riley Principal Merger Corp.” to “Alta Equipment Group Inc.” Unless the context otherwise requires, the “Company” refers to the registrant and its subsidiaries, including Alta and its subsidiaries, after the Closing, and “BRPM” refers to the registrant prior the Closing.

On February 11, 2020, the business combination was approved by the stockholders of BRPM at the special meeting. The business combination was completed on February 14, 2020. In connection with the business combination, 1,049,036 shares of the Company’s common stock were redeemed at a per share price of approximately $10.14. Upon the Closing, the Company had 29,511,359 shares of common stock outstanding, 16,884,213 of which were held by non-affiliates of the Company.

The aggregate consideration for the business combination was $403,000,000, consisting of (i) BRPM’s pay off of Alta’s existing gross debt in the amount of $314 million, (ii) approximately $13 million in cash to Alta Holdings’ existing shareholders and (iii) an aggregate of 7,600,000 shares of common stock valued at $10.00 per share issued to the Holders.

Immediately prior to the closing, pursuant to the forward purchase agreement, dated as of April 8, 2019, by and between the Company and BRPI, the Company issued to BRPI 2,500,000 shares of common stock for $10.00 per share, for an aggregate purchase price of $25,000,000, plus 1,250,000 warrants.

Immediately prior to the Closing, pursuant to the Subscription Agreements, the Company (i) issued to the PIPE investors an aggregate of 3,500,000 shares of common stock for $10.00 per share, for an aggregate purchase price of $35,000,000, plus an additional 178,947 inducement shares, and (ii) transferred to the PIPE investors an aggregate of 1,275,000 inducement warrants. In connection therewith, the Sponsor forfeited 178,947 shares of common stock to the Company for cancellation for no consideration and BRPI and the Sponsor transferred an aggregate of 1,275,000 warrants to the Company for no consideration.

In addition, immediately prior to the Closing, the Sponsor forfeited to the Company for cancellation for no consideration an aggregate of 1,470,855 additional shares of common stock.

Related Agreements

Registration Rights Agreement

In connection with the Closing, on February 14, 2020, the Company and Ryan Greenawalt, Robert Chiles, Anthony Colucci, Craig Brubaker, Alan Hammersley, Richard Papalia, Paul Ivankovics and Jeremy Cionca (collectively, the “Holders”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company committed to register for resale and did register for resale under the Securities Act of 1933, all of the shares of common stock that the Holders received pursuant to the Merger Agreement (collectively, the “Registrable Securities”). The Registrable Securities were registered for resale on a Form S-1 Registration Statement declared effective April 3, 2020.

Credit Agreements

On February 3, 2020, the Company entered into:

(i)

a Fifth Amended and Restated ABL First Lien Credit Agreement among the Company, Alta, Alta Enterprises, LLC, a Michigan limited liability company (“Alta Enterprises”), Alta Construction Equipment Illinois, LLC, a Michigan limited liability company (“Alta Construction IL”), Alta Heavy Equipment Services, LLC, a Michigan limited liability company (“Alta Heavy Equipment”), Alta Industrial Equipment Michigan, LLC, a Michigan limited liability company (“Alta Industrial MI”), Alta Construction Equipment, L.L.C., a Michigan limited liability company (“Alta Construction”), Alta Industrial Equipment Company, L.L.C., a Michigan limited liability company (“Alta Industrial Equipment”), NITCO, LLC, a Michigan limited liability company (“NITCO LLC”), Alta Construction Equipment Florida, LLC, a Michigan limited liability company (“Alta Construction FL”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “ABL Credit Agreement” and the facility thereunder, the “ABL Facility”);

(ii)

a Note Purchase Agreement, among the Company, Alta, Alta Enterprises, Alta Construction IL, Alta Heavy Equipment, Alta Industrial MI, Alta Construction, Alta Industrial Equipment, NITCO, Alta Construction FL, the purchasers party thereto, and U.S. Bank National Association, as Administrative Agent (the “Second Lien Note Purchase Agreement” and the loans thereunder, the “Second Lien Facility”); and

(iii)

a Fifth Amended and Restated Floor Plan First Lien Credit Agreement among the Company, Alta, Alta Enterprises, Alta Construction IL, Alta Heavy Equipment, Alta Industrial MI, Alta Construction, Alta Industrial Equipment, NITCO, Alta Construction FL, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Floor Plan Credit Agreement” and the facility thereunder, the “Floor Plan Facility”).

ABL Credit Agreement

The ABL Facility is an asset-based revolving loan facility that provides for borrowings of up to the lesser of $300 million or the borrowing base, in each case less outstanding loans and letters of credit. The ABL Credit Agreement became effective on February 14, 2020 (the date of such effectiveness, the “ABL Effective Date”). The ABL Facility has an expiration date of February 13, 2025.

Amounts outstanding, if any, under the ABL Facility bear interest at a rate per annum equal to, at the borrower’s option, either (i) (0.50)% from the ABL Effective Date until delivery of a financial certificate evidencing the average quarterly availability with respect to the fiscal quarter ending on March 31, 2020 and then thereafter, (0.25)% to (0.75)% subject to a pricing grid set forth in the ABL Credit Agreement (depending on the average quarterly availability) plus a CB Floating Rate (as defined in the ABL Credit Agreement) or (ii) 2.00% from the ABL Effective Date until delivery of a financial certificate evidencing the average quarterly availability with respect to the fiscal quarter ending on March 31, 2020 and then thereafter, 1.75% to 2.25% subject to a pricing grid set forth in the ABL Credit Agreement (depending on the average quarterly availability) plus the Adjusted LIBO Rate (as defined in the ABL Credit Agreement). Unused amounts under the ABL Facility incur an unused line fee of 0.25% per annum, payable in full on a quarterly basis.

The ABL Credit Agreement also contains financial covenants with respect to the Total Leverage Ratio (as defined in the ABL Credit Agreement), the First Lien Leverage Ratio (as defined in the ABL Credit Agreement), Second Lien Note Coverage Ratio (as defined in the ABL Credit Agreement) and a minimum Consolidated EBITDA (as defined in the ABL Credit Agreement) of $79 million for the fiscal year ended December 31, 2019. In addition, the ABL Credit Agreement requires us to maintain a fixed charge coverage ratio that is tested whenever excess availability (as defined in the ABL Credit Agreement) falls below a certain level. The fixed charge coverage ratio (as defined in the ABL Credit Agreement) requires the borrower to maintain a minimum ratio of Consolidated EBITDA (as defined in the ABL Credit Agreement) to the amount of its fixed charges for the twelve consecutive months prior to the date on which the ratio is tested.

Second Lien Note Purchase Agreement

The Second Lien Facility provides for borrowings in the amount of either $155 million or $165 million, as selected by the Company on the Second Lien Effective Date (as defined below). The Second Lien Facility became effective on February 14, 2020 (the date of such effectiveness, the “Second Lien Effective Date”). The Second Lien Facility has an expiration date of August 13, 2025.

Amounts outstanding under the Second Lien Facility bear interest at a rate per annum equal to, at the Company’s option, either (i) 7.00% plus the CB Floating Rate (as defined in the Second Lien Note Purchase Agreement) or (ii) 8.00% plus the Adjusted LIBO Rate (as defined in the Second Lien Note Purchase Agreement).

The Second Lien Note Purchase Agreement also contains financial covenants with respect to the Total Leverage Ratio (as defined in the Second Lien Note Purchase Agreement), the First Lien Leverage Ratio (as defined in the Second Lien Note Purchase Agreement), Book Value Ratio (as defined in the Second Lien Note Purchase Agreement) and a minimum Consolidated EBITDA (as defined in the Second Lien Note Purchase Agreement) of $79 million for the fiscal year ended December 31, 2019. In addition, the Second Lien Note Purchase Agreement requires us to maintain a fixed charge coverage ratio that is tested whenever “Availability” (as defined in the Second Lien Note Purchase Agreement) under the ABL Facility falls below a certain level. The fixed charge coverage ratio (as defined in the Second Lien Note Purchase Agreement) requires us to maintain a minimum ratio of Consolidated EBITDA (as defined in the Second Lien Note Purchase Agreement) to the amount of our fixed charges for the twelve consecutive months prior to the date on which the ratio is tested.

Floor Plan First Lien Credit Agreement

The Floor Plan Facility is an asset-based revolving loan facility related to the floor plan equipment that provides for borrowings of up to the lesser of $40 million or the borrowing base, in each case, less outstanding loans and letters of credit. The Floor Plan Credit Agreement became effective on February 14, 2020 (the date of such effectiveness, the “Floor Plan Effective Date”). The Floor Plan Facility has an expiration date of February 13, 2025.

Amounts outstanding, if any, under the Floor Plan Facility bear interest at a rate per annum equal to, at the borrower’s option, either (i) 0.25% from the Floor Plan Effective Date until delivery of a financial certificate evidencing Total Leverage Ratio (as defined in the Floor Plan Credit Agreement) with respect to the fiscal quarter ending on June 30, 2020 and then thereafter, (0.50)% to 0.50% subject to a pricing grid set forth in the Floor Plan Credit Agreement (depending on the Total Leverage Ratio (as defined in the Floor Plan Credit Agreement) plus an CB Floating Rate (as defined in the Floor Plan Credit Agreement)) or (ii) 2.75% from Floor Plan Effective Date until delivery of a financial certificate evidencing the average quarterly availability with respect to the fiscal quarter ending on June 30, 2020 and then thereafter, 2.00% to 3.00% subject to a pricing grid set forth in the Floor Plan Credit Agreement (depending on the Total Leverage Ratio as defined in the Floor Plan Credit Agreement) plus the Adjusted LIBO Rate (as defined in the Floor Plan Credit Agreement). Unused amounts under the Floor Plan Facility incur an unused line fee of 0.20% to 0.40% per annum, payable in full on a quarterly basis subject to a pricing grid set forth in the Floor Plan Credit Agreement.

The Floor Plan Credit Agreement also contains financial covenants with respect to the Total Leverage Ratio (as defined in the Floor Plan Credit Agreement), the First Lien Leverage Ratio (as defined in the Floor Plan Credit Agreement), Second Lien Note Coverage Ratio (as defined in the Floor Plan Credit Agreement) and a minimum Consolidated EBITDA (as defined in the Floor Plan Credit Agreement) of $79 million for the fiscal year ended December 31, 2020. In addition, the Floor Plan Credit Agreement requires us to maintain a fixed charge coverage ratio that is tested whenever excess availability, as defined in the Floor Plan Credit Agreement, falls below a certain level. The fixed charge coverage ratio (as defined in the Floor Plan Credit Agreement) requires us to maintain a minimum ratio of Consolidated EBITDA (as defined in the Floor Plan Credit Agreement) to the amount of our fixed charges for the twelve consecutive months prior to the date on which the ratio is tested.

Credit Agreements

The ABL Credit Agreement, the Second Lien Note Purchase Agreement and the Floor Plan Credit Agreement (collectively, the “Credit Agreements”) contain various customary covenants that limit or prohibit the Company’s ability to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay certain dividends on its capital stock or redeem, repurchase, retire or make distributions in respect of its capital stock or subordinated indebtedness or make certain other restricted payments; (iii) make certain loans, acquisitions, capital expenditures or investments; (iv) sell certain assets, including stock of its subsidiaries; (v) enter into certain sale and leaseback transactions; (vi) create or incur certain liens; (vii) consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of its assets; (viii) enter into certain transactions with its affiliates; and (ix) engage in certain business activities.

A violation of the covenants under any of the Credit Agreements may result in default or an event of default under the ABL Facility, Second Lien Loan Facility, or the Floor Plan Facility, as applicable (together, the “Facilities”). Upon the occurrence of an event of default under one or both of the Credit Agreements, the requisite lenders could elect to declare all amounts of such indebtedness outstanding to be immediately due and payable and terminate any commitments to extend further credit.

If the Company is unable to repay those amounts, the lenders under the applicable Credit Agreement may proceed against the collateral granted to them to secure such indebtedness. Substantially all of the Company’s assets are pledged as collateral under the Credit Agreements. If the lenders accelerate the repayment of borrowings, such acceleration would have a material adverse effect on its business, financial condition, results of operations or cash flows. Furthermore, cross-default provisions in the Credit Agreements provide that any default under any Credit Agreement or other significant debt agreements could trigger a cross-default under the ABL Credit Agreement, Second Lien Note Purchase Agreement or the Floor Plan Credit Agreement, as applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains “forward-looking statements” reflecting Alta’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors. Factors that could cause or contribute to such differences include, but are not limited to, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Alta assumes no obligation to update any of these forward-looking statements.

Recent Developments

The impact of the COVID-19 pandemic has created significant volatility in the global economy and led to reduced economic activity. On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Subsequent to this characterization international, federal, state, and local public health and governmental authorities have taken extraordinary measures to contain and combat the outbreak and spread of COVID-19. These actions include travel restrictions, local quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to drastically reduce or cease customary operations.

The pandemic has resulted, and may continue to result, in significant economic disruption that has and may likely continue to adversely affect our business.

In mid-March, the Company started to see a slowdown in its business activity, initially and primarily in the automotive industry and in the state of Michigan due to its customers being impacted by the COVID-19 pandemic. This slowdown reached its most acute level midway through the second quarter. In mid-May as state and local officials began easing quarantine and “stay at home” orders we saw an increase in business activity levels that continued to trend positively through the remainder of the second quarter. While business activity levels stabilized in the third quarter to near pre-COVID levels, with the exception of our rental fleet utilization which continues to lag 2019 levels, as of the time of this filing, we are unable to predict the exact impact the COVID-19 pandemic will have on our business in fourth quarter of 2020 and into 2021. COVID-19’s impact on our fourth quarter of 2020 and 2021 financial results and beyond will depend on future developments, such as the duration and scope of outbreaks and the potential for future “shelter in place” orders that could impact our employees, customers and suppliers. Although we’ve seen improvements in business activity in the third quarter of 2020 when compared to the second quarter of 2020, we expect our full year 2020 results to be adversely affected by COVID-19. Specifically, if there is a resurrection of the “stay at home” restrictions in the fourth quarter of 2020, our business and financial performance would likely be negatively impacted.

Nevertheless, we are able to address our continuing response to the pandemic, and how COVID-19 may impact our results and financial condition going forward. Based on business conditions as of the date of this filing, the Company believes it has sufficient liquidity to fund operations for the foreseeable future so long as business conditions and economic activity remain at current levels. However, if there are future “shelter in place” orders or similar measures taken in the geographies where we operate and the demand for our products and services is adversely impacted, we may take additional actions to further reduce costs and/or seek additional financing.

Remote Work Arrangements

In late March 2020, in compliance with the directives of government authorities in the state and local geographic areas in which we have operations, we adjusted our operations to permit virtually all of our sales and back office employees to work remotely. In late second quarter of 2020, we phased in a return to more normalize working conditions as state or local governments began lifting restrictions. Despite the lifting of certain restrictions, Alta continues to adhere to government issued guidelines and promote a clean and safe environment in all of its branch locations. Where and when applicable, certain non-revenue producing business functions have been able to operate via remote work arrangements which have been designed to allow for the continued operation of our business while allowing employees to work virtually.

Liquidity

Although we were deemed an “essential” business in all of our geographies, many of our customers were drastically impacted by COVID-19 in the second quarter of 2020, which led to an adverse effect on the Company’s financial performance in the quarter.

Despite the relative reduction in revenues in the second quarter and in order to preserve our liquidity, our senior executive officers volunteered to accept pay reductions, we implemented an employee furlough program and took various other cost savings measures to prioritize preserving our liquidity position. We believe the measures we took were prudent and successful in helping to preserve our liquidity position. As business conditions and customer demand returned to more normalized levels, many of these cost savings measures and furlough programs were removed and eliminated in the third quarter. While our sales and services related operations are performing at near pre-COVID levels, our rental fleet utilization has lagged pre-COVID performance which prevented the Company from generating an optimal level of cash flow commensurate with pre-COVID levels in the third quarter. The Company will continue to monitor utilization and, in-turn, rationalize rental fleet levels to match expected demand in the fourth quarter of 2020 and through the end of COVID-19 pandemic. Additionally, we believe that the acquisitions and investments made in the second and third quarters of 2020 expand our service capabilities, geographic reach, end market diversification and product offerings; each of which ultimately strengthens our resiliency to economic shocks and will help to preserve liquidity over the long term. After considering current business conditions, we believe we have sufficient liquidity to fund our operations as we work through the COVID-19 recovery. Our Board of Directors and management team continues to monitor and evaluate the continuing impacts of the COVID-19 pandemic on our business and operations, to the extent business conditions regress from current levels we may take additional actions to further reduce costs and/or seek additional financing to bolster our liquidity position.

Safety Protocols

We have established new safety protocols intended to help protect the health and safety of our workforce as many of them have continued to provide services to our customers in the field or within our branch infrastructure during the COVID-19 outbreak. The protocols comport with state and local guidelines and include, requiring face mask use in our facilities, providing additional personal protective equipment when job requirements do not permit following social distancing guidelines and rigorous facility cleaning protocols.

Business Description

The Company owns and operates one of the largest integrated equipment dealership platforms in the U.S. Through our branch network, we sell, rent, and provide parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other industrial and construction equipment. We engage in five principal business activities in these equipment categories:

(i)	new equipment sales;

(ii)	used equipment sales;

(iii)	parts sales;

(iv)	repair and maintenance services; and

(v)	equipment rentals.

We have operated as an equipment dealership for over 35 years and have developed a branch network that includes 51 total locations in Michigan, Illinois, Indiana, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, New York, Virginia and Florida. We offer our customers a one-stop-shop for most of their equipment needs by providing sales, parts, service, and rental functions under one roof. More recently, with the acquisition of PeakLogix, we have entered the automated equipment installation and system integration sector, which we believe has natural synergies with our material handling business and positions us to take advantage of the macroeconomic trend in warehousing and logistics, and e-commerce.

Within our territories, we are the exclusive distributor of new equipment and replacement parts on behalf of our OEM partners. We and our regional subsidiaries enjoy long-standing relationships with the leading industrial and construction equipment OEMs, including Hyster-Yale, Volvo, and JCB, among more than 30 others. We are consistently recognized by OEMs as a top dealership partner and have been identified as a nationally recognized Hyster-Yale dealer and multi-year recipient of the Volvo Dealer of the Year award.

Business Segments

We have two reportable segments: Industrial Equipment and Construction Equipment. Our segments are determined based on management structure, which is organized based on types of products sold and geographic areas, as described in the following paragraph. The operating results for each segment are reported separately to our Chief Executive Officer (our chief operating decision maker) to make decisions regarding the allocation of resources, to assess our operating performance and to make strategic decisions.

The Industrial Equipment segment is principally engaged in operations related to the sale, service, and rental of lift trucks in Michigan, Illinois, Indiana, as well as parts of the northeastern United States including Massachusetts, Maine, Connecticut, New Hampshire, New York, Vermont, and Rhode Island, and Virginia. The Industrial Equipment segment is made up of the legal entities Alta Industrial Equipment Michigan, LLC, Alta Industrial Equipment Company, LLC, NITCO, LLC, PeakLogix LLC and Alta Industrial Equipment New York, LLC. The Construction Equipment segment is principally engaged in operations related to the sale, service, and rental of construction equipment in Michigan, Indiana, Illinois and Florida. The Construction Equipment segment is made up of the legal entities Alta Construction Equipment, LLC, Alta Construction Equipment Illinois, LLC, Alta Heavy Equipment Services LLC and Alta Construction Equipment Florida, LLC.

Alta Equipment Group Inc., Alta Equipment Holdings, Inc. and Alta Enterprises, LLC (individually or as sometimes collectively referred to as “Corporate”) are the holding companies for the legal entities noted above that make up each segment. In addition to being a holding company, Alta Enterprises, LLC also holds corporate debt, debt extinguishment fees, deferred taxes, income tax provision, transaction costs associated with the reverse recapitalization, and has minor activity all together.

Acquisitions

C&M Dahlen Inc.

We entered into an asset purchase agreement on April 13, 2018 to purchase the assets of C&M Dahlen, Inc., d/b/a Elite Heavy Equipment Service (“Elite”). Elite is a provider of field service, preventative maintenance, weld-bore repair, welding and fabrication, component rebuilding, and in-shop repairs in the Spring Grove, Illinois area. The acquisition took place to expand our construction segment in Illinois. Total consideration paid amounted to $4.6 million.

Northland Industrial Truck Co., Inc.

On May 1, 2019, we purchased the assets of Northland Industrial Truck Co., Inc. for a total purchase price of $65.6 million. In connection with the purchase, NITCO LLC was created. The acquisition expands our business into the New England market, diversifies our end market exposure, and provides Alta a growth platform on the East Coast of the United States. The acquisition adds a best-in-class full-service materials handling and construction equipment dealer with operations in Massachusetts, Connecticut, New Hampshire and Maine.

FlaglerCE Holdings, LLC

On February 14, 2020, the Company acquired all the assets of Flagler for a total purchase price of $75.8 million, which was paid out of funds from the closing of the reverse recapitalization. The acquisition expands our heavy equipment segment into the Florida construction market, scales our relationship with a major OEM and provides an opportunity for us to deploy our aftermarket strategies in a robust and growing construction market in the southeastern United States.

Liftech Equipment Companies, Inc.

On February 14, 2020, the Company acquired all the assets of Liftech for a total purchase price of $18.4 million, which was paid out of funds from closing of the reverse recapitalization. The acquisition primarily expands our materials handling segment into the upstate New York market, scales our relationship with a major OEM and provides an opportunity for Alta to drive market share with allied products in the region.

PeakLogix, Inc.

On June 12, 2020, the Company acquired all the assets of PeakLogix for a total cash purchase price of $5.7 million, which was paid out of available funds. Additional consideration includes $1.0 million in an unsecured one-year promissory note at 6% and earn-out payment of a minimum $2.0 million up to $3.7 million to be paid out to former owners based on meeting certain financial targets through-out the 5-year earn-out period. The acquisition represents the Company’s entrance into the automated equipment installation and system integration sector, which we believe has natural synergies with our material handling business and positions us to take advantage of the macroeconomic trend in warehousing and logistics, and e-commerce.

Hilo Equipment & Services

On July 1, 2020, the Company acquired all the assets of Hilo, a distributor of material handling equipment with three branches in the New York City metro area. Under the terms of the agreement, the purchase price at close was $18.2 million in cash, including certain new floorplan inventory and potential earn out payments of $1.0 million tied to post closing performance of the Hilo business. The acquisition aligns with our growth strategy by expanding our distribution footprint with a major OEM, giving us a strategic presence in yet another densely populated major market and strengthens our overall coverage of the Northeastern United States.

Martin Implement Sales, Inc.

On September 1, 2020, the Company acquired all the assets of Martin for a total purchase price of $16.2 million, which included floorplan eligible new equipment inventories, which was paid out of available funds. This acquisition enhances our position in the Illinois construction market, broadens our product portfolio in the compact segment of the construction equipment market and adds valuable service capabilities in the region.

Howell Tractor

On October 30, 2020, the Company acquired all the assets of Howell Tractor and Equipment, LLC for a cash purchase consideration of $23.8 million. The Company, additionally, issued 507,143 shares of its common stock in connection with the purchase agreement, yielding a total enterprise value of approximately $23.8 million, excluding approximately $3.4 million of floorplan eligible new equipment inventories. This acquisition expands our presence in the Northern Illinois and Northwest Indiana markets adding an expansive range of product portfolio and service offerings.

Financial Statement Components

Our revenues and related costs are primarily derived from sale or rental of equipment and related activities, and consist of:

New Equipment Sales. We sell new heavy construction and industrial equipment and are a leading regional distributor for over 30 nationally recognized equipment manufacturers, including Hyster, Yale, Volvo, and JCB. Our new equipment sales operation is a primary source of new customers for the rental, parts and services business. The majority of our new equipment sales is predicated on exclusive distribution agreements we have with best-in-class OEMs. The sale of new equipment to customers, while profitable, acts as a means of generating equipment field population and activity for our higher-margin aftermarket revenue streams, specifically service and parts. We also sell tangential products related to our material handling equipment offerings and, with the acquisition of PeakLogix, we provide automated equipment installation and system implementation solutions.

Used Equipment Sales. We sell used equipment which is typically equipment that has been taken in on trade from a customer that is purchasing new equipment, equipment coming off a third-party lease arrangement, or , as is primarily the case in our industrial segment, equipment that has been designated for disposal and has been transferred to our used inventory from our rental fleet. Used equipment sales made in our territories, like new equipment sales, generate parts and services business for us, as well.

Parts Sales. We sell replacement parts to customers and supply parts to our own rental fleet. Our in-house parts inventory is extensive such that we are able to provide timely service support to our customers. The majority of our parts inventory is made up of OEM replacement parts for those OEM’s with which we have exclusive dealership agreements to sell new equipment.

Service Support. We provide maintenance and repair services for customer-owned equipment and to our own rental fleet. In addition to repair and maintenance on an as needed or scheduled basis, we provide ongoing preventative maintenance services and warranty repairs for our customers. We have committed substantial resources to training our technical service employees and have a full-scale services infrastructure that we believe differentiates us from our competitors. Approximately half of our employees are skilled service technicians. Training, paid time off, and other non-billable costs of maintaining our expert technicians flow through this department in addition to the direct customer-billable labor.

Equipment Rentals. We rent heavy construction, aerial, industrial, and compact equipment to our customers on a daily, weekly and monthly basis. Our rental fleet, which we believe to be well maintained has an original acquisition cost (which we define as the cost originally paid to manufacturers plus any capitalized costs) of $381.4 million. The original acquisition cost of our rental fleet excludes the value of assets associated with the guaranteed purchase obligations. In addition to being a core business, our rental business also creates cross-selling opportunities for us in our sales and product support activities.

Rental Equipment Sales. We also sell rental equipment from our rental fleet. Customers often have options to purchase equipment after or before rental agreements have matured. Rental equipment sales, like new and used equipment sales, generate customer-based equipment field population within our territories and ultimately high-margin parts and services revenue for us.

General and Administrative expenses. These costs are made up of three main components: personnel costs, operational costs, and occupancy costs. Personnel costs are made up of hourly and salaried wages for administrative employees, including incentive compensation, and employee benefits, including medical benefits. Operational costs include marketing activities, costs associated with deploying and leasing our service vehicle fleet, information technology, office and shop supplies, general corporate costs, depreciation on non-sales and rental related assets, and intangible amortization. Occupancy costs are made up of all expenses related to office and administrative working space, including rent, utilities, property taxes, and building insurance.

Other Income (Expense). This section of the financial statements is mostly made up of interest expense and other miscellaneous items that result in income or expense. Interest expense is mostly driven by manufacturer floor plan arrangements, a working capital line-of-credit, and a second lien notes payable. Manufacturer floor plans payable are financing arrangements for new, used inventory and rental equipment. Also included in this section of the financials are non-recurring costs, in particular expenses associated with the extinguishment of debt.

Results of Operations

Three and nine months ended September 30, 2020 compared to three and nine months ended September 30, 2019

Consolidated Results

	Three months ended September 30,		Increase (Decrease)		Nine months ended September 30,		Increase (Decrease)
	2020	2019	2020 versus 2019		2020	2019	2020 versus 2019
Revenues:
New and used equipment sales	$97.9	$61.1	$36.8	60.2%	$275.2	$167.1	$108.1	64.7%
Parts sales	35.5	22.9	12.6	55.0%	92.3	60.0	32.3	53.8%
Service revenue	35.5	27.3	8.2	30.0%	94.1	67.2	26.9	40.0%
Rental revenue	32.2	27.8	4.4	15.8%	83.4	66.9	16.5	24.7%
Rental equipment sales	19.5	10.7	8.8	82.2%	48.2	26.8	21.4	79.9%

Net revenue	$220.6	$149.8	$70.8	47.3%	$593.2	$388.0	$205.2	52.9%
Cost of revenues:
New and used equipment sales	84.4	53.4	31.0	58.1%	240.3	146.6	93.7	63.9%
Parts sales	24.3	14.9	9.4	63.1%	63.3	39.4	23.9	60.7%
Service revenue	13.5	10.0	3.5	35.0%	35.9	24.3	11.6	47.7%
Rental revenue	5.4	4.3	1.1	25.6%	14.8	11.4	3.4	29.8%
Rental depreciation and amortization	19.2	13.7	5.5	40.1%	47.1	32.9	14.2	43.2%
Rental equipment sales	17.1	9.3	7.8	83.9%	41.7	23.1	18.6	80.5%

Cost of revenue	$163.9	$105.6	$58.3	55.2%	$443.1	$277.7	$165.4	59.6%
Gross profit	$56.7	$44.2	$12.5	28.3%	$150.1	$110.3	$39.8	36.1%
General and administrative expenses	58.4	37.5	20.9	55.7%	153.2	95.6	57.6	60.3%
Depreciation and amortization expense	1.8	0.5	1.3	260.0%	4.5	1.8	2.7	150.0%

Total general and administrative expenses	60.2	38.0	$22.2	58.4%	157.7	97.4	$60.3	61.9%
(Loss) income from operations	$(3.5)	$6.2	$(9.7)	(156.5)%	$(7.6)	$12.9	$(20.5)	(158.9)%

	Three months ended September 30,		Increase (Decrease)		Nine months ended September 30,		Increase (Decrease)
	2020	2019	2020 versus 2019		2020	2019	2020 versus 2019
Other income (expense)
Interest expense, floor plan payable — new equipment	(0.5)	(0.9)	0.4	(44.4)%	(1.8)	(2.4)	0.6	(25.0)%
Interest expense — other	(5.6)	(4.7)	(0.9)	19.1%	(15.9)	(12.7)	(3.2)	25.2%
Other income	8.0	0.3	7.7	2566.7%	8.7	0.9	7.8	866.7%
Change in fair market of warrants	—	(28.3)	28.3	(100.0)%	—	(28.3)	28.3	(100.0)%
Loss on extinguishment of debt	—	—	—	NA	(7.6)	—	(7.6)	NA

Total other income (expense)	$1.9	$(33.6)	$35.5	(105.7)%	$(16.6)	$(42.5)	$25.9	(60.9)%

Loss before taxes	$(1.6)	$(27.4)	25.8	(94.2)%	$(24.2)	$(29.6)	5.4	(18.2)%
Income tax benefit	(1.9)	—	(1.9)	NA	(3.4)	—	(3.4)	NA

Net income (loss)	$0.3	$(27.4)	$27.7	(101.1)%	$(20.8)	$(29.6)	$8.8	(29.7)%

	Percent of Revenue		Percent of Revenue
Consolidated	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues:
New and used equipment sales	44.4%	40.8%	46.4%	43.1%
Parts sales	16.1%	15.3%	15.6%	15.5%
Service revenue	16.1%	18.2%	15.9%	17.3%
Rental revenue	14.6%	18.6%	14.1%	17.2%
Rental equipment sales	8.8%	7.1%	8.1%	6.9%

Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenues:
New and used equipment sales	38.3%	35.6%	40.5%	37.8%
Parts sales	11.0%	9.9%	10.7%	10.2%
Service revenue	6.1%	6.7%	6.1%	6.3%
Rental revenue	2.4%	2.9%	2.5%	2.9%
Rental depreciation and amortization	8.7%	9.1%	7.9%	8.5%
Rental equipment sales	7.8%	6.2%	7.0%	6.0%

Cost of revenue	74.3%	70.5%	74.7%	71.6%
Gross profit	25.7%	29.5%	25.3%	28.4%

Revenues: Consolidated revenues increased by $70.8 million, or 47.3%, to $220.6 million for the three months ended September 30, 2020 as compared to the same period last year. The primary drivers of this period over period increase were the favorable impact from the acquisitions of Flagler, Liftech, PeakLogix, Hilo and Martin which occurred between February 2020 and September 2020. All revenue streams increased as a result of these acquisitions. Notably, our new and used equipment sales increased by approximately 11.0% on an organic basis compared to the same period in 2019 due to increased sales volume within our existing markets. Additionally, parts and service increased by 7.5% and 4.2% on an organic basis, respectively, quarter over quarter. While sales, parts and service increased on an organic basis, our rental revenue decreased by approximately 13.0% on an organic basis due to a decrease in utilization for the three months ended 2020 compared to the same period in 2019.

Consolidated revenues increased by $205.2 million, or 52.9%, to $593.2 million for the nine months ended September 30, 2020 as compared to the same period last year. Overall, the revenue streams increased as a result of the NITCO, Flagler, Liftech, Peak Logix, Hilo and Martin acquisitions that closed between May 2019 and September 2020. All revenue streams increased as a result of these acquisitions.

	Three months ended September 30,			Nine months ended September 30,
	2020	2019	Change	2020	2019	Change
Consolidated	GP%	GP%	GP%	GP%	GP%	GP%
New and used equipment sales	13.8%	12.6%	1.2%	12.7%	12.3%	0.4%
Parts sales	31.5%	34.9%	(3.4)%	31.4%	34.3%	(2.9)%
Service revenue	62.0%	63.4%	(1.4)%	61.8%	63.8%	(2.0)%
Rental revenue	23.6%	35.3%	(11.6)%	25.8%	33.8%	(8.0)%
Rental equipment sales	12.3%	13.1%	(0.8)%	13.5%	13.8%	(0.3)%
Consolidated gross profit	25.7%	29.5%	(3.8)%	25.3%	28.4%	(3.1)%

Gross profit (GP):

The consolidated gross profit for the three months ended September 30, 2020 was 25.7%, a 3.8% decline from the 29.5% for the same period in 2019. We also realized a decline in rental revenue gross margin in the third quarter of 2020, which was the main driver in the overall depressed margin; specific factors of this decline in rental revenue gross margin are further described herein in the segment levels results. Additionally, parts and service gross margins decreased as a whole, in part due to the relative sales mix being more heavily weighted to our construction segment year over year. This was partially offset by higher gross margin on new and allied products as a result of the PeakLogix acquisition. Additionally, we realized better used equipment gross margin in our industrial segment in the third quarter of 2020 when compared to the same period in 2019.

The consolidated gross profit for the nine months ended September 30, 2020 was 25.3%, a 3.1% decline from the 28.4% for the same period in 2019. The decrease in gross margins were largely driven by the same issues as described above for the reduction in the third quarter of 2020 gross margin when compared with the same period in 2019.

General and Administrative expenses: Consolidated general and administrative (G&A) expenses increased by $22.2 million to $60.2 million for the three months ended September 30, 2020 compared to the same period last year. This increase was mainly driven by the impact from the acquisitions of Flagler, Liftech, PeakLogix, Hilo and Martin. In addition to the acquisitions, the Company incurred $3.2 million share-based compensation expense mainly due to the immediate vesting of restricted stock units related to the passing of our Construction Group President.

Consolidated general and administrative (G&A) expenses increased by $60.3 million to $157.7 million for the nine months ended September 30, 2020 compared to the same period last year. This increase was mainly due to the same drivers described above in addition to the $7.6 million of transaction costs associated with activities directly attributable to the reverse recapitalization. Outside of the reverse recapitalization and acquisition activities, G&A expenses also increased in support of enterprise-wide growth.

Other Income (expense): Consolidated other income for the three months ended September 30, 2020 was $1.9 million compared to $(33.6) million for the same period in 2019. This change was mainly due to $8.0 million in key man life insurance proceeds as a result of the passing away of our Construction Group President, which offset higher borrowings associated with the financing of our recent acquisitions. For the three months ended 2019, the Company incurred a $28.3 million expense as a result of the recognition of an increase in the fair value of warrants held by a former minority shareholder. The increase in fair value was triggered by the implied valuation of the company in the reverse recapitalization

Consolidated other expense decreased by $25.9 million compared to the same period last year. The year over year favorable change was primarily attributable to the activities described above. In addition to the above, the Company incurred $7.6 million loss on debt extinguishment in the reverse recapitalization and had higher borrowings associated with the reverse recapitalization and acquisition related activities during the nine months ended September 30, 2020.

Provision for income taxes: Income tax benefit for the three months ended September 30, 2020 was $1.9 million compared to $0 for the three months ended September 30, 2019. This benefit was the result of the level of pre-tax loss for the third quarter of 2020.

Income tax benefit for the nine months ended September 30, 2020 was $3.4 million compared to $0 for the nine months ended September 30, 2019. This benefit was the result of the level of pre-tax loss for the period from February 14, 2020 to September 30, 2020.

Industrial Equipment Results:

	Three months ended September 30,		Increase (Decrease) 2020 versus 2019		Nine months ended September 30,		Increase (Decrease) 2020 versus 2019
	2020	2019			2020	2019
Revenues:
New and used equipment sales	$58.7	$41.5	$17.2	41.4%	$152.7	$98.3	$54.4	55.3%
Parts sales	16.7	14.3	2.4	16.8%	43.7	35.7	8.0	22.4%
Service revenue	23.4	20.2	3.2	15.8%	61.8	48.4	13.4	27.7%
Rental revenue	12.2	12.0	0.2	1.7%	34.2	26.9	7.3	27.1%
Rental equipment sales	4.0	0.7	3.3	471.4%	12.3	2.5	9.8	392.0%

Net revenue	$115.0	$88.7	$26.3	29.7%	$304.7	$211.8	$92.9	43.9%
Cost of revenues:
New and used equipment sales	48.5	36.1	12.4	34.3%	129.6	86.3	43.3	50.2%
Parts sales	10.6	8.9	1.7	19.1%	27.8	22.2	5.6	25.2%
Service revenue	8.5	7.2	1.3	18.1%	22.4	17.6	4.8	27.3%
Rental revenue	2.2	1.6	0.6	37.5%	6.0	4.2	1.8	42.9%
Rental depreciation and amortization	5.4	4.5	0.9	20.0%	14.5	10.2	4.3	42.2%
Rental equipment sales	2.9	0.3	2.6	866.7%	9.4	1.6	7.8	487.5%

Cost of revenue	$78.1	$58.6	$19.5	33.3%	$209.7	$142.1	$67.6	47.6%
Gross profit	$36.9	$30.1	$6.8	22.6%	$95.0	$69.7	$25.3	36.3%
General and administrative expenses	31.7	23.8	7.9	33.2%	80.7	57.7	23.0	39.9%
Depreciation and amortization expense	1.0	0.4	0.6	150.0%	2.5	1.4	1.1	78.6%

Total general and administrative expenses	$32.7	$24.2	$8.5	35.1%	$83.2	$59.1	$24.1	40.8%
Income from operations	$4.2	$5.9	$(1.7)	(28.8)%	$11.8	$10.6	$1.2	11.3%
Other income (expense)
Interest expense, floor plan payable — new equipment	(0.2)	(0.6)	0.4	(66.7)%	(1.0)	(1.4)	0.4	(28.6)%
Interest expense — other	(1.2)	(0.7)	(0.5)	71.4%	(3.3)	(1.9)	(1.4)	73.7%
Other income	—	0.3	(0.3)	(100.0)%	0.4	0.7	(0.3)	(42.9)%

Total other income (expense)	$(1.4)	$(1.0)	$(0.4)	40.0%	$(3.9)	$(2.6)	$(1.3)	50.0%

Net income	$2.8	$4.9	$(2.1)	(42.9)%	$7.9	$8.0	$(0.1)	(1.3)%

	Percent of Revenue		Percent of Revenue
Industrial Equipment	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues:
New and used equipment sales	51.0%	46.8%	50.1%	46.4%
Parts sales	14.5%	16.1%	14.3%	16.9%
Service revenue	20.3%	22.8%	20.3%	22.9%
Rental revenue	10.6%	13.5%	11.2%	12.7%
Rental equipment sales	3.5%	0.8%	4.0%	1.2%

Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenues:
New and used equipment sales	42.2%	40.7%	42.5%	40.7%
Parts sales	9.2%	10.0%	9.1%	10.5%
Service revenue	7.4%	8.1%	7.4%	8.3%
Rental revenue	1.9%	1.8%	2.0%	2.0%
Rental depreciation and amortization	4.7%	5.1%	4.8%	4.8%
Rental equipment sales	2.5%	0.3%	3.1%	0.8%

Cost of revenue	67.9%	66.1%	68.8%	67.1%
Gross profit	32.1%	33.9%	31.2%	32.9%

Revenues: Industrial Equipment segment revenues increased by 29.7% to $115.0 million for the three months ended September 30, 2020 as compared to the same period last year. Overall, revenue streams were up as a result of the Liftech, PeakLogix and Hilo acquisitions that closed in February 2020, June 2020 and July 2020, respectively. While we experienced an acute reduction in customer demand from the global COVID-19 pandemic in the second quarter of 2020, specifically in parts and service, we were able to rebound in the third quarter and both parts and service revenue lines increased by approximately $3.4 million each compared to the second quarter, or up by 28.3% and 19.3%, respectively.

Industrial Equipment segment revenues increased by 43.9% to $304.7 million for the nine months ended September 30, 2020 as compared to the same period last year. The year-over-year increase was mainly due to the contributions from the acquisitions of NITCO, Liftech, PeakLogix and Hilo that occurred between May 2019 and July 2020.

Gross profit (GP):

	Three months ended September 30,			Nine months ended September 30,
	2020	2019	Change	2020	2019	Change
Industrial Equipment	GP%	GP%	GP%	GP%	GP%	GP%
New and used equipment sales	17.4%	13.0%	4.4%	15.1%	12.2%	2.9%
Parts sales	36.5%	37.8%	(1.2)%	36.4%	37.8%	(1.4)%
Service revenue	63.7%	64.4%	(0.7)%	63.8%	63.6%	0.1%
Rental revenue	37.7%	49.2%	(11.5)%	40.1%	46.5%	(6.4)%
Rental equipment sales	27.5%	57.1%	(29.6)%	23.6%	36.0%	(12.4)%
Segment gross profit	32.1%	33.9%	(1.8)%	31.2%	32.9%	(1.7)%

Industrial Equipment gross profit margins for the three months ended September 30, 2020 declined 1.8% to 32.1% compared to the same period in 2019. New equipment sales gross margin benefited from the addition of PeakLogix to the sales mix in the third quarter of 2020. As PeakLogix “design and build” higher margin business line realizes higher gross margin than the gross margin on new and allied products in our legacy business.

Additionally, we realized better used equipment gross margin in the third quarter of 2020 when compared to the third quarter of 2019. We also realized a decline in rental revenue gross margin in the third quarter of 2020 which was the main driver in the overall depressed margin. This reduction in rental gross margin was the result of reduced quarter-over-quarter utilization of our rental fleet and the fixed depreciation on our Industrial rental fleet and an increase in repairs and maintenance and subleasing expense quarter-over-quarter as a percentage of revenue. Notably, overall, our gross profit for the three months ended September 30, 2020 increased by $9.2 million, or 33.2% versus the second quarter of 2020. This increase in gross profit is almost exclusively related to the increase in business activity we experienced once “stay at home” orders and related restrictions were relaxed near the end of the second quarter.

Industrial Equipment gross profit margins for the nine months ended September 30, 2020 declined 1.7% to 31.2% compared to the same period in 2019 for the aforementioned reasons.

General and administrative expenses: Industrial Equipment general and administrative (G&A) expenses increased by 8.5 million to $32.7 million for the three months ended September 30, 2020 as compared to the same period last year. This change was mainly driven by the addition of the G&A from the Industrial segment acquisitions Liftech, PeakLogix and Hilo. As business activity recovered in the third quarter of 2020, cost mitigation efforts related to COVID in the form of pay reductions, employee furlough programs and reductions in benefits ceased, causing an increase in G&A in the third quarter when compared to the second quarter.

Industrial Equipment general and administrative (G&A) expenses increased by 24.1 million to $83.2 million for the nine months ended September 30, 2020 as compared to the same period last year. This increase was primarily due to the inclusion of the G&A from the Industrial segment acquisitions, NITCO, Liftech, PeakLogix and Hilo.

Other Income (expense): Industrial Equipment other expense increased by $0.4 to ($1.4) million for the three months ended September 30, 2020 as compared to the same period last year. The majority of the quarter-over- quarter increase was the result of the addition of debt related to the Liftech, PeakLogix and Hilo acquisitions, as their assets were financed via our line of credit and floorplan financing facilities.

Industrial Equipment other expense increased by $1.3 million to ($3.9) million for the nine months ended September 30, 2020 as compared to the same period last year. The majority of the year-over-year increase was the result of the addition of debt related to the NITCO, Liftech, PeakLogix and Hilo acquisitions, as their assets were financed via our line of credit and floorplan financing facilities.

Construction Equipment Results

	Three months ended September 30,		Increase (Decrease) 2020 versus 2019		Nine months ended September 30,		Increase (Decrease) 2020 versus 2019
	2020	2019			2020	2019
Revenues:
New and used equipment sales	$39.2	$19.6	$19.6	100.0%	$122.5	$68.8	$53.7	78.1%
Parts sales	18.8	8.6	10.2	118.6%	48.6	24.3	24.3	100.0%
Service revenue	12.1	7.1	5.0	70.4%	32.3	18.8	13.5	71.8%
Rental revenue	20.0	15.8	4.2	26.6%	49.2	40.0	9.2	23.0%
Rental equipment sales	15.5	10.0	5.5	55.0%	35.9	24.3	11.6	47.7%

Net revenue	$105.6	$61.1	$44.5	72.8%	$288.5	$176.2	$112.3	63.7%
Cost of revenues:
New and used equipment sales	35.9	17.3	18.6	107.5%	110.7	60.3	50.4	83.6%
Parts sales	13.7	6.0	7.7	128.3%	35.5	17.2	18.3	106.4%
Service revenue	5.0	2.8	2.2	78.6%	13.5	6.7	6.8	101.5%
Rental revenue	3.2	2.7	0.5	18.5%	8.8	7.2	1.6	22.2%
Rental depreciation and amortization	13.8	9.2	4.6	50.0%	32.6	22.7	9.9	43.6%
Rental equipment sales	14.2	8.9	5.3	59.6%	32.3	21.4	10.9	50.9%

Cost of revenue	$85.8	$46.9	$38.9	82.9%	$233.4	$135.5	$97.9	72.3%
Gross profit	$19.8	$14.2	$5.6	39.4%	$55.1	$40.7	$14.4	35.4%
General and administrative expenses	24.9	13.4	11.5	85.8%	60.4	36.8	23.6	64.1%
Depreciation and amortization expense	0.8	0.1	0.7	700.0%	2.0	0.4	1.6	400.0%

Total general and administrative expenses	$25.7	$13.5	$12.2	90.4%	$62.4	$37.2	$25.2	67.7%
(Loss) income from operations	$(5.9)	$0.7	$(6.6)	(942.9)%	$(7.3)	$3.5	$(10.8)	(308.6)%
Other income (expense)
Interest expense, floor plan payable — new equipment	(0.3)	(0.4)	0.1	(25.0)%	(0.8)	(1.1)	0.3	(27.3)%
Interest expense — other	(2.4)	(1.7)	(0.7)	41.2%	(7.0)	(4.9)	(2.1)	42.9%
Other income	—	—	—	NA	0.3	0.2	0.1	50.0%

Total other income (expense)	$(2.7)	$(2.1)	$(0.6)	28.6%	$(7.5)	$(5.8)	$(1.7)	29.3%

Net loss	$(8.6)	$(1.4)	$(7.2)	514.3%	$(14.8)	$(2.3)	$(12.5)	543.5%

	Percent of Revenue		Percent of Revenue
Construction Equipment	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues:
New and used equipment sales	37.1%	32.1%	42.5%	39.0%
Parts sales	17.8%	14.1%	16.8%	13.8%
Service revenue	11.5%	11.6%	11.2%	10.7%
Rental revenue	18.9%	25.9%	17.1%	22.7%
Rental equipment sales	14.7%	16.4%	12.4%	13.8%

Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenues:
New and used equipment sales	34.0%	28.3%	38.4%	34.2%
Parts sales	13.0%	9.8%	12.3%	9.8%
Service revenue	4.7%	4.6%	4.7%	3.8%
Rental revenue	3.0%	4.4%	3.1%	4.1%
Rental depreciation and amortization	13.1%	15.1%	11.3%	12.9%
Rental equipment sales	13.4%	14.6%	11.2%	12.1%

Cost of revenue	81.3%	76.8%	80.9%	76.9%
Gross profit	18.8%	23.2%	19.1%	23.1%

Revenues: Construction Equipment segment revenues increased by 72.8% to $105.6 million for the three months ended September 30, 2020 as compared to the same period last year. This increase was mainly attributable to the Flagler and Martin acquisitions that occurred in the first and third quarter of 2020. Organically, we experienced an increase in the sale of equipment by 30.5% over the third quarter of 2019, parts and service increased by 14.6% over the same period in 2019, despite the global COVID-19 pandemic that was still impacting the broader economy in the third quarter of 2020. However, organic rental revenues and utilization decreased in the third quarter of 2020, leading to a 13.9% decrease in organic rental revenue when compared to the same period in 2019.

Construction Equipment segment revenues increased by 63.7% to $288.5 million for the nine months ended September 30, 2020 as compared to the same period last year. This increase was primarily attributable to the favorable impact from the acquisitions of Flagler and Martin businesses during first and third quarter of 2020, respectively. Organic rental utilization metrics were outpacing prior years before the impact of COVID-19 negatively impacted our rental utilization and, in turn, our rental revenues.

Gross profit (GP):

	Three months ended September 30,			Nine months ended September 30,
	2020	2019	Change	2020	2019	Change
Construction Equipment	GP%	GP%	GP%	GP%	GP%	GP%
New and used equipment sales	8.4%	11.7%	(3.3)%	9.6%	12.4%	(2.7)%
Parts sales	27.1%	30.2%	(3.1)%	27.0%	29.2%	(2.3)%
Service revenue	58.7%	60.6%	(1.9)%	58.2%	64.4%	(6.2)%
Rental revenue	15.0%	24.7%	(9.7)%	15.9%	25.3%	(9.4)%
Rental equipment sales	8.4%	11.0%	(2.6)%	10.0%	11.9%	(1.9)%
Segment gross profit	18.8%	23.2%	(4.5)%	19.1%	23.1%	(4.0)%

Construction Equipment gross profit decreased by 4.5% to 18.8% in the three months ended September 30, 2020 from 23.2% compared to the same period in 2019. A decline in rental revenue gross margin was the main driver in the overall depressed margin. Rental margins decreased primarily due to the acquisition of Flagler in the first quarter of 2020. Flagler’s rental fleet, when compared to the rental fleet that existed in the third quarter of 2019, is more heavily weighted to larger capacity construction equipment which we depreciate at a higher rate than lower capacity construction equipment Secondarily, the combination of reduced quarter-over-quarter utilization of our rental fleet, due to COVID-19 and the fixed depreciation expense on certain product categories of our rental fleet also contributed to this reduction in gross margin. Despite parts margins being down quarter over quarter, we note that the 27.1% realized in the third quarter is in line with expectations and historic gross margin levels. Additionally, service gross margins, and parts to a less extent, decreased quarter-over-quarter due to acquisition of Flagler in the first quarter of 2020, where the mix of service and parts revenue is more heavily weighted toward lower-margin warranty work and where best practices in the service department continue to be implemented. Notably, the service gross margin increased by 3.0% when compared to the second quarter of 2020. Additionally, in the third quarter of 2020 our used and rental equipment sales gross margins were below historic levels realized as the company used wholesale brokers to sell certain tranches of used equipment that was underutilized.

Construction Equipment gross profit decreased by 4.0% to 19.1% in the nine months ended September 30, 2020 from 23.1% compared to the same period in 2019. This decline in gross margins were largely driven by the same issues as described above for the reduction in the third quarter of 2020 gross margin when compared with the same period in 2019.

General and Administrative expenses: Construction Equipment general and administrative (G&A) expenses increased by $12.2 million to $25.7 million for the three months ended September 30, 2020 as compared to the same period in 2019. The quarter over quarter increase was mainly attributable to the additional G&A as a result of the Flagler and Martin acquisitions. In addition to the acquisitions, the Construction equipment segment incurred $3.0 million stock compensation expense mainly due to the immediate vesting of the restricted stock units for the passing of its Construction Group President.

Construction Equipment general and administrative (G&A) expenses increased by $25.2 million to $62.4 million for the nine months ended September 30, 2020 as compared to the same period in 2019. The year over year change was mainly driven by the aforementioned reasons.

Other Income (expense): Construction Equipment other expense increased by $0.6 million to ($2.7) million for the three months ended September 30, 2020 as compared to the same period in 2019. The quarter over quarter increase was mainly due to the interest expense respective to the Flagler and Martin acquisitions, as the assets were financed through our line of credit and floorplan financing facilities.

Construction Equipment other expense increased to ($7.5) million for the nine months ended September 30, 2020 as compared to ($5.8) million during the same period in 2019. This change was primarily driven by interest expense associated with the Flagler and Martin acquisitions, as these assets were financed via our line of credit and floorplan financing facilities.

Year ended December 31, 2019 compared with year ended December 31, 2018

Consolidated Results

	Percent of Revenue
	Years ended December 31,		Years ended December 31,		Increase (Decrease)2019 versus 2018
	2019	2018	2019	2018
Revenues:
New and used equipment sales	$244.6	$181.7	43.9%	44.0%	$62.9	34.6%
Parts sales	82.7	61.3	14.8	14.8	21.4	34.9
Service revenue	92.7	61.6	16.6	14.9	31.1	50.5
Rental revenue	95.2	74.1	17.1	17.9	21.1	28.5
Rental equipment sales	42.2	34.3	7.6	8.3	7.9	23.0

Net revenue	$557.4	$413.0	100.0%	100.0%	$144.4	35.0%
Cost of revenues:
New and used equipment sales	215.4	158.1	38.6	38.3	57.3	36.2
Parts sales	54.1	40.6	9.7	9.8	13.5	33.3
Service revenue	34.6	24.2	6.2	5.9	10.4	43.0
Rental revenue	17.5	15.1	3.1	3.7	2.4	15.9
Rental depreciation and amortization	47.3	34.4	8.5	8.3	12.9	37.5
Rental equipment sales	36.4	30.5	6.5	7.4	5.9	19.3

Cost of revenue	$405.3	$302.9	72.7%	73.3%	$102.4	33.8%
Gross profit	$152.1	$110.1	27.3%	26.7%	$42.0	0.6%
General and administrative expenses	137.6	92.0	24.7	22.2	45.6	49.6
Non-operating depreciation and amortization	2.8	2.3	0.5	0.6	0.5	21.7

Total general and administrative expenses	$140.4	$94.3	25.2%	22.8%	$46.1	48.9%
Income from operations	$11.7	$15.8	2.1%	3.8%	$(4.1)	(25.9)%
Other income (expense)
Interest Expense, Floor plan payable — New Equipment	(2.9)	(1.9)	(0.5)	(0.5)	(1.0)	52.6
Interest Expense — Other	(17.6)	(13.2)	(3.2)	(3.2)	(4.4)	33.3
Other income	1.3	1.2	0.2	0.3	0.1	8.3
Change in fair market of warrants	(27.9)	(0.4)	(5.0)	(0.1)	(27.5)	6,875

Total other expense	$(47.1)	$(14.3)	(8.4)%	(3.5)%	$(32.8)	229.4%

Net income (loss)	$(35.4)	$1.5	(6.4)%	0.4%	$(36.9)	(2,460.0)%

Revenues: Consolidated revenues increased by $144.4 million, or 35.0%, to $557.4 million for the period ended December 31, 2019 as compared to the same period last year. The largest drivers of this increase period over period were the acquisitions of NITCO in May 2019 and consolidated full period results from the acquisition of Elite in April 2018. All revenue streams increased as a result of these acquisitions. New and used equipment especially benefited from the NITCO acquisition, having added $47.7 million to new and used revenue as a result of the transaction. New and used equipment additionally benefited from increased sales volume in existing markets. Parts and service increases continued to be driven by an increased demand for maintenance on aging equipment previously sold to our customers. Service revenue increases were additionally driven by Elite’s strong service business. Both new and used equipment sales and rental revenue decreased as a percentage of revenue because of a shift in sales mix to parts and service sales. As a percentage of revenue, service revenues also increased relative to other revenue streams due to the aforementioned reasons.

Gross profit (GP):

	Years ended December 31,		GP% Change
	2019	2018
Consolidated:	GP%	GP%
New and used equipment sales	11.9%	13.0%	(1.1)%
Parts sales	34.6%	33.8%	0.8%
Service revenue	62.7%	60.7%	2.0%
Rental revenue	31.9%	33.2%	(1.3)%
Rental equipment sales	13.7%	11.1%	2.6%
Consolidated gross profit	27.3%	26.7%	0.6%

Consolidated gross profit increased by 0.6% from 26.7% in the period ended December 31, 2018 to 27.3% in the same period in 2019. Parts and service revenue streams benefited from follow-on demand resulting from increased growth in equipment sales from prior years accompanied with realizing cost efficiencies. New and used equipment margins fell slightly due to product mix, as our new equipment sales grew rapidly but have slightly lower margins than our used equipment sales. Rental equipment sales margins benefited from growing rental sales and stabilizing costs associated with Alta’s expansion in Illinois and economies of scale realized in existing markets within the Construction Equipment segment.

General and Administrative expenses: Consolidated general and administrative (G&A) expenses increased by 48.9% to $140.4 million for the period ended December 31, 2019 as compared to the same period last year. This increase was primarily attributable to the NITCO acquisition and consolidated full period results of Elite in 2019 relative to 2018. Outside of acquisition activity, G&A expenses also increased to support enterprise-wide growth.

Other Income (expense): Consolidated other expense increased by $32.8 million compared to the same period last year. This change was primarily due to the change in the fair market value of warrants by $27.9 million triggered by the B. Riley transaction and higher year over year interest expense. The increase in interest expense was due to increased floorplan interest rates, increased utilization, and greater borrowings associated with financing acquisition activity.

	Percent of Revenue
	Years ended December 31,		Years ended December 31,		Increase (Decrease) 2019 versus 2018
	2019	2018	2019	2018
Revenues:
New and used equipment sales	$151.1	$92.5	48.4%	45.7%	$58.6	63.4%
Parts sales	50.1	34.7	16.0	17.2	15.4	44.4
Service revenue	66.8	44.4	21.4	21.9	22.4	50.5
Rental revenue	38.3	29.8	12.3	14.7	8.5	28.5
Rental equipment sales	6.0	0.9	1.9	0.4	5.1	566.7

Net revenue	$312.3	$202.3	100.0%	100.0%	$110.0	54.4%
Cost of revenues:
New and used equipment sales	131.8	80.2	42.2	39.6	51.6	64.3
Parts sales	31.1	22.0	10.0	10.9	9.1	41.4
Service revenue	24.6	17.0	7.9	8.4	7.6	44.7
Rental revenue	6.1	6.6	2.0	3.3	(0.5)	(7.6)
Rental depreciation	14.8	9.5	4.7	4.7	5.3	55.8
Rental equipment sales	4.4	0.9	1.4	0.4	3.5	388.9

	Percent of Revenue
	Years ended December 31,		Years ended December 31,		Increase (Decrease) 2019 versus 2018
	2019	2018	2019	2018
Cost of revenue	$212.8	$136.2	68.1%	67.3%	$76.6	56.2%
Gross profit	$99.5	$66.1	31.9%	32.7%	$33.4	(0.8)%
General and administrative expenses	81.5	52.2	26.1	25.8	29.3	56.2
Non-operating depreciation and amortization	2.2	1.8	0.7	0.9	0.4	22.2

Total general and administrative expenses	$83.7	$54.0	26.8%	26.7%	$29.7	55.1%
Income from operations	$15.8	$12.1	5.0%	6.0%	$3.7	30.3%
Other income (expense)
Interest Expense, Floor plan payable — New Equipment	(1.6)	(0.9)	(0.5)	(0.4)	(0.7)	77.8
Interest Expense — Other	(3.0)	(2.2)	(1.0)	(1.1)	(0.8)	36.4
Other income	0.4	0.5	0.1	0.2	(0.1)	(20.0)
Change in fair market of warrants	—	—	—	—	—	—

Total other expense	$(4.2)	$(2.6)	(1.3)%	(1.3)%	$(1.6)	61.5%

Net income	$11.6	$9.5	3.7%	4.7%	$2.1	21.7%

Revenues: Industrial Equipment segment revenues increased by 54.4 % to $312.3 million for the period ended December 31, 2019 as compared to the same period last year. All revenue streams were increased primarily due to the acquisition of NITCO in May 2019. The NITCO acquisition had the largest effects on new and used equipment sales, having accounted for $47.7 million of the $58.6 million increase, and service revenue, having accounted for $19.1 million of the $22.4 million increase. The NITCO acquisition also effected the majority of the increase in parts, rental, and rental equipment sales, having accounted for at least 78% of the increase in each respective revenue stream. Service revenue additionally benefited from increased demand and higher billing rates. The high growth in new and used equipment sales due to the aforementioned reasons drove its percentage of revenue to increase higher than other revenue streams. The NITCO acquisition was the primary driver of the $5.1 million increase in rental equipment sales over the same period in 2018.

Gross profit (GP):

	Years ended December 31,		GP% Change
	2019	2018
Industrial Equipment:	GP%	GP%
New and used equipment sales	12.8%	13.3%	(0.5)%
Parts sales	37.9%	36.6%	1.3%
Service revenue	63.2%	61.7%	1.5%
Rental revenue	45.4%	46.0%	(0.5)%
Rental Equipment Sales	26.7%	0.0%	26.7%
Segment gross profit	31.9%	32.7%	(0.8)%

Industrial Equipment gross profit remained relatively stable, moving from 32.7% in the period ended December 31, 2018 to 31.9% in the same period in 2019. Every major revenue stream’s margin increased year-over-year except for new and used equipment and rental revenue. New and used equipment margins fell slightly due to product mix, as our new equipment sales grew rapidly but had slightly lower margins than our used equipment sales. Since new and used equipment is our largest revenue source, this caused the segment to show a slight softness in margin. Rental revenue margins remained relatively stable and were impacted primarily by depreciation of rental fleet, which is highly correlated to the relative age of the Industrial rental fleet. Parts and service revenue streams benefited from follow-on demand resulting from increased growth in equipment sales from prior years. The NITCO acquisition significantly improved the profitability of our Industrial segment, especially in the new and used equipment revenue stream.

General and administrative expenses: Industrial Equipment general and administrative (G&A) expenses increased by 55.1% to $83.7 million for the year ended December 31, 2019 as compared to the same period last year. This increase was primarily due to the NITCO acquisition. Excluding NITCO, general and administrative costs grew in a similar manner to revenue growth, as G&A costs as a percentage of revenue remained stable at 26.8% and 26.7% for 2019 and 2018. NITCO’s G&A expense as a percentage of revenue was fairly consistent with the Industrial Equipment segment as a whole, with NITCO’s G&A expense being at 27.1% of NITCO revenue compared to the segment’s G&A expense being at 26.8% of the segment revenue.

Other Income (expense): Industrial Equipment other expense increased to ($4.2) million for the period ended December 31, 2019 as compared to the same period last year. This was primarily due to interest expense increasing by ($1.5) million to ($4.6) million. The majority of this increase was the addition of debt related to the NITCO acquisition, as its assets were financed via our line of credit and floorplan financing facilities.

Construction Equipment Results

	Percent of Revenue
	Years ended December 31,		Years ended December 31,		Increase (Decrease) 2019 versus 2018
	2019	2018	2019	2018
Revenues:
New and used equipment sales	$93.5	$89.2	38.1%	42.3%	$4.3	4.8%
Parts sales	32.6	26.6	13.3	12.6	6.0	22.6
Service revenue	25.9	17.2	10.6	8.2	8.7	50.6
Rental revenue	56.9	44.3	23.2	21.0	12.6	28.4
Rental equipment sales	36.2	33.4	14.8	15.9	2.8	8.4

Net revenue	$245.1	$210.7	100.0%	100.0%	$34.4	16.3%
Cost of revenues:
New and used equipment sales	83.6	77.9	34.1	37.0	5.7	7.3
Parts sales	23.0	18.6	9.4	8.8	4.4	23.7
Service revenue	10.0	7.2	4.1	3.4	2.8	38.9
Rental revenue	11.4	8.5	4.7	4.0	2.9	34.1
Rental depreciation	32.5	24.9	13.3	11.8	7.6	30.5
Rental equipment sales	32.0	29.6	13.1	14.0	2.4	8.1

Cost of revenue	$192.5	$166.7	78.5%	79.1%	$25.8	15.5%
Gross profit	$52.6	$44.0	21.5%	20.9%	$8.6	0.6%
General and administrative expenses	51.2	39.5	20.9	18.8	11.7	29.5
Non-operating depreciation and amortization	0.6	0.5	0.2	0.2	0.1	20.0

Total general and administrative expenses	$51.8	$40.0	21.1%	19.0%	$11.8	29.4%
Income from operations	$0.8	$4.0	0.3%	1.9%	$(3.2)	(79.0)%

	Percent of Revenue
	Years ended December 31,		Years ended December 31,		Increase (Decrease) 2019 versus 2018
	2019	2018	2019	2018
Other income (expense)
Interest Expense, Floor plan payable — New Equipment	(1.3)	(1.0)	(0.5)	(0.5)	(0.3)	30.0
Interest Expense — Other	(6.5)	(5.0)	(2.7)	(2.4)	(1.5)	30.0
Other income	0.9	0.7	0.4	0.3	0.2	28.6
Change in fair market of warrants	—	—	—	—	—	—

Total other expense	$(6.9)	$(5.3)	(2.8)%	(2.5)%	$(1.6)	30.2%

Net income (loss)	$(6.1)	$(1.3)	(2.5)%	(0.6)%	$(4.8)	366.2%

Revenues: Construction Equipment segment revenues increased by 16.3% to $245.1 million for the period ended December 31, 2019 as compared to the same period last year. This increase was primarily attributable to having full period results of the Elite acquisition in April 2018, an increased market presence in Illinois, and an increased ability to provide equipment and services to union labor-based projects. Parts and service increases continued to be driven by an increased demand for maintenance on aging equipment previously sold to our customers. Parts and service revenues also continued to increase as a percentage of total revenue as a result of Elite’s service-centric business and as previously sold equipment is requiring service and parts. New and used equipment sales and rental revenue as a percentage of revenue declined as a result of the aforementioned increase in service and parts revenue related to the Elite acquisition and the segment’s continued organic growth in those departments as revenue mix continued to shift towards service and parts.

Gross profit (GP):

	Years ended December 31,		GP% Change
	2019	2018
Construction Equipment:	GP%	GP%
New and used equipment sales	10.6%	12.7%	(2.1)%
Parts sales	29.4%	30.1%	(0.6)%
Service revenue	61.4%	58.1%	3.3%
Rental revenue	22.8%	24.6%	(1.8)%
Rental equipment sales	11.6%	11.4%	0.2%
Segment gross profit	21.5%	20.9%	0.6%

Construction Equipment gross profit increased by 0.6% from 20.9% in the period ended December 31, 2018 to 21.5% in the same period in 2019. This increase was primarily attributable to the shift of sales mix to higher margin parts, service, and rental revenue streams and realizing operating efficiencies in new and existing markets. New and used equipment sales margins were down versus the same period last year as the segment realized lower margins on used equipment sales in the fourth quarter of 2019. Rental equipment sales margins remained relatively consistent period over period.

General and Administrative expenses: Construction Equipment general and administrative (G&A) expenses increased by 29.4% to $51.8 million for the period ended December 31, 2019 as compared to the same period last year. The majority of this increase was attributable to consolidating the full period results of Elite, the increased market presence in Illinois, costs associated with service fleet vehicles to support increased technician headcount and higher employee benefit costs related to union labor as compared to partial period results in the prior period.

Other Income (expense): Construction Equipment other expense increased to ($6.9) million for the period ended December 31, 2019 as compared to the same period last year. This was primarily due to interest expense increasing by 30.0% to ($7.8) million. The increase in interest expense was due to increased interest rates and utilization of our working capital line of credit and floor plan facilities to support the Elite acquisition and the segments continued organic growth and need for capital resources.

Liquidity and capital resources

Nine months ended September 30, 2020 compared with nine months ended September 30, 2019 Cash Flows

Cash Flow from Operating Activities. Cash flows from operating activities include net income adjusted for non-cash items and the effects of changes in working capital. For the nine months ended September 30, 2020, operating activities resulted in net cash used in operations of $44.7 million. Our reported net loss of $20.8 million, when adjusted for non-cash income and expense items, such as depreciation and amortization, former debt extinguishment, and the share-based payments, provided net cash inflows of $28.9 million. Changes in working capital included a $102.8 million increase in inventories, $32.6 million in net payments on manufacturer floor plans, and an $8.6 million cash outflow in prepaid expense and other assets and other liabilities. Cash flows from operating activities were impacted by a $48.2 million favorable change in proceeds from the sale of rental equipment, a $6.2 million favorable change in accounts receivable, and a $16.0 million cash inflows from accounts payable, accrued expenses, customer deposits, and other liabilities.

For the nine months ended September 30, 2019, the cash used in our operating activities was $4.0 million. Our reported net loss of $29.6 million, when adjusted for non-cash income and expense items, such as depreciation and amortization, paid-in-kind interest, and provision for losses on accounts receivable, provided positive cash flows of $37.3 million. Cash used in operating activities included $53.2 million cash outflows in inventories, an increase in accounts receivable by $14.2 million, a $5.3 million in net payments on manufacturer floor plans, a $1.3 million cash outflows in prepaid expense and other assets. Cash flows from operating activities was positively impacted by a $5.9 million favorable changes in accounts payable, accrued expenses, and other current liabilities and leases and other liabilities.

Cash Flow from Investing Activities. For the nine months ended September 30, 2020, our cash used in investing activities was $166.3 million. This was mainly due to $128.8 million use of cash as a result of the recent acquisitions and $38.5 million for purchases of rental equipment and non-rental property and equipment.

For the nine months ended September 30, 2019, our cash used in investing activities was $85.6 million. The acquisition of NITCO totaled $65.6 million and purchases of rental equipment and non-rental property and equipment totaled $20.1 million.

Cash Flow from Financing Activities. For the nine months ended September 30, 2020, cash provided by financing activities was $211.1 million. The favorable impact was mainly due to $175.7 million proceeds from the completion of the reverse recapitalization. Net proceeds under our lines of credits and floor plans with an unaffiliated source (i.e. a non-vendor) were $147.4 and $2.2 million, respectively. Net proceeds under long-term debt amounted to $149.4. Additionally, proceeds from disgorgement of short swing profits was $1.6 million. This was partially offset by payments related to the extinguishment of former debt, a line of credit and redemption of former shareholders’ notes payable all of which totaled $221.6 million, an extinguishment of a warrant liability of $29.6 million, expenditures of debt issuance costs of $2.7 million, repurchases of common stock of $5.9 million and a $5.4 million payment on long term debt and capital lease obligations.

For the nine months ended September 30, 2019, cash provided by financing activities was $90.2 million. Net proceeds under our lines of credit and floor plans with an unaffiliated source (i.e. a non-vendor) for the nine months ended September 30, 2019 were $49.4 million and $30.7 million, respectively. Additionally, net proceeds under long-term debt amounted to $10.9 million partially offset by payments on long term debt of $0.7 million.

Year ended December 31, 2019 compared with year ended December 31, 2018 Cash Flows

Cash Flow from Operating Activities. Cash flows from operating activities include net income adjusted for non-cash items and the effects of changes in working capital. For the year ended December 31, 2019, operating activities resulted in net cash used in operations of $5.5 million. Our reported net loss of $35.4 million, when adjusted for non-cash income and expense items, such as depreciation and amortization, paid-in-kind interest, provision for losses on accounts receivable, and the change in the fair value of the warrants, provided positive cash flows of $52.6 million. These cash flows from operating activities were offset by cash outflows attributable to a $23.2 million increase in accounts receivable, a $35.8 million increase in inventories, and a $2.0 million increase in prepaid expenses and other assets. Cash flows from operating activities were positively impacted by a net $18.8 million increase in accounts payable, accrued expenses, customer deposits, and other current liabilities, and a $0.6 million increase in liabilities associated with sale contracts containing guaranteed purchase obligations and other liabilities. Additionally, net payments on manufacturer floor plans decreased cash flows by $16.5 million.

For the year ended December 31, 2018, the cash used in our operating activities was $3.6 million. Our reported net income of $1.5 million, when adjusted for non-cash income and expense items, such as depreciation and amortization, paid-in-kind interest, and provision for losses on accounts receivable, provided positive cash flows of $46.4 million. These cash flows from operating activities were offset by cash outflows attributable to a $14.0 million increase in accounts receivable and a $64.2 million increase in inventories and rental fleet, along with a $5.2 million decrease in accounts payable, accrued expenses, customer deposits, and other current liabilities, and a net $1.9 million decrease in liabilities associated with sale contracts containing guaranteed purchase obligations and other liabilities. Additionally, net proceeds from manufacturer floor plans increased cash flows by $33.9 million.

Cash Flow from Investing Activities. For the year ended December 31, 2019, our cash used in investing activities was $87.8 million. The acquisition of NITCO totaled $65.6 million and purchases of rental and non-rental equipment totaled approximately $22.3 million.

For the year ended December 31, 2018, our cash used in investing activities was $39.4 million. The acquisition of C&M Dahlen, Inc., d/b/a Elite Heavy Equipment Service totaled $4.7 million and purchases of rental and non-rental equipment totaled $34.6 million.

Cash Flow from Financing Activities. For the year ended December 31, 2019, cash provided by financing activities was $91.8 million. Net proceeds under our lines of credit and floor plans with an unaffiliated source (i.e. a non-vendor) for the year ended December 31, 2019 were $44.7 million and $40.1 million, respectively. Additionally, net proceeds under long-term debt amounted to $8.0 million, partially offset by payments on capital lease obligations of $0.9 million.

For the year ended December 31, 2018, cash provided by financing activities was $44.4 million. Net proceeds under our lines of credit and floor plans with an unaffiliated source (i.e. a non-vendor) for the year ended December 31, 2018 were $14.7 million and $18.4 million, respectively. Additionally, net proceeds under long-term debt amounted to $12.3 million partially offset by payments on capital lease obligations of $0.7 million.

Sources of Liquidity

The Company reported $0.1 million in cash for the nine months ended September 30, 2020.

In conjunction with the reverse recapitalization, effective February 14, 2020, the Company amended and restated its credit facility with its first lien lender by entering into the Fifth Amended and Restated ABL First Lien Credit Agreement (“Amended and Restated Credit Agreement” and the facility thereunder, the “ABL

Facility”) by and among Alta Equipment Group Inc. and the other credit parties named therein, the lenders named therein, JP Morgan Chase Bank, N.A., as Administrative Agent, and the syndication agents and documentation agent named therein.

In connection with the Amended and Restated Credit Agreement, the Company amended and restated its floor plan facility with its first lien lender by entering into the Fifth Amended and Restated Floor Plan First Lien Credit Agreement (“Floor Plan Credit Agreement”) by and among Alta Equipment Group Inc. and the other credit parties named therein, the lender JP Morgan Chase Bank, N.A., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger.

The Amended and Restated Credit Agreement, among other things, (i) moved the $85 million floor plan financing facility of the Fourth Amended and Restated First Lien Credit Agreement out of syndication and into the Floor Plan Credit Agreement, (ii) increased the total aggregate amount of allowed indebtedness of all floor plans from $220 million to $225 million, (iii) increased the revolving line of credit borrowing capacity from $110 million to $300 million, and (iv) modified financial covenants (as defined in the Amended and Restated Credit Agreement.

The Floor Plan Credit Agreement, among other things, (i) modified the floor plan financing facility with the Company’s first lien lender from $85 million to $40 million, and (ii) modified financial covenants (as defined in the Floor Plan Credit Agreement).

Line of Credit and Floor Plan First Lien Lender

The Company has a revolving line of credit with its first lien holder with advances on the line being supported by eligible accounts receivable, parts, and otherwise unencumbered new and used equipment inventory and rental equipment. The revolving line of credit has a maximum borrowing capacity of $300 million and interest cost is the London Interbank Offered Rate (“LIBOR”) plus an applicable margin or the CB Floating Rate, depending on the borrowing. As of September 30, 2020, the Company had an outstanding revolving line of credit balance of $140.5 million, excluding unamortized debt issuance costs.

The Company has a floor plan financing facility with its first lien lender to finance new and used inventory and rental fleet equipment. This floor plan has a maximum borrowing capacity of $40 million. At September 30, 2020, the Company had an outstanding balance on their first lien lender floor plan facility of $30.7 million, excluding unamortized debt issuance costs.

Original Equipment Manufacturer (“OEM”) Captive Lenders and Suppliers’ Floor Plans

OEM captive lender and suppliers’ floor plans payable are financing arrangements for new and used inventory and rental equipment. We have such arrangements with several OEM captive lenders and suppliers each with borrowing capacities ranging from $10 million to $82.0 million. Certain floor plans provide for a five to twelve-month interest only or deferred payment period. In addition, these floor plan agreements provide for interest or principal free terms at the supplier’s discretion. The Company routinely sells equipment that is financed under OEM captive lender floor plans prior to the original maturity date of the financing agreement. The related OEM captive lender floor plans payable is then paid at the time the equipment being financed is sold.

Maximum borrowings under the floor plans and the revolving line of credit are limited to $525 million. The total amount outstanding was $295.5 million, exclusive of debt issuance and deferred financings costs of $1.6 million.

Term Loan

In connection with the reverse recapitalization, the Company entered into a new Note Purchase Agreement (the “Term Loan”) dated as of February 3, 2020, for the purposes of, among other things, (i) financing the reverse recapitalization, (ii) financing the acquisition of Flagler and Liftech, and (iii) providing for the repayment and refinance of a portion of the Company’s prior existing debt.

Effective February 14, 2020, the Company entered into a Note Purchase Agreement which comprised of a term loan in an aggregate principal amount of $155.0 million with its second lien lender through syndication, with an initial maturity date of August 2025. In connection with the new Note Purchase Agreement, the Company retired its existing term loan facility. The term loan is payable in quarterly installments of $1.9 million plus interest at LIBOR plus 8%. As of September 30, 2020, the effective interest rate was 9.8%. The loan is collateralized by substantially all assets of the Company.

Cash Requirements Related to Operations

Our principal sources of liquidity have been from cash provided by our service-related operations and the sales of new, used and rental fleet equipment along with rentals of such equipment, proceeds from the issuance of debt, and borrowings available under our lines of credit and floor plans. Our principal uses of cash have been to fund operating activities and working capital (including new and used equipment inventories), purchases of rental fleet equipment and property and equipment, fund payments due under lines of credit and flooring plans payable, fund acquisitions, and meet debt service requirements. In the future, we may pursue additional strategic acquisitions and seek to open new start-up locations. We anticipate that the uses described above encompass the principal demands on our cash and availability under our lines of credit in the future.

The amount of our future capital expenditures will depend on a number of factors including general economic conditions and growth prospects. Our gross rental fleet capital expenditures for the nine months ended September 30, 2020 was approximately $115.1 million, including $80.6 million of transfers from new and used inventory to rental fleet. This gross rental fleet capital expenditure was offset by sales proceeds of rental equipment of approximately $48.2 million for the nine months ended September 30, 2020 as our business model is to sell lightly used inventory to customers from our rental fleet so as to increase field population in our geographies. In response to changing economic conditions, we have the flexibility to modify our capital expenditures, especially as it relates to rental fleet.

To service our debt, we will require a significant amount of cash. Our ability to pay interest and principal on our indebtedness, will depend upon our future operating performance and the availability of borrowings under the lines of credit and/or other debt and equity financing alternatives available to us, which will be affected by prevailing economic conditions and conditions in the global credit and capital markets, as well as financial, business and other factors, some of which are beyond our control. Based on our current level of operations and given the current state of the capital markets, we believe our cash flow from operations, available cash, and available borrowings under the lines of credit will be adequate to meet our future liquidity needs for the foreseeable future. As of September 30, 2020, we had $197.6 million of available borrowings under the revolving line of credit and floor plans.

We cannot provide absolute assurance that our future cash flow from operating activities will be sufficient to meet our long-term obligations and commitments. If we are unable to generate sufficient cash flow from operating activities in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations, or seeking to raise additional debt or equity capital. Given current economic and market conditions, including the volatility in the global capital markets, we cannot assure investors that any of these actions could be affected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing debt agreements, as well as any future debt agreements, contain or may contain restrictive covenants, which may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

Critical accounting policies

In the preparation of consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. While we believe the estimates and judgments we use in preparing our consolidated financial statements are appropriate, they are subject to future events and uncertainties regarding their outcome and, therefore, actual results may materially differ from these estimates. We consider the following items in the consolidated financial statements to require significant estimation or judgment. See Note 2 to our consolidated financial statements for the year ended December 31, 2019 and for the period ended September 30, 2020 for a summary of our significant accounting policies.

Revenue Recognition

Revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the business expects to be entitled to in exchange for those goods or services. Control is transferred when the customer has the ability to direct the use of and obtain the benefits from the goods or services. The majority of our sales agreements contain performance obligations satisfied at a point in time when control is transferred to the customer. For agreements with multiple performance obligations, which are infrequent, judgment is required to determine whether performance obligations specified in these agreements are distinct and should be accounted for as separate revenue transactions for recognition purposes. In these types of agreements, we generally allocate sales price to each distinct performance obligation based on the observable selling price.

We enter into various equipment sale transactions with certain customers, whereby customers purchase equipment from us and then lease the equipment to a third party. In some cases, we provide a guarantee to repurchase the equipment back at the end of the lease term between the customer and third party lessee at a set residual amount set forth in the initial sales contract or pay the customer for the deficiency, if any, between the sale proceeds received for the equipment and the guaranteed minimum resale value. We are precluded from recognizing a sale of equipment if it guarantees to repurchase the sold equipment back or guarantees the resale value of the equipment to the customer for contracts determined to be operating leases. Rather, these transactions are accounted for in accordance with ASC 840, Lease Accounting (“Topic 840”).

We also enter into various rental agreements whereby owned equipment is rented to customers. Revenue from the majority of rental agreements is recognized over the term of the agreement in accordance with Topic 840. A rental contract includes rates for daily, weekly or monthly use, and rental revenues are earned on a daily basis as rental contracts remain outstanding. Because the rental contracts can extend across multiple reporting periods, the Company records unbilled rental revenues and deferred rental revenues at the end of each reporting period. Unbilled rental revenues are included as a component of “Accounts receivable” on the Consolidated Balance Sheets. Rental equipment is also purchased by customers outright (“rental conversions”). Rental revenue and revenue attributable to rental conversions, are recognized in “Rental revenue” and “Rental equipment sales” on the Consolidated Statements of Operations, respectively.

Lease liability, with respect to the aforementioned sale transactions, represents the net proceeds upon the equipment’s initial transfer. These amounts, excluding the guaranteed residual value, are recognized into rental revenue on a pro-rata basis over the leased contract period up to the first exercise date of the guarantee.

Periodic and ad-hoc maintenance service revenue is recognized upon completion of the service and the agreement of terms with the customer. Revenue from guaranteed maintenance contracts is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract, typically three to five years.

Payment terms vary by the type and location of the customer and the products or services offered. Generally, the time between when revenue is recognized, and payment is due is not significant. We do not evaluate whether the selling price includes a financing interest component for contracts that are less than a year, or if payment is expected to be received less than a year after the good or service has been provided. Sales and other taxes collected from customers and remitted to government authorities are accounted for on a net basis and, therefore, excluded from revenue. Shipping and handling costs are treated as fulfillment costs and are included in cost of revenue.

Useful lives of Rental Equipment and Property and Equipment

We depreciate rental equipment and property and equipment over their estimated useful lives. The useful life of rental equipment is determined based on our estimate of the period the asset will generate revenues. We periodically review the assumptions used in calculating rates of depreciation. We may be required to change these estimates based on changes in our industry or other changes in circumstances. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets. The amount of depreciation expense we record is highly dependent upon the estimated useful lives assigned to each category of equipment.

Generally, we assign the following useful lives to the below categories of Property and Equipment:

Estimated Useful Life
Transportation equipment	1 –10 years
Machinery and equipment	2 –20 years
Office equipment	3 –10 years
Computer equipment	3 –10 years
Leasehold improvements	2 –15 years

Evaluation of Goodwill Impairment

Goodwill is tested for impairment annually or more frequently if an event or circumstance indicates that an impairment loss may have been incurred. Application of the goodwill impairment test requires judgment, including: the identification of reporting units; assignment of assets and liabilities to reporting units; assignment of goodwill to reporting units; determination of the fair value of each reporting unit; and an assumption as to the form of the transaction in which the reporting unit would be acquired by a market participant (either a taxable or nontaxable transaction).

We estimate the fair value of our reporting units (which are our reportable segments) using a market approach based on the enterprise value (market capitalization plus interest-bearing liabilities) and operating metrics (e.g., EBITDA) of companies engaged in the same or similar line of business. We believe this approach, which requires fewer subjective assumptions than alternative methods, yields the most appropriate evidence of fair value.

We review goodwill for impairment utilizing a one-step process in which we compare the fair value of each of our reporting units’ net assets to the respective carrying value of net assets. If the carrying value of a reporting unit’s net assets is less than its fair value, then we do not recognize an impairment. If the carrying amount of a reporting unit’s net assets is greater than its fair value, we recognize a goodwill impairment for the amount of the excess of the net assets over the fair value.

Financial Accounting Standards Board (“FASB”) guidance permits entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test.

In connection with our goodwill impairment tests that were conducted as of December 31, 2019 and 2018, we bypassed the qualitative assessment for each reporting unit and proceeded directly to the first step of the goodwill impairment test. We estimated the fair values of our reporting units based on financial information on companies that we deemed were comparable to our business. We made judgments the comparability of publicly traded companies engaged in similar businesses and based our judgments on factors such as size, growth rates, profitability, and risk.

We used EBITDA multiples based on either the last twelve months or for the next twelve months for each of our reporting units (depending upon the maturity of the reporting unit) to estimate fair value using a market approach. A decrease in our EBITDA could materially affect the determination of the fair value and could result in an impairment charge to reduce the carrying value of goodwill, which could be material to our financial position and results of operations.

Our goodwill impairment testing as of December 31, 2019 indicated that all of our reporting units had estimated fair values which exceeded their respective carrying amounts. Our goodwill impairment testing as of December 31, 2018 indicated that all of our reporting units had estimated fair values which exceeded their respective carrying amounts.

After evaluating and weighing all relevant events and circumstances, as of September 30, 2020, the Company concluded there was no triggering event for a goodwill impairment test.

Share Based Compensation

The board of directors approved the Company’s 2020 Omnibus Incentive Plan, which enables the Company to grant stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other share based awards and cash awards to directors, employees and consultants to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company.

We measure the employee stock-based awards at their grant-date fair value using provisions of ASC 718 – Stock Compensation and record compensation expense over the vesting period of the award. The Company made an accounting election upon adoption of ASU 2016-09 and will recognize forfeitures when occurred rather than estimating expected forfeitures. The Company treated equity awards granted to non-employee directors similarly to the equity awards to employees upon adoption of ASU 2018-07.

Off Balance Sheet Transactions

As of September 30, 2020, and December 31, 2019, we did not have any “off-balance-sheet arrangements”, as defined in Item 303(a)(4)(ii) of Regulation S-K.

BUSINESS

Introduction

BRPM, a blank check company, was incorporated as a Delaware corporation on October 30, 2018. On November 14, 2018, GA International Services Corp. (“GA International”), a California corporation, owned by Great American Group, LLC (“Great American”), a wholly owned subsidiary of B. Riley Financial, merged into BRPM. GA International operated as GA International Services, LLC, a former California limited liability company, from the date of its incorporation on October 9, 2012 through November 5, 2018, the date it was converted from a limited liability company to a California corporation. All of the membership interests in GA International Services, LLC were issued to Great American in 2012. BRPM was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Until the consummation of the business combination, we did not engage in any operations nor generate any revenue.

On April 11, 2019, we consummated our IPO of 14,375,000 units. Each unit consisted of one share of common stock and one-half warrant. Each whole warrant entitled the holder thereof to purchase one share of common stock at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $143,750,000.

On February 14, 2020, we consummated the business combination. 1,049,036 shares of common stock were redeemed at a per share price of approximately $10.14 in connection with the stockholder vote to approve the business combination. Following the business combination, Alta Holdings became our indirect subsidiary.

Alta Business Overview

We own and operate one of the largest integrated equipment dealership platforms in the U.S. Through our branch network, we sell, rent, and provide parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other industrial and construction equipment. We engage in five principal business activities in these equipment categories:

(i)	new equipment sales;

(ii)	used equipment sales;

(iii)	parts sales;

(iv)	repair and maintenance services; and

(v)	equipment rentals.

We have operated as an equipment dealership for over 35 years and have developed a branch network that includes 51 total locations in Michigan, Illinois, Indiana, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, New York, Virginia and Florida. We offer our customers a one-stop-shop for most of their equipment needs by providing sales, parts, service, and rental functions under one roof. More recently, with the acquisition of PeakLogix, we have entered the automated equipment installation and system integration sector, which we believe has natural synergies with our material handling business and positions us to take advantage of the macroeconomic trend in e-commerce.

Within our territories, we are the exclusive distributor of new equipment and replacement parts on behalf of our OEM partners. We and our regional subsidiaries enjoy long-standing relationships with the leading industrial and construction equipment OEMs, including Hyster-Yale, Volvo, and JCB, among more than 30 others. We are consistently recognized by OEMs as a top dealership partner and have been identified as a nationally recognized Hyster-Yale dealer and multi-year recipient of the Volvo Dealer of the Year award.

We are committed to providing our customers with a best-in-class equipment dealership experience. Our customers are principally focused on equipment reliability and up-time, and our teams of skilled technicians and commitment to service are key to establishing and maintaining long-term customer relationships, representing a critical competitive advantage. Parts and service are also our most predictable and profitable businesses, with the dealership model structured to drive aftermarket parts and service revenue. Through our new and used equipment sales and our sale of rental fleet, we populate our exclusive territories with serviceable equipment. As the field population ages, we capitalize on aftermarket parts and service sales through the equipment maintenance cycle.

We have experienced significant organic and acquisition-led growth since 2008, completing over 20 acquisitions in that timeframe. We expect that acquisition activity will accelerate now that the business combination has been completed, as OEM partners support us as a consolidator by granting us new exclusive territories or by consenting to our acquisition of existing dealers. On May 1, 2019, we successfully acquired Northland Industrial Truck Co., Inc. (“NITCO”) to become the exclusive dealer of Hyster-Yale and JCB equipment in the New England states. Concurrently with the closing of the business combination on February 14. 2020, we consummated the acquisition of each of Liftech Equipment Companies, Inc. (“Liftech”) and FlaglerCE Holdings, LLC (“Flagler”). Liftech is the Hyster-Yale and JCB dealer in Upstate New York and Vermont, and Flagler is the Volvo dealer in Florida and portions of Georgia. Since the closing of the business combination, we have consummated acquisitions of PeakLogix, Inc. (“PeakLogix”) a national material handling systems integrator, Hilo Equipment and Services (“Hilo”) the exclusive dealer of Hyster-Yale in New York City, Martin Implement Sales, Inc. (“Martin”) a premium equipment distributor in the Chicago metropolitan area and Howell Tractor (“Howell”) a heavy equipment dealer serving Northern Illinois and Northwest Indiana.

Products and Services

New Equipment Sales. We sell new industrial and construction equipment and are a leading dealer for over 30 nationally recognized OEMs. Our new equipment sales generate customers for our parts sales and service operations, which grow with an expanding equipment field population in our territories.

Used Equipment Sales. We sell used equipment, primarily from equipment trade-ins from our new and returning customers. Used equipment sales, like new equipment sales, generate parts and services business for us.

Parts Sales. We are the exclusive distributor of OEM parts in its territories. Our in-house parts inventory is extensive, enabling us to provide timely service support to its customers.

Service Support. We provide maintenance and repair services for our customers’ equipment and to our own rental fleet. In addition to repair and maintenance on an as-needed or scheduled basis, we provide ongoing maintenance services and warranty repairs for our customers. We have committed substantial resources to recruiting and retaining skilled technicians, including partnerships with technical and trade schools near each of our construction branch locations. We believe that our service capabilities differentiate us from our competitors.

Equipment Rentals. We rent industrial and construction equipment to our customers. We view our rental fleet as an important component of our one-stop-shop model, and customers rely on our rental equipment when flexing up utilization on a project or when customer-owned equipment is being serviced. Our rental fleet consists of approximately 5,600 pieces of equipment having an original acquisition cost — which we define as the cost originally paid to manufacturers — of approximately $267.3 million and an average age of approximately 39 months. Our rental business also supports the rent-to-sell strategy, in which we sell equipment from our rental fleet to customers who prefer to purchase slightly used equipment. As with new and used equipment sales, the rent-to-sell solution generates parts and service revenue as equipment is sold into our territories.

Industry Background

The industry for industrial and construction equipment is driven by a broad range of economic factors and trends, including the ongoing transition of consumer preferences toward online retail and the associated warehousing and logistics requirements, non-residential construction trends, and general construction machinery demand. In addition, regional factors have an impact, particularly where equipment dealerships have territorial exclusivity with OEM partners.

As a one-stop-shop equipment dealership platform, we sell, rent, and provide parts and services support. We believe this gives us a competitive advantage over our single channel competitors and traditional equipment rental houses, which typically have limited parts and service offerings and which may have difficulty expanding due to the infrastructure, training, and relationships necessary to support a growing population of equipment in a designated territory.

OEMs have pushed for consolidation in their dealership networks, and we believe that we will remain one of the few natural consolidators in our industry. We are one of a very limited number of public equipment dealerships and we believe that our public currency will be a significant advantage when competing for acquisition targets. Furthermore, many equipment dealerships are family-owned operations, and retiring management teams have struggled to develop succession plans. We are a recognized consolidator in the industry, and many incumbent dealership owners have approached our management about potential sale transactions as a result. We believe that these dynamics will contribute to a growing acquisition pipeline at attractive valuation levels.

Competitive Strengths

We believe that the following attributes are important to our ability to compete effectively and to achieve our financial objectives:

Integrated Dealership Platform Providing One-Stop-Shop to Customers. Our integrated equipment sales, service, and rental platform provide a one-stop-shop for a highly diverse group of customers, enabling us to profitably double our revenue over 2015–2019 time period, pro forma for completed acquisitions. Through our 51 dealership locations, we believe that we are the leading provider of industrial and construction equipment and aftermarket parts and service support in our territories.

Superior Parts and Services Operations Supporting Customer Relationships. We provide parts and service to our customers 24 hours a day, 365 days a year. Our parts and service capabilities support customers in maximizing equipment uptime, which we believe is the key consideration when an equipment customer is selecting among competing product offerings. Critically, the aftermarket parts and service businesses provide us with a predictable, high-margin revenue source that is relatively insulated from the business cycle.

Ability to Attract and Retain Skilled Technical Employees. We believe that we provide best-in-class parts and service support to our customers, and the ability to attract and retain skilled technicians is critical to aftermarket performance. We have partnered with trade and technical schools near many of our branches, and these relationships provide us with a pipeline of skilled employees. To retain employees, we offer attractive benefits, clean facilities with the most advanced diagnostic software, modern tools, and OEM parts. Above all, we view our technicians as key contributors to future success, and we accord respect to our skilled technicians.

Leading Dealer for Equipment Manufacturers. We are a leading U.S. dealer for over 30 nationally recognized industrial and heavy construction OEMs, including Hyster-Yale, Volvo, and JCB. Our primary dealer agreements grant us exclusivity for new equipment and replacement part sales in our territories. The OEM relationships also promote our acquisition strategy, as the OEMs prefer to partner with fewer, financially stronger dealerships and view us as a prominent consolidator.

High-Quality Rental Fleet for Rent-to-Sell and Rent-to-Rent Programs. Equipment rental is complementary to our new and used equipment sales and is an important component of our one-stop-shop model. Rental operations are fully aligned with our dealership strategy, as the rent-to-sell solution provides another sales channel to populate our territories with equipment, generating high-margin parts and service revenue. In addition, existing equipment customers rely on us rental fleet when facing short-term equipment utilization spikes and when customer equipment is being serviced.

Experienced Management Team. Our senior management team is led by Chief Executive Officer Ryan Greenawalt and Chief Financial Officer Anthony Colucci, each of whom has substantial experience in the equipment distribution industry. Our senior leadership is well known and highly respected in the industry, with Ryan Greenawalt serving on the Hyster-Yale Dealer Council. Industry relationships provide a meaningful portion of our acquisition pipeline, as incumbent dealership owners frequently approach our management at OEM meetings and industry trade shows to discuss a sale to us.

Business Strategy

We employ the following business strategies:

Leverage the Field Population of Equipment in Our Territories to Grow Parts and Service Revenue. We actively populate our territories with new and used equipment, which in turn generate predictable, high-margin parts and service revenue. For example, we followed the strategy developed in Michigan when we expanded into the Chicago construction equipment market in 2018, growing the field population of equipment through our new, used, and rent-to-sell sales channels upon market entry. As a result, we expect near-term benefit from increasing aftermarket parts and service revenue driven by the equipment maintenance cycle.

Recruit Skilled Technicians to Expand the Parts and Service Operations. We depend on our teams of technicians to provide customers with best-in-class parts and service support, and we have developed a multifaceted strategy to recruit skilled mechanics. Critically, our partnerships with technical schools and community colleges provide consistent access to new technicians. For example, we provide floor space and equipment at our Detroit location to the Detroit Training Center (“DTC”), and many of DTC’s top graduates go on to employment at one of our facilities in Michigan. In addition, we regularly hire mechanics away from independent rental or service businesses in our markets, where a lack of access to OEM parts and diagnostic tools make servicing increasingly sophisticated equipment difficult. We intend to replicate this strategy as we acquire additional dealership territories.

Pursue Strategic Acquisitions. Our management team has successfully completed over 20 acquisitions. We also expect to accelerate our acquisition strategy now that the business combination has been completed. We have two primary areas of focus when pursuing acquisitions:

•

Territory In-Fill. Within our existing territories, we pursue acquisitions that provide new customer relationships and pools of skilled technicians, such as regional rental houses or independent service businesses. These acquisitions advance the parts and service strategy by simultaneously increasing the field population within the existing territory and expanding the number of skilled technicians to generate predictable, high-margin service revenue.

•

Territorial Expansion. Our geographic footprint has grown through acquisition, from our original Michigan lift truck territory to a leading equipment dealer in the Midwest and New England. In selecting additional territories for acquisition, we prioritize geographically contiguous markets that can be improved by our systems and processes and/or markets with a high density of equipment users. The acquisition of the greater Chicago Hyster-Yale territory provides an example in which both strategic priorities were achieved, as our Michigan processes were introduced in the new territory, improving business performance and operating leverage, while the acquisition provided access to one of the largest industrial equipment markets in the U.S.

History

Through our predecessor companies, we have been in the equipment sales, service, and rental business for approximately 35 years. Alta Holdings was formed in 1984 as Yale Materials Handling-Michigan, Inc. and was initially an industrial forklift distributor. We were originally owned and operated by Steven Greenawalt, current Chief Executive Officer Ryan Greenawalt’s father. Ryan Greenawalt returned to the Company in a senior management capacity in 2008, following professional experience in financial services. Under Ryan Greenawalt’s leadership, we broadened our industrial equipment offering, expanded into construction equipment distribution, and launched an acquisition strategy that has resulted in over 20 successful transactions. In 2017, Ryan Greenawalt executed a buy-out of his father and other family members, becoming the sole indirect holder of common LLC membership interests.

Prior to the business combination, our business was conducted through Alta Enterprises, LLC and its operating subsidiaries. Alta Enterprises, LLC is a subsidiary of Alta Holdings.

On May 1, 2019, we acquired the assets and business of NITCO. NITCO brought us into the industrial and construction equipment market in Massachusetts, Maine, Connecticut, New Hampshire, Vermont, and Rhode Island. Our NITCO Division’s primary OEM partners are Hyster-Yale for industrial equipment and JCB for construction equipment. We expect the NITCO Division to be our platform for continued expansion, particularly in industrial equipment, along the Northeast Coast.

Our acquisitions of Liftech and Flagler enhance our presence in Upstate New York, Vermont, Florida and portions of Georgia. With the acquisition of PeakLogix, we have entered the warehouse design and system integration sector, which is consistent with our growth strategy in materials handling business and expands our geographic footprint. Our acquisition of Hilo aligns with our growth strategy by expanding our distribution footprint and presence in the New York City area which gives us a major market foothold and strengthens our overall coverage of the northeastern United States. The acquisition of Martin Implement added an exceptional equipment distributor and enhances our growth in the Illinois construction market and broadens our product portfolio and service capabilities. With the acquisition of Howell Tractor, we expanded our presence in the Northern Illinois and Northwest Indiana markets adding an expansive range of product portfolio and service offerings.

Customers

We serve customers in our territories in Michigan, Illinois, Indiana, Massachusetts, Maine, Connecticut, New Hampshire, New York, Florida, Georgia, Vermont, Rhode Island and Virginia. Our primary customer end markets include diversified manufacturing, wholesale/retail, construction, automotive, municipal/government, and medical. Our customers vary from small, single machine owners to large contractors and industrial and commercial companies that are national OEM accounts. In 2019, no single customer accounted for more than 2% of our total revenues. Our top ten customers combined accounted for approximately 8% of our total revenues in 2019.

Floorplan Financing

We maintain equipment inventory within our dealer platform necessary to meet our customers’ needs. Inventory levels fluctuate throughout the year and tend to increase ahead of the start of the spring construction season.

New equipment inventory is primarily financed with OEM floorplan facilities with an initial promotional period that is highly subsidized or interest-free. OEMs provide this financing to enable dealers to carry equipment in anticipation of customer orders and to increase market share. In many cases we sell the equipment financed by its floorplan facilities before the expiration of the promotional period. We view floorplan financing on new equipment inventory that is less than a year old as a component of our working capital, and do not consider floorplan financing on new equipment as part of our corporate indebtedness.

Sales and Marketing

We have two distinct sales forces aligned around equipment type: industrial and construction. We believe maintaining separate sales forces for equipment allows our sales teams to effectively meet the demands of different types of customers while understanding sales strategies tailored to the equipment type. We have a commission-based compensation program for our sales forces.

We provide extensive training, including frequent factory and in-house training by OEM representatives regarding the operational features to further develop our sales team’s knowledge and experience. This training is essential, as our sales personnel regularly call on customers’ job sites, often assisting customers in assessing their immediate and ongoing equipment needs.

We utilize a customized Enterprise Resource Planning (“ERP”) tool, called e-Emphasys, which provides sophisticated customer relationship management functionality. e-Emphasys was designed for heavy equipment dealerships and was expanded to include our broad product portfolio, including industrial equipment. We believe that this comprehensive customer and sales tool enhances our territory management by increasing the productivity of our sales teams and by tracking equipment service history to advance our customer support goals.

While our specialized, well-trained sales force strengthens our customer relationships and fosters customer loyalty, we also promote our business through marketing and advertising, including industry publications, direct mail campaigns, television and radio and our website at www.altaequipment.com and www.nitco-lift.com. The information contained on such websites is not a part of this prospectus and is not deemed incorporated by reference into this prospectus or any other public filing made with the SEC.

Suppliers

We purchase a significant amount of equipment and parts from the 30+ manufacturers with whom we have distribution agreements. We purchased approximately 43% of our new equipment, rental fleet, and replacement parts from two major OEMs (Hyster-Yale and Volvo) during the year ended December 31, 2019. We are the exclusive OEM replacement part distributor within our territories, allowing us to provide superior service support to our customers on an aftermarket basis.

Information Technology Systems

Among other metrics, our information systems track rental inventory utilization statistics, maintenance and repair costs, returns on investment for specific equipment types and detailed operational and financial information for each piece of equipment. Our integrated services platform enables us to closely monitor our performance and our business. Our point-of-sale system enables us to link all of our facilities, permitting universal access to real-time data concerning equipment located at the individual facility locations and the rental status and maintenance history for each piece of equipment. Our information technology systems include such features as on-line contract generation, automated billing, applicable sales tax computation and automated rental purchase option calculation. Our customer relationship management system provides sales and customer information, available rental fleet and inventory information, a quote system and other organizational tools to assist its sales forces. We maintain an extensive customer database which allows us to monitor the status and maintenance history of our customers’ owned-equipment and enables us to more effectively provide parts and services to meet their needs. Our critical systems run on servers and other equipment that is current technology and is readily available from reputable suppliers and serviceable through existing maintenance agreements.

Product Warranties

Product warranties for new equipment and parts are provided by our OEM partners. The term and scope of these warranties vary greatly by supplier and by product. The OEMs pay us for repairs it performs to equipment under warranty in its territories.

Seasonality

Within our existing territories, equipment sales cycles peak during the spring season and extend through the summer.

Parts and services activities are less affected by changes in demand caused by seasonality and are highly predictable based on historical maintenance and service trends as equipment ages.

The demand for our rental equipment tends to be lower in the winter months, and equipment rental performance will generally correlate to the levels of current construction activities, so the severity of weather conditions can have a temporary impact.

Competition

The industrial and construction equipment sales and distribution industry is competitive and remains fragmented, with large numbers of competitors operating on a regional or local scale. Within our territories, our competitors range from multi-location, regional operators to single-location dealers of competing equipment brands. For industrial equipment, our Hyster-Yale partner primarily competes with Toyota Industries Corporation (Toyota and Raymond brands), and Crown Equipment Corporation. Products that compete with the equipment manufactured by Volvo, our key construction OEM partner, are manufactured primarily by Caterpillar Inc., Deere and Company, and Komatsu Ltd.

Competition among equipment dealers, whether they offer industrial or construction equipment or both, is primarily based on customer service, including repair and maintenance service provided by the dealer, reputation of the OEM and dealer, quality and design of the products, and price. In our experience, reliability and up-time are the key considerations for customers in selecting industrial and construction equipment, and we believe that our focus on parts and service support has helped us win and maintain customer business. In contrast, price is not typically a customer’s key point of differentiation in selecting among competing equipment, as OEM partners often provide pricing flexibility in order to drive market share.

Environmental and Safety Regulations

Our facilities and operations are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety laws. These laws regulate, among other things, the handling, storage, use and disposal of hazardous materials and wastes and, if any, the associated cleanup of properties affected by pollutants, air quality (emissions) and wastewater. We do not currently anticipate any material adverse effect on our business or financial condition or competitive position as a result of our compliance with such requirements. We will continue to take necessary steps to comply with environmental requirements, but we do not expect to incur material capital or other expenditures for environmental controls or compliance.

In the future, federal, state or local governments could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters or effect a change in their enforcement of existing laws or regulations, that could affect our operations. There can be no assurance that we, or various environmental regulatory agencies, will not discover previously unknown environmental non-compliance or contamination, for which we could be held liable. It is possible that changes in environmental and worker health and safety laws or liabilities from newly-discovered non-compliance or contamination could have a material adverse effect on our business, financial condition and results of operations.

Employees

As of September 30, 2020, we had approximately 1,930 employees. Of these employees, 750 are hourly and salaried corporate and administrative personnel, and 715 are skilled technicians paid on an hourly basis. A collective bargaining agreement relating to 17 of our locations covers approximately 360 of our employees. We believe our relations with our employees are good, and we have never experienced a work stoppage.

Generally, the total number of employees does not significantly fluctuate throughout the year. However, acquisition activity may increase the number of our employees. Fluctuations in the level of our business activity could require some staffing level adjustments in response to actual or anticipated customer demand.

In late March 2020, in compliance with the directives of government authorities in the state and local geographic areas in which we have operations, we adjusted our operations to permit virtually all of our sales and back office employees to work remotely. In late second quarter of 2020, we began phasing in a return to more normalize working conditions as state or local governments began lifting restrictions. Despite the lifting of certain restrictions, Alta continues to adhere to government issued guidelines and promote a clean and safe environment in all of its branch locations. Certain non-revenue producing business functions continue to work via remote work arrangements which have been designed to allow for the continued operation of our business while allowing employees to work virtually.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 14, 2020 (the “Closing Date”), the Company consummated its acquisition of Alta Holdings pursuant to the Merger Agreement.

In connection with the Closing, the Company changed its name from “B. Riley Principal Merger Corp.” to “Alta Equipment Group Inc.”

On February 11, 2020, the business combination was approved by the stockholders of the Company at the special meeting. The business combination was completed on February 14, 2020. In connection with the business combination, 1,049,036 shares of the Company’s common stock were redeemed at a per share price of approximately $10.14. Upon the Closing, the Company had 29,511,359 shares of common stock outstanding, 16,884,213 of which were held by non-affiliates of the Company.

For purposes of the unaudited pro forma condensed combined financial information, the aggregate consideration for the business combination was $403,000,000, consisting of (i) the Company’s pay off of Alta Holdings’ existing gross debt in the amount of $314 million, (ii) approximately $13 million in cash to Alta Holdings’ existing shareholders and (iii) an aggregate of 7,600,000 shares of common stock valued at $10.00 per share issued to Alta Holdings’ equity holders, which include Mr. Greenawalt (the “Holders”). The Company’s existing gross debt includes the fair value of warrants issued in 2017, the terms of which contained a limited call right exercisable by the Company upon consummation of a qualifying change in control event.

Immediately prior to the closing, pursuant to the forward purchase agreement, the Company issued to BRPI 2,500,000 shares of common stock for $10.00 per share, for an aggregate purchase price of $25,000,000, plus 1,250,000 warrants.

Immediately prior to the Closing, pursuant to subscription agreements (the “Subscription Agreements”) with institutional and accredited investors (the “PIPE investors”), the Company (i) issued to the PIPE investors an aggregate of 3,500,000 shares of common stock for $10.00 per share, for an aggregate purchase price of $35,000,000, plus an additional 178,947 shares of common stock (the “inducement shares”), and (ii) transferred to the PIPE investors an aggregate of 1,275,000 warrants (the “inducement warrants”). In connection therewith, the Sponsor forfeited 178,947 shares of common stock to the Company for cancellation for no consideration and BRPI and the Sponsor transferred an aggregate of 1,275,000 warrants to the Company for no consideration.

In addition, immediately prior to the Closing, the Sponsor forfeited to the Company for cancellation an aggregate of an additional 1,470,855 shares of common stock or no consideration.

Introduction

The following unaudited pro forma condensed combined financial statements of the Company present the combination of the financial information of the Company, Alta Holdings, NITCO, and Flagler, adjusted to give effect to the business combination, the equity financing provided by the forward purchase agreement, the subscription agreements with the PIPE investors and the backstop agreement (collectively, the “equity financing”), and the debt financing (as defined below). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

In connection with the business combination and as a condition under the Merger Agreement, the Company entered into credit agreements on February 3, 2020, which were effective upon the closing of the business combination (the “debt financing”), for the purpose of financing the repayment of Alta Holdings’ existing net debt, a portion of the consideration payable under the Merger Agreement, costs and expenses incurred by the parties in connection with the business combination and general corporate expenditures. The credit facilities are comprised of a second lien note purchase agreement in an aggregate principal amount of $155 million and an asset based loan revolving credit facility in an aggregate principal amount of up to $300 million, with $115 million drawn on upon consummation of the business combination.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the business combination, equity financing and debt financing occurred on December 31, 2019. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives pro forma effect to the business combination, equity financing and debt financing as if it had been completed on January 1, 2019.

In addition, the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives pro forma effect to the acquisition by Alta Holdings of NITCO that closed on May 1, 2019 as if it had been completed on January 1, 2019.

Further, the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives pro forma effect to the acquisition by Alta Holdings of Flagler that closed on February 14, 2020 as if such acquisition had been completed on January 1, 2019, while the following unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives pro forma effect to such acquisition as if they had been completed on December 31, 2019.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

This information has been developed from and should be read together with the Company’s, Alta Holdings’, NITCO’s and Flagler’s audited financial statements and related notes incorporated elsewhere in this prospectus, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The business combination is accounted for under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Alta Holdings has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	Ryan Greenawalt, the sole owner and CEO of Alta Holdings, has the largest minority interest of the combined company,

•	Ryan Greenawalt serves as CEO and as a member of the board of directors of the combined company, together with two individuals designated by him,

•	Alta Holdings’ senior management will comprise the senior management of the combined company,

•	The relative size of Alta Holdings compared to the Company; and

•	Alta Holdings’ operations will comprise the ongoing operations of the combined company.

ASC 805 provides that in identifying the acquiring entity in a transaction effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the stockholders of the constituent companies in the combined company; the existence of a large minority voting interest in the combined entity (if no other owner or organized group of owners has a significant voting interest); the composition of the board of directors and senior management of the combined company; the relative size of each company; and the terms of the exchange of equity securities in the transaction, including payments of any premium. The preponderance of the evidence discussed above supports the conclusion that Alta is the accounting acquirer in the Business Combination. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Alta issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Business Combination

The Company paid off the existing gross debt of Alta (approximately $314 million), and Alta’s equity holders, which include Greenawalt, received aggregate consideration with a value equal to $89 million, which consisted of (i) $13 million in cash and (ii) $76 million of shares of our common stock, or 7,600,000 shares valued at $10.00 per share.

In the Business Combination, Merger Sub merged with and into Alta, the separate corporate existence of Merger Sub ceased, and Alta became a wholly-owned subsidiary of BPRM. Upon the Closing, the Company changed its name to “Alta Equipment Group Inc.”

Financing for the Business Combination and for related transaction expenses consisted of:

(i)

$135.1 million of proceeds from the Company’s IPO on deposit in the trust account (plus any interest income accrued thereon since the IPO), net of any redemption of shares of Class A common stock in connection with the Business Combination;

(ii)	$25 million of proceeds from the forward purchase agreement with BRPI;

(iii)	$35 million of proceeds from the subscription agreements with the PIPE investors;

(iv)	Amounts drawn under the credit facilities received in the debt financing; and

(v)	$76 million of rollover equity from the Holders.

The unaudited pro forma condensed combined financial information has been prepared after giving effect to the Business Combination, and the redemption rights exercised by the Company’s public stockholders, where 1,049,036 public shares were redeemed.

ALTA EQUIPMENT GROUP, INC.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

December 31, 2019

	Historical as of December 31, 2019	Alta Pro Forma December 31, 2019
(in millions)	BRPM	Alta Equipment Holdings, Inc. Pro Forma Combined(A)	Pro Forma Adjustments For Equity Offering	Note	As Adjusted for Equity Offering	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash	0.6	4.0	35.0	(1)	64.6			25.3
			25.0	(2)		135.1	(3)
						(52.3)	(4)
						(15.8)	(5)
						(13.0)	(6)
						(93.3)	(7)
Accounts receivable, net	—	111.7	—		111.7			111.7
Inventories, net	—	168.5	—		168.5			168.5
Prepaid expenses and other Current Assets	0.2	6.5	—		6.7			6.7

Total current assets	0.8	290.7	60.0		351.5	(39.3)		312.2
PROPERTY AND EQUIPMENT, NET		249.2			249.2			249.2
OTHER ASSETS
Cash held in Trust Account	146.0	—			146.0	(146.0)	(3)	—
Goodwill	—	31.4	—		31.4	—		31.4
Intangible assets, net	—	3.0	—		3.0	—		3.0
Other assets	—	2.0	—		2.0	17.4	(7)	19.4
Total other assets	146.0	36.4	—		182.4	(128.6)		53.8

TOTAL ASSETS	146.8	576.3	60.0		783.1	(167.9)		615.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Income taxes payable	0.3	—	—		0.3	—		0.3
Lines of credit and floor plans	—	307.1	—		307.1	(84.0)	(4)	223.1
Current portion of long-term debt	—	7.1	—		7.1	0.3	(4)	7.4
Accounts payable	0.1	39.4	—		39.5	—		39.5
Deferred revenue	—	—	—		—	—		—
Customer deposits	—	7.2	—		7.2	—		7.2
Accrued expenses	1.5	19.5	—		21.0	(6.0)	(5)	15.0
Other current liabilities	—	9.3	—		9.3	—		9.3

Total current liabilities	1.9	389.6	—		391.5	(89.7)		301.8

	Historical as of December 31, 2019	Alta Pro Forma December 31, 2019
(in millions)	BRPM	Alta Equipment Holdings, Inc. Pro Forma Combined(A)	Pro Forma Adjustments For Equity Offering	Note	As Adjusted for Equity Offering	Pro Forma Adjustments	Note	Pro Forma Combined
LONG-TERM LIABILITIES
Long-term debt, net of current portion	—	86.5	—		86.5	68.5	(4)	155.0
Capital lease obligations, net of current portion	—	1.4	—		1.4	—		1.4
Buyback residual obligations, net of current portion	—	0.7	—		0.7	—		0.7
Lease Liability, net of current portion	—	3.7	—		3.7	—		3.7
Guaranteed Purchase Obligation, net of current portion	—	9.0	—		9.0	—		9.0
Deferred tax liabilities	—	—	—		—	5.0	(8)	5.0
Other Non-Current Liabilities	—	3.1	—		3.1	—		3.1
Warrant liability	—	29.6	—		29.6	(29.6)	(4)	(0.0)

Total long-term liabilities	—	134.0	—		134.0	43.9		177.9
TOTAL LIABILITIES	1.9	523.6	—		525.5	(45.8)	—	479.7

Common stock	139.9	—	—		139.9	(11.0)	(3)	128.9

STOCKHOLDERS’ EQUITY (DEFICIT)
Additional paid-in capital	5.0	75.9	35.0	(1)	140.9	(5.0)	(8)	47.0
			25.0	(2)		(13.0)	(6)
	—	—	—		—	(75.9)	(7)	—
Retained earnings (deficit)	—	(23.2)	—		(23.2)	(7.4)	(4)	(40.4)
	—		—		—	(9.8)	(5)
Members’ equity	—	—	—		—	—		—

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	144.9	52.7	60.0		257.6	(122.1)		135.5

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	146.8	576.3	60.0		783.1	(167.9)		615.2

(A)	Refer to Note 3(a) for lower-lever pro forma balance sheet adjustments made to Alta and Note 4(a) for pro forma balance sheet adjustments referenced above.

ALTA EQUIPMENT GROUP, INC.

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2019

	Historical as of December 31, 2019	Alta Pro Forma December 31, 2019
(in millions, except share and per share amounts)	BRPM	Alta Equipment Holdings, Inc. Pro Forma Combined(A)	As Adjusted for Equity Offering	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues:
New, used and rental equipment sales	—	425.5	425.5	—		425.5
Parts sales	—	119.4	119.4	—		119.4
Service revenue	—	116.3	116.3	—		116.3
Rental Revenue	—	118.4	118.4	—		118.4

Total Revenue	—	779.6	779.6	—		779.6
Cost of revenues:
New, used and rental equipment sales	—	375.5	375.5	—		375.5
Parts sales	—	81.3	81.3	—		81.3
Service revenue	—	45.1	45.1	—		45.1
Rental revenue	—	20.2	20.2	—		20.2
Rental depreciation	—	62.8	62.8	—		62.8

Total Cost of revenue	—	584.9	584.9	—		584.9
Gross profit	—	194.7	194.7	—		194.7
General and administrative expenses	1.9	177.0	178.9	(6.0)	(1)	172.9
Depreciation and amortization expense	—	4.0	4.0	—		4.0

Total general and administrative expenses	1.9	181.0	182.9	(6.0)		176.9
Income from operations	(1.9)	13.7	11.8	6.0		17.8

Other income (expense)
Interest income (expense)	2.2	(22.6)	(20.4)	0.6	(2)	(19.8)
Other income	—	2.2	2.2	—		2.2
Change in fair market value of warrants	—	(27.9)	(27.9)	—		(27.9)

Total other expense	2.2	(48.3)	(46.1)	0.6		(45.5)
Benefit (Provision) for income taxes	(0.3)	—	(0.3)	7.4	(3)	7.1

Net income (loss)	0.0	(34.6)	(34.6)	14.0		(20.6)

Weighted average common shares outstanding — basic and diluted	2,961,370				(4)	29,511,359
Net income (loss) per share — basic and diluted	(0.56)				(4)	(0.70)

(A)	Refer to Note 3(e) for lower-lever pro forma statement of operations adjustments made to Alta and Note 4(b) for pro forma statement of operations adjustments referenced above.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

Basis of presentation

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.

The Company’s historical results reflect the audited condensed balance sheet as of December 31, 2019 and unaudited condensed statement of operations for the period ended December 31, 2019 under GAAP. NITCO’s historical results reflect the unaudited condensed statement of operations for the 4-months ended February 28, 2019. As the acquisition with NITCO closed on May 1, 2019, Alta’s December 31, 2019 statement of operations includes the operations of NITCO for the 8-months ended December 31, 2019. Therefore, in order to provide a full twelve-months of operations, the four months ended February 28, 2019 has been included. As NITCO has a different fiscal year end (October 31st), the period from March 1, 2019 through April 30, 2019 is excluded from the pro forma condensed combined statements of operations. An unaudited condensed consolidated balance sheet is not reflected in the pro forma condensed combined balance sheet as the transaction with Alta closed on May 1, 2019 and is therefore reflected in Alta’s consolidated balance sheet as of December 31, 2019.

On February 14, 2020, Alta acquired Flagler. The historical results of Flagler were derived from the audited consolidated statements of income for the year ended December 31, 2019 and consolidated balance sheet as of December 31, 2019 included elsewhere in this registration statement.

Description of the Business Combination

As previously mentioned, Alta Equipment Group Inc. consummated its previously announced acquisition of Alta, on February 14, 2020, pursuant to the Merger Agreement, by and among the Merger Sub, Alta and Ryan Greenawalt. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

Under applicable accounting standards, Alta will be the accounting acquirer in the Business Combination, which will be treated as a reverse recapitalization. Accordingly, the accounting for the transaction is similar to that of a capital infusion to Alta. Net assets of the Company will be stated at historical cost, with no goodwill or intangible assets recorded.

The following table sets forth the net assets of the Company as of December 31, 2019 (in millions):

Cash	$0.6
Prepaid expenses and other current assets	0.2
Cash held in Trust Account	146.0
Income taxes payable	(0.3)
Accounts payable	(0.1)
Accrued expenses	(1.5)

Net assets acquired	$144.9

For purposes of the unaudited pro forma condensed combined financial information, the table below represents the sources and uses of funds as it relates to the Business Combination:

Sources and Uses (in millions)
Sources		Uses
BRPM Cash Held in Trust(1)	135.1	Paydown of Existing Debt(6)	314.0
BRPI Forward Purchase Agreement(2)	25.0	Cash to Existing Alta Shareholders(7)	13.0
Existing Alta Shareholders Roll(3)	76.0	Shares to Existing Alta Shareholders(3)	76.0
PIPE(4)	35.0	Alta Acquisitions(8)	93.3
New Term Loan(5)	155.0	Transaction fees and expenses(9)	23.9
Draw on New ABL(5)	115.0	Excess cash(10)	20.9

Total Sources	541.1	Total Uses	541.1

(1)	Represents the amount of the restricted investments and cash held in the Trust account upon consummation of the Business Combination.
(2)

Represents the forward purchase agreement entered into with BRPI to provide for the purchase by it (or its designees) of up to an aggregate of 2,500,000 units at $10.00 per unit for an aggregate purchase price of $25 million in a price placement to close concurrently with the closing of the Business Combination. The proceeds from the sale of the forward purchase units were used as part of the consideration to the holders in the Business Combination, to pay expenses in connection with the Business Combination and for working capital in the post-business combination company. The forward purchase was intended to provide the Company with a minimum funding level for the Business Combination.

(3)	Represents the amount attributable to the existing shareholders of Alta.
(4)	Represents the issuance, in a private placement consummated concurrently with the closing, of up to 3,678,947 shares of common stock.
(5)	Represents proceeds from the refinancing of the Company’s existing indebtedness upon closing of the Business Combination.
(6)

Represents the amount of existing debt and warrants that the combined Company paid down upon closing of the Business Combination that will allow for adequate cash to remain on the balance sheet for funding of operations and working capital needs.

(7)	Represents the amount of cash paid to the existing Alta Shareholder and key executives as part of the payout of the awards associated with the long-term equity linked incentive plan.
(8)	Represents the total cost of Alta’s February 2020 acquisitions, including Flagler. At closing, the total cost of the acquisitions was $93.3 million.
(9)	Represents the total fees and expenses incurred as part of the acquisition at the closing of the Business Combination.
(10)

Represents remaining cash that will be used to fund operations and working capital needs of the Company after the closing of the Business Combination. Note that the Company will have ample liquidity on its ABL facility to meet the operating cash requirements of the business (total borrowing capacity remaining of $185 million).

Basis of the Pro Forma Presentation

As a result of the consummation of the Business Combination, the Company will adopt Alta’s accounting policies. Similarly, Flagler will adopt Alta’s accounting policies. Alta may identify differences between the accounting policies of the companies, that when conformed, could have a material impact on the consolidated financial statements of the combined entity.

Note 2 — Reclassifications to Historical Financial Information of the Company

Certain balances and transactions presented in the historical financial statements of the Company included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of financial statements of Alta as indicated in the table below.

Reclassifications to historical financial information of NITCO and Flagler to conform to the presentation of Alta are included in Notes 3 and 4 below.

The Company’s Balance Sheet Reclassifications as of December 31, 2019
(in millions)	As per Financial Statements	Reclassification	As Reclassified
Accounts payable and accrued expenses	1.6	(1.6)	—
Accounts payable	—	0.1	0.1
Accrued expenses	—	1.5	1.5

The Company’s Statement of Operations Reclassifications for the Twelve-months ended December 31, 2019
(in millions)	As per Financial Statements	Reclassification	As Reclassified
General and administrative expenses		1.9	1.9
Operating costs	1.9	(1.9)	—

Note 3 — Reclassifications and Adjustments to Historical Information of Alta Equipment Holdings, Inc. for period ended December 31, 2019

(a) Pro forma balance sheet of Alta Equipment Holdings, Inc. combined

The following table provides the pro forma balance sheet of Alta Equipment Holdings, Inc. as of December 31, 2019 as if Flagler had been acquired on December 31, 2019. As NITCO was acquired by Alta effective May 1, 2019, they are included within the Alta amounts as of December 31, 2019.

ALTA EQUIPMENT HOLDINGS, INC. PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 2019
(in millions, except share and per share amounts)	Alta Equipment Holdings, Inc.	Flagler Pro Forma(1)	Alta Equipment Holdings, Inc. Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash	—	4.0	4.0
Accounts receivable, net	101.2	10.5	111.7
Inventories, net	137.2	31.3	168.5
Prepaid expenses and other current assets	5.7	0.8	6.5

Total current assets	244.1	46.6	290.7

PROPERTY AND EQUIPMENT, NET	196.5	52.7	249.2
OTHER ASSETS
Goodwill	8.6	22.8	31.4
Intangible assets, net	3.0	—	3.0
Other assets	2.0	—	2.0

Total other assets	13.6	22.8	36.4

TOTAL ASSETS	454.2	122.1	576.3

ALTA EQUIPMENT HOLDINGS, INC. PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 2019
(in millions, except share and per share amounts)	Alta Equipment Holdings, Inc.	Flagler Pro Forma(1)	Alta Equipment Holdings, Inc. Pro Forma Combined
CURRENT LIABILITIES
Lines of credit and floor plans	272.7	34.4	307.1
Current portion of long-term debt	7.1	—	7.1
Accounts payable	31.1	8.3	39.4
Customer deposits	7.2	—	7.2
Accrued expenses	16.0	3.5	19.5
Other current liabilities	9.3	—	9.3

Total current liabilities	343.4	46.2	389.6
LONG-TERM LIABILITIES
Long-term debt, net of current portion	86.5	—	86.5
Capital lease obligations, net of current portion	1.4	—	1.4
Buyback residual obligations, net of current portion	0.7	—	0.7
Lease Liability, net of current portion	3.7	—	3.7
Guaranteed purchase obligation, net of current portion	9.0	—	9.0
Other Non-Current Liabilities	3.1	—	3.1
Warrant liability	29.6	—	29.6

Total long-term liabilities	134.0	—	134.0
STOCKHOLDERS’ (DEFICIT) EQUITY
Additional paid-in capital	—	75.9	75.9
Retained earnings (deficit)	(23.2)	—	(23.2)
Members’ equity	—	—	—

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(23.2)	75.9	52.7
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	454.2	122.1	576.3

(1)	Refer to Note 3(b) for reclassification of Flagler historical information and pro forma adjustments.

(b) Reclassifications and pro forma adjustments of Flagler

	Flagler
(in millions, except share and per share amounts)	Flagler Reclassified(1)	Pro Forma		Flagler Pro Forma(3)
ASSETS
CURRENT ASSETS
Cash	4.0	—		4.0
Accounts receivable, net	12.2	(1.7	)(2)	10.5
Inventories, net	31.3	—		31.3
Prepaid expenses and other current assets	0.8	—		0.8

Total current assets	48.3	(1.7)		46.6

PROPERTY AND EQUIPMENT, NET	52.7	—		52.7
OTHER ASSETS
Goodwill		22.8	(4)	22.8

Total other assets	—	22.8		22.8
TOTAL ASSETS	101.0	21.1		122.1

	Flagler
(in millions, except share and per share amounts)	Flagler Reclassified(1)	Pro Forma		Flagler Pro Forma(3)
CURRENT LIABILITIES
Note payable — related party	0.3	(0.3	)(2)	—
Lines of credit and floor plans	79.2	(44.8	)(3)	34.4
Current portion of long-term debt	9.0	(9.0	)(3)	—
Current portion of capital lease payable	0.1	(0.1	)(3)
Accounts payable	8.9	(0.6	)(2)	8.3
Deferred revenue	0.3	(0.3	)(2)	—
Accrued expenses	3.5	—		3.5

Total current liabilities	101.3	(55.1)		46.2
LONG-TERM LIABILITIES
Long-term debt, net of current portion, debt discounts and deferred financing costs	0.8	(0.8	)(3)	—
Capital lease obligations, net of current portion	0.2	(0.2	)(3)	—
Other liabilities	2.9	(2.9	)(2)	—

Total long-term liabilities	3.9	(3.9)		—
STOCKHOLDERS’ (DEFICIT) EQUITY
Additional paid-in capital	—	54.8	(3)	75.9
Retained earnings (deficit)	—	21.1	(2)
Members’ equity	(4.2)	4.2	(2)	—

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(4.2)	80.1		75.9

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	101.0	21.1		122.1

(1)

Reflects adjustments for balances presented in historical financial statements of Flagler included within the unaudited pro forma condensed financial information have been reclassified to conform to the presentation of financial statements of Alta Equipment Holdings, Inc., as indicated in the table below.

	As per Financial Statements	Reclassifications	As reclassified
PROPERTY AND EQUIPMENT, NET	3.1	49.6	52.7
Rental equipment, net	49.6	(49.6)	—

(2)

Reflects assets not acquired and liabilities not assumed as part of the acquisition by Alta. As such, the historical financials are adjusted to reflect their removal of the related Balance Sheet impact upon consummation of the acquisition.

(3)

The decrease to debt and other financing liabilities reflects the effects of extinguishment of Flagler’s outstanding debt related to the acquisition by Alta. See Alta pro forma adjustments in Note 4(a) for related impact on the debt re-financing upon consummation of the acquisition.

(4)

Recognition of the estimated goodwill resulting from the transaction. The goodwill estimate is based upon the Flagler net assets acquired as of December 31, 2019. The goodwill amount will be adjusted based upon the acquired Flagler net assets as of February 14, 2020.

(e) Pro forma statement of operations of Alta Equipment Holdings, Inc.

The following table provides the pro forma statement of operations of Alta Equipment Holdings, Inc. for the year ended December 31, 2019 as if NITCO and Flagler had been acquired on January 1, 2019. NITCO was acquired by Alta effective May 1, 2019. Flagler was acquired on February 14, 2020. The pro forma results do not include any anticipated cost synergies or other effects of the integration of these entities into Alta.

	Alta Equipment Holdings, Inc.				NITCO (11/1/18 – 2/28/19) NITCO Pro Forma(b)	Flagler Pro forma(c)	Alta Equipment Group, Inc. Pro Forma Combined
(Amounts in millions)	Alta Balance	Alta Pro Forma		Alta Pro Forma(a)
Revenues:
New, used and rental equipment sales	286.8	—		286.8	24.5	114.2	425.5
Parts sales	82.7	—		82.7	6.5	30.2	119.4
Service revenue	92.7	—		92.7	8.3	15.3	116.3
Rental Revenue	95.2	—		95.2	5.9	17.3	118.4

Net revenue	557.4	—		557.4	45.2	177.0	779.6
Cost of revenues:
New, used and rental equipment sales	251.8	—		251.8	21.7	102.0	375.5
Parts sales	54.1	—		54.1	3.7	23.5	81.3
Service revenue	34.6	—		34.6	2.0	8.5	45.1
Rental revenue	17.5	—		17.5	0.6	2.1	20.2
Rental depreciation	47.3	—		47.3	3.5	12.0	62.8

Cost of revenue	405.3	—		405.3	31.5	148.1	584.9
Gross profit	152.1	—		152.1	13.7	28.9	194.7
General and administrative expenses	137.6	(0.3	)(1)	137.3	12.5	27.2	177.0
Depreciation and amortization expense	2.8	—		2.8	0.2	1.0	4.0

Total general and administrative expenses	140.4	(0.3)		140.1	12.7	28.2	181.0
Income from operations	11.7	0.3		12.0	1.0	0.7	13.7
Other income (expense)
Interest income (expense)	(20.5)	—	(2)	(21.5)	(0.2)	(0.9)	(22.6)
		(1.0)(3)
Other income	1.3	—		1.3	0.4	0.5	2.2
Other expense	—	—		—	—	—	—
Gain on sale of assets	—	—		—	—	—	—
Change in fair market value of warrants	(27.9)	—		(27.9)	—	—	(27.9)

Total other expense	(47.1)	(1.0)		(48.1)	0.2	(0.4)	(48.3)
Provision for income taxes	—	—		—	—	—	—

Net income (loss)	(35.4)	(0.7)		(36.1)	1.2	0.3	(34.6)

(a)	Refer to Note 3(f) for pro forma adjustments made to Alta.
(b)	Refer to Note 3(g) for reclassification of NITCO historical information and pro forma adjustments.
(c)	Refer to Note 3(h) for reclassification of Flagler historical information and pro forma adjustments.

(f) Pro-forma statement of operations adjustments of Alta

(1)

Reflects adjustments made to eliminate non-recurring transaction costs previously recognized in the historical financial statements related to acquisitions and transactions completed prior to the Business Combination between the Company and Alta.

(2)

Reflects an adjustment to amortization expense resulting from the increase in debt issuance costs associated with the Company’s May 1, 2019 increase in borrowing capacity to partially finance the acquisition of NITCO. The $32K amortization expense above reflects four months of amortization expense as the Statement of Operations already includes the amortization expense recorded for the period May 1, 2019 through December 31, 2019.

(3)

Reflects an adjustment to interest expense resulting from the interest on the increased borrowing capacities of debt to partially finance the acquisition of NITCO. The additional interest expense of $979K recognized above reflects four months of interest expense as the Statement of Operations already includes interest expense recorded for the period May 1, 2019 through December 31, 2019. As this is variable rate debt with interest rates of LIBOR plus an applicable margin, a 1/8 change in the interest rate would result in a $122K change of interest expense being recognized.

(g) Pro-forma statement of operations adjustments of NITCO (November 1, 2018 — February 28, 2019)

The NITCO transaction closed on May 1, 2019. Therefore, NITCO’s results of operations from May 1, 2019 to December 31, 2019 are included in Alta’s Statement of Operations for the period ended December 31, 2019. Due to NITCO’s fiscal year-end of October 31, 2018, the period from March 1, 2019 to April 30, 2019 is excluded from the pro forma statement of operations results. NITCO’s total revenue for this period was $22.8 million. The below represents the pro forma statement of operations adjustments for NITCO for the four months ended February 28, 2019.

	NITCO (11/1/18 – 2/28/19)
(Amounts in millions)	NITCO Reclassified(1)	Pro Forma		NITCO Pro Forma(2)
Revenues:
New, used and rental equipment sales	24.5	—		24.5
Parts sales	6.5	—		6.5
Service revenue	8.3	—		8.3
Rental Revenue	5.9	—(2)		5.9

Net revenue	45.2	—		45.2
Cost of revenues:
New, used and rental equipment sales	21.7	—		21.7
Parts sales	3.7	—		3.7
Service revenue	2.0	—		2.0
Rental revenue	0.6	—(2)		0.6
Rental depreciation	3.5	—(2)		3.5

Cost of revenue	31.5	—		31.5
Gross profit	13.7	—		13.7
General and administrative expenses	12.4	0.1	(2)	12.5
Depreciation and amortization expense	0.1	0.1	(4)	0.2

Total general and administrative expenses	12.5	0.2		12.7
Income from operations	1.2	(0.2)		1.0
Other income (expense)	(0.6)	0.1	(2)	(0.2)
Interest income (expense)	—	0.3	(3)	—
Other income	0.4	—		0.4

Total other expense	(0.2)	0.4		0.2
Provision for income taxes	—	—		—

Net income	1.0	0.2		1.2

(1)

Reflects reclassifications for balances and transactions presented in historical financial statements of NITCO included within the audited pro forma condensed financial information have been reclassified to conform to the presentation of financial statements of Alta as indicated in the table below.

	As per Financial Statements	Reclassifications	NITCO Total
Revenues:
New/allied revenue	22.0	(22.0)	—
Used revenue	6.0	(6.0)	—
New, used and rental equipment sales	—	24.5	24.5
Rental revenue	2.9	3.0	5.9
Cost of revenues:
New/allied revenue	18.3	(18.3)	—
Used revenue	3.4	(3.4)	—
New, used and rental equipment sales	—	21.7	21.7
Rental COGS	2.8	(2.2)	0.6
Rental depreciation	—	3.5	3.5
General and administrative expenses:
General and administrative expenses:	13.8	(1.4)	12.4
Depreciation expense	—	0.1	0.1

(2)

Reflects adjustments for rental income ($34K) and costs associated with real estate property (total of $122K across the captions) that was not acquired as a part of the Alta transaction. Additionally, these pro-forma adjustments are related to interest expense on a loan to a stockholder ($8K) and the inclusion of rent expense ($72K) for the lease of the Northland facility from the previous owners that was entered into upon consummation of the transaction. As such, the historical financials are adjusted for the related impact.

(3)

Reflects an adjustment to interest expense resulting from the interest on the new debt to partially finance the acquisition of NITCO. The adjustment was calculated by adding the $285K additional interest expense that would be recognized on the new debt, less the $542K of interest expense associated with the debt that was paid down as part of the refinance, for a net total $256K reduction in interest expense. As this is variable rate debt with an interest rate of LIBOR plus an applicable margin, a 1/8 change in the interest rate would result in a change of $35K of interest expense being recognized.

(4)

Reflects the amortization expense recorded for the intangible assets that were identified as part of the preliminary purchase price allocation. This adjustment reflects four months of amortization expense, as the Statement of Operations for the year-ended December 31, 2019 already includes amortization expense from the acquisition date of May 1, 2019 to December 31, 2019.

(h) Pro-forma statement of operations adjustments of Flagler

	Flagler
(Amounts in millions, except for per share information)	Flagler Reclassified(1)	Pro Forma	Flagler Pro forma(4)
Revenues:
New, used and rental equipment sales	114.2	—	114.2
Parts sales	30.2	—	30.2
Service revenue	15.3	—	15.3
Rental Revenue	17.3	—	17.3

Net revenue	177.0	—	177.0

	Flagler
(Amounts in millions, except for per share information)	Flagler Reclassified(1)	Pro Forma		Flagler Pro forma(4)
Cost of revenues:
New, used and rental equipment sales	102.0	—		102.0
Parts sales	23.5	—		23.5
Service revenue	8.5	—		8.5
Rental revenue	2.1	—		2.1
Rental depreciation	12.0	—		12.0

Cost of revenue	148.1	—		148.1
Gross profit	28.9	—		28.9
General and administrative expenses	27.3	(0.1	)(3)	27.2
Depreciation expense	1.0	—		1.0

Total general and administrative expenses	28.3	(0.1)		28.2
Income from operations	0.6	0.1		0.7
Other income (expense)
Interest income (expense)	(5.4)	5.4	(2)	(0.9)
		(0.9	)(2)
Other income	0.5	—		0.5
Other expense
Gain on sale of assets	0.3	(0.3	)(3)	—
Total other expense	(4.6)	4.2		(0.4)
Provision for income taxes	—	—		—

Net income	(4.0)	4.3		0.3

(1)

Reflects adjustments for balances and transactions presented in historical financial statements of Flagler included within the unaudited pro forma condensed financial information have been re-classified to conform to the presentation of financial statements of Alta Equipment Holdings, Inc., as indicated in the table below:

	As per Financial Statements	Reclassifications	As reclassified
Revenues:
Equipment and parts sales	144.4	(144.4)	—
New and used equipment sales	—	114.2	114.2
Parts sales	—	30.2	30.2
Equipment and parts sales	125.5	(125.5)	—
New and used equipment sales	—	102.0	102.0
Parts sales	—	23.5	23.5
Rental COGS	14.1	(12.0)	2.1
Rental depreciation	—	12.0	12.0
General and administrative expenses:
General and administrative expenses	28.3	(1.0)	27.3
Depreciation expense	—	1.0	1.0

(2)

Reflects adjustments for the removal of interest expense recognized related to outstanding indebtedness not assumed as part of the Alta acquisition. The remaining interest expense reflects interest expense associated with showroom ready and subsidized debt that was assumed as part of the transaction.

(3)

Reflects adjustments for the cash surrender value of life insurance and the gain on the sale of assets not acquired as part of the Business Combination. As such, the historical financials are adjusted for the related impact.

Note 4 —   Pro Forma Adjustments

(a)    Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2019 (in thousands)

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2019 are as follows:

(1)	Private Investment in Public Entity (PIPE) — Represents the issuance, in a private placement of equity, of 3,678,947 (3,500,000 shares of common stock and 178,947 inducement shares).

(2)

Reflects proceeds from the forward purchase agreement entered into by the Company with the BRPI to provide for the purchase of up to an aggregate of 2,500,000 units at $10.00 per unit for an aggregate purchase price of $25 million. These proceeds from the sale of the forward purchase units were used as part of the consideration to the holders to pay expenses in connection with the Business Combination and will be used for working capital in the post-business combination company, and was intended to provide the Company with a minimum funding level for the Business Combination.

(3)	Reflects the release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination. Approximately $11 million was redeemed by shareholders.

(4)

Reflects the pay down of the Company’s existing indebtedness as it relates to the revolving line of credit, the syndicate and OEM floor plan facilities, the note payable with the senior lien holder, the term loan with the first lien lender, the subordinated debt, and settlement of the Company’s outstanding warrant liability. These pay downs are off-set by showroom ready and subsidized debt, unamortized debt issuance costs and debt discounts on the existing debt, as well as original issue discounts and fees on the new term loan entered into as part of the refinance. This is reflected in the table below (in millions):

Lines of credit and floor plan debt refinance adjustment	Amount
Total debt pay down of Syndicate floor plan, OEM floor plan facilities and Chase Revolver	$(198.0)
Less: Unamortized debt issuance fees to lines of credit and floor plans	0.4
Proceeds from new revolver facility	115.0
Debt issuance fees related to the new ABL facility	(1.4)

Net debit to lines of credit and floor plans	$(84.0)

Long-term debt, net of current portion adjustment	Amount
Debt pay down from senior lien holder, subordinated debt and the first lien lender	$(75.7)
Less: unamortized debt issuance costs and fees	2.4
Net reduction of existing debt	(73.2)
Proceeds from LT portion of new term loan, net of current portion(b)	147.3
Off-set by original issue discount, net of current portion of new second lien lender	(5.6)

Net proceeds from long-term portion of new revolver facility	$141.7

Net credit to Long-term debt of new revolver facility, net of current portion	$68.5

Current portion of LT debt adjustment	Amount
Current portion of debt pay down from senior lien holder, subordinated debt and the first lien lender	$(7.1)
less: Unamortized debt issuance fees of previous loan	1.0
Proceeds from current portion of new term loan(b)	7.8
Off-set by unamortized debt issuance fees associated with the new term loan	(1.4)

Net credit to the Current portion of LT debt	$0.3

Warrant liability adjustment	Amount
Settlement of Warrant liability(a)	$(29.6)

Cash and cash equivalents	Amount
Total debt pay down of Syndicate floor plan, OEM floor plan facilities and Chase Revolver	$(198.0)
Proceeds from new revolver facility	113.6
Debt pay down from senior lien holder, subordinated debt and the first lien lender	(75.7)
Proceeds from LT portion of new term loan, net of current portion(b)	141.7
Current portion of debt pay down from senior lien holder, subordinated debt and the first lien lender	(7.1)
Proceeds from current portion of new term loan(b)	6.4
Settlement of Warrant liability(a)	(29.6)
Prepayment penalty for early extinguishment of Goldman note payable	(3.6)

Total Cash and cash equivalents pro forma adjustment	$(52.3)

Beginning Retained Earnings	Amount
Unamortized debt issuance fees related to lines of credit and floor plans	$0.4
Unamortized debt issuance fees related to second lien holder, subordinated debt and first lien lender, non-current	2.4
Unamortized debt issuance fees related to second lien holder, subordinated debt and first lien lender, current	1.0
Prepayment penalty for early extinguishment of Goldman note payable	3.6

Total Beginning Retained Earnings pro forma adjustment	$7.4

Additional paid-in capital	Amount
Debt issuance fees related to the new ABL facility	$(1.4)
Off-set by original issue discount, net of current portion of new second lien lender	(5.6)
Off-set by unamortized debt issuance fees associated with the new term loan	(1.4)

Total Additional paid in-capital pro forma adjustment	$(8.4)

(a)

Represents the fair value for the settlement of warrants issued to a senior lender. The company initially recorded the warrants based on the fair value at the date of grant. The valuation methodology employed was primarily a market-based approach using participants in the industry of industrial and heavy equipment retailing, wholesaling, and rental and consistent with those presented in the letter of intent with the Company. The warrants include a limited call right, where in the event of a sale transaction, the Company has the right to redeem all of the warrants simultaneously at a per common share price equal to the per unit set for the sale transaction.

(b)	Current portion of LT debt is calculated utilizing the new term loan maturity of 66 months with mandatory payments at 1.25% on a quarterly basis.
(c)	There is a 5% prepayment penalty on the outstanding balance of the Goldman debt (approximately $3.6M), which is reflected in the pay down of debt.

(5)

Reflects the payment of the estimated acquisition-related transaction costs (see Note 1 — Use of proceeds). These costs are not included as a component of consideration to be transferred, but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash for costs paid at closing, with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are directly related to the Business Combination and will be nonrecurring.

(6)

Represents the payout and re-investment of the awards associated with the Long-Term Equity Linked Incentive Plan to certain members of Alta’s management and a stock redemption payment to Alta’s stockholder. These awards fully vest upon a qualifying event (i.e. a change in control of the Company), which was recognized upon closing of the Business Combination. The awards are expected to be settled by a 25% cash payout, 25% in restricted stock awards (RSA’s) and 50% in restricted stock units (RSU’s) vesting over a four-year period. The $13 million cash payment will be reflected as an expense to the Company’s operations in the period immediately following the consummation of the Business Combination. Additionally, there is expected to be stock based compensation expense recognized over the four-year vesting period of the RSA’s and RSU’s totaling $8.64 million in the Company’s operations post-Business Combination.

(7)

Reflects the total expected cost associated with acquisitions on February 14, 2020, including the acquisition of Flagler. The $93.3M reflects the acquisition of Flagler and another acquisition that did not meet the significance criteria for disclosure purposes in the pro forma financial statements under Regulation S-X. The amount allocated to the other acquisition is reflected in Other Assets.

(8)

Reflects adjustments made for applicable deferred taxes associated with the Business Combination. The deferred tax liability was calculated using an assumed marginal rate of 26.63%, based on Alta Enterprises, LLC 2018 federal and state filing profile.

(b)    Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the period ended December 31, 2019 are as follows:

(1)

Reflects adjustments made to eliminate non-recurring transaction costs specifically incurred by the Company and Alta as part of the Business Combination recorded in the 2019 Statement of Operations. These expenses were excluded from the pro forma statement of operations as they meet the directly attributable and factually supportable criteria.

(2)

Reflects the adjustment to interest expense associated with the pay down and refinancing of the Company’s existing indebtedness upon consummation of the Business Combination (see note 4 under 4(a)). The decreased interest expense of $1 million reflects 12-months of interest expense on the new revolver and term loan less the interest expense associated with the debt paid down (net of showroom ready and subsidized debt), as well as the amortization of debt issuance costs and debt discounts. As the Company drew down $115 million of their $300 million available revolver, total borrowing availability at close was $185 million. The revolver credit agreement states that interest expense is calculated for average quarterly availability greater than $100 million at LIBOR + 175 bps. As there is greater than $100 million of borrowing available, the interest expense was calculated utilizing the LIBOR rate as of February 28, 2020 + 175 bps. The interest expense on the term loan (‘note purchase agreement’) is calculated by: 7% plus CB floating rate or 8% plus the adjusted LIBOR rate (as selected by the Company). The pro forma rate below reflects the 8% plus the adjusted LIBOR rate. Therefore, interest expense on the new term loan was calculated utilizing the February 28, 2020 LIBOR rate + 8%.

Interest expense adjustment for period ended December 31, 2019	Amount
Interest expense on new debt agreements entered into	$(18.5)
Less: Interest expense from debt pay down, net of showroom ready and subsidized interest expense	20.4
Less: amortization of debt discounts on costs	0.8
Less: amortization of debt discount	(0.2)
Amortization of debt issuance fees on new revolver loan and capitalized deferred transaction costs	(0.4)
Amortization of debt issuance costs and related fees on new term loan	(1.4)

Pro forma adjustment to Interest Exp.	$0.7

As this is variable rate debt, a 1/8% increase or decrease in interest rates would result in a $2.3 million change in interest expense recognized.

(3)

Reflects adjustments related to the addition of a tax provision as prior to the Business Combination, Alta was previously a limited liability corporation, which is generally not a tax paying entity for federal or state income tax purposes. The marginal tax rate used was based on the 2018 federal and state filing profile of Alta Enterprises, LLC. The pro forma calculation assumes an effective rate equal to the marginal tax rate.

(4)	Reflects pro forma net loss per share based on 29,511,359 total shares outstanding upon consummation of the Business Combination.

MANAGEMENT

Executive Officers and Board of Directors

The following persons are our executive officers and directors.

Name	Age	Position
Ryan Greenawalt	46	Chief Executive Officer and Chairman
Anthony J. Colucci	42	Chief Financial Officer
Daniel Shribman	35	Director
Zachary E. Savas	57	Director
Andrew Studdert	64	Director
Katherine E. White	54	Director

Ryan Greenawalt, 46, joined Alta Holdings in December 2008 and has served as our Chief Executive Officer since December 2017. Mr. Greenawalt leads our executive leadership team and is responsible for corporate strategy, operations, and corporate development. He has led our acquisition activities since joining the Company, expanding our geographic footprint, and entering new end markets. Mr. Greenawalt returned to the equipment industry after a career in financial services from 2002 to 2008. He has a BA from the University of Michigan, Ann Arbor and holds an MBA from the Eli Broad College of Business at Michigan State University.

Anthony J. Colucci, 42, joined Alta Holdings in 2015 as our Chief Financial Officer. Mr. Colucci leads and is responsible for our finance and accounting function. He has been a central figure in our M&A and capital raising activities since joining the Company. Previously, Mr. Colucci served as a Director of Corporate and Business Development at Blue Cross Blue Shield of Michigan from December 2013 to February 2014. Prior to that, Mr. Colucci worked with UHY Advisors Inc. from January 2004 to December 2013. At UHY Advisors Inc., Mr. Colucci focused on valuation, corporate finance, and financial consulting projects. Mr. Colucci is a licensed CPA in the state of Michigan. Mr. Colucci has a BA in Economics from Alma College and an MBA from Western Michigan University.

Daniel Shribman, 35, served as the Chief Financial Officer of BRPM from its inception until the closing of the business combination and has served as our director since the closing of the business combination. Mr. Shribman has served as President of B. Riley Principal Investments, since September 2018 and Chief Investment Officer of B. Riley Financial since September 2019. Mr. Shribman brings 12 years of experience in both public and private equity to the company. Prior to joining B. Riley Principal Investments, Mr. Shribman was a Portfolio Manager at Anchorage Capital Group, a special situation asset manager with over $15 billion in assets under management, from 2010 to 2018. During Mr. Shribman’s tenure at Anchorage, he led investments in dozens of public and private opportunities across the general industrials, transportation, automotive, aerospace, gaming, hospitality and real estate industries. These investments ranged from public equities and bonds to deeply distressed securities, par bank debt, minority owned private equity, and majority owned private equity. Mr. Shribman worked in close collaboration with management teams and boards to maximize shareholder value in the form of both operational turnarounds, capital markets financings and communication and capital deployment initiatives. Prior to Anchorage, Mr. Shribman worked at Tinicum Capital Partners, a private equity firm, and in the restructuring advisory group at Lazard Freres. Mr. Shribman holds an MA in Economics and History from Dartmouth. We believe that Mr. Shribman is qualified to serve as a member of our board of directors because of his extensive experience in corporate finance.

Zachary E. Savas, 57, has served as our director since the closing of the business combination. Mr. Savas has served as President of Cranbrook Partners & Co., a private company engaged in active ownership of businesses since 2001, and, from 1991 to 2001, a boutique advisory firm primarily providing merger and acquisition and corporate finance services for both public and private companies. He has also served as President of Production Spring, LLC, a manufacturer of metal fasteners for the automotive industry, from 2002 — 2016.

He was a founder and Chairman of Fire Catt, LLC, a fire hose testing business since October 2006 and has served as its Chief Executive Officer since January 2010. He has served as a manager and board member of Vexor Technology, LLC, an industrial waste services and alternative fuel company, from 2016 — 2020. In addition, Mr. Savas has served as Chairman of Lewis IG, Inc., an information technology business since July 2004, President of Rislov Foundation, a charitable organization, since November 2003 and Managing Member of Peponides Associates LLC, an investment vehicle for real estate, stocks and private companies, since January 2000. Mr. Savas has sat on numerous private company boards and was lead director of Tecumseh Products Company from September 2009 to January 2014. Mr. Savas began his career at Citicorp in Mergers and Acquisitions in 1985 and graduated with high distinction from the University of Michigan Ross School of Business with a BBA in 1985, concentrating in finance and accounting. We believe that Mr. Savas is qualified to serve as a member of our board of directors because of his extensive corporate advisory experience and his experience in the industrial sector.

Andrew Studdert, 64, has served as our director since the closing of the business combination. Mr. Studdert is currently the founder of Andrew P. Studdert & Associates, a private consultancy, focusing on finance, operations, technology, network security, and crisis management, that he established in 1994. From 2004 to April 2017, Mr. Studdert served as the Chairman and Chief Executive Officer of NES Rentals Holdings, Inc., a heavy equipment rental company, which was sold to United Rentals, Inc. (NYSE: URI) in April 2017. From 1999 to 2002, Mr. Studdert served as Chief Operating Officer and Executive Vice President of UAL Corporation and of its subsidiary, United Airlines (Nasdaq: UAL), during which time he lead the company through the 9/11 crisis. Mr. Studdert also served as Senior Vice President, Fleet Operations from 1997 to 1999 and Chief Information Officer of United Airlines from 1995 to 1997. Mr. Studdert has served on the board of directors of Target Hospitality Corp. (Nasdaq: TH) since 2019 and Cramo OYJ (HEL: CRA1V) from 2019 through its sale in 2020. Mr. Studdert holds a BA in History from San Francisco State University. We believe that Mr. Studdert is qualified to serve as a member of our board of directors because of his experience serving on public company boards and his extensive knowledge of the industrial equipment and equipment rental space.

Katherine E. White, 54, has served as our director since the closing of the business combination. Ms. White is currently a Professor of Law at the Wayne State University Law School. Ms. White is a member of and has served as chair of the University of Michigan Board of Regents and chair of the Finance and Audit Committee of the University of Michigan. Ms. White has been a member of the Old National Bancorp (Nasdaq: ONB) board of directors since 2015. In addition, Ms. White is a Brigadier General in the U.S. Army National Guard, currently serving as the Deputy Commander of the 46 Military Police Command in Lansing, MI. She was also appointed by the Secretary of Agriculture to the U.S. Department of Agriculture’s Plant Variety Protection Office Advisory Board in 2004 and served until May 2020. From 2000 to 2002, she was appointed by the Secretary of Commerce to serve on the United States Patent and Trademark Office Patent Public Advisory Committee. From 1995 to 1996, Ms. White was a judicial law clerk to the Honorable Randall R. Rader, Circuit Judge (ret.), U.S. Court of Appeals for the Federal Circuit. Ms. White received a B.S.E. degree in Electrical Engineering and Computer Science from Princeton University, a J.D. degree from the University of Washington, a LL.M. degree from the George Washington University Law School, and a Master’s degree in Strategic Studies from the U.S. Army War College. She is a Fulbright Senior Scholar (Germany), a White House Fellow (2001 — 2002) and a registered patent attorney. We believe that Ms. White is qualified to serve as a member of our board of directors because of her long tenure with the U.S. government and military serving in advisory and operational roles and her previous experience on public company boards.

Board Composition

Our business affairs are managed under the direction of our board of directors.

Our Charter provides that the number of directors, which is currently fixed at five members, may be increased or decreased from time to time by a resolution of our board of directors. Our board of directors is divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. The directors hold their offices for a term of two years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The term of office of our first class of directors, consisting of Mr. Shribman and Ms. White, will expire at our annual meeting of stockholders in 2021. The term of office of the second class of directors, consisting of Messrs. Greenawalt, Savas and Studdert, will expire at the annual meeting of stockholders in 2022.

Director Independence

Our board of directors consists of five directors, three of whom qualify as independent within the meaning of the independent director guidelines of the NYSE. Messrs. Savas and Studdert and Ms. White are “independent directors” as defined in the rules of the NYSE and applicable SEC rules.

The NYSE rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an executive officer or employee of a listed company or any other individual having a relationship which, in the opinion of a listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

Our board of directors is comprised of the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Zachary E. Savas	Andrew Studdert	Zachary E. Savas*
Andrew Studdert*	Katherine E. White*	Andrew Studdert
Katherine E. White		Katherine E. White

•	Denotes chairman

Audit Committee

Our audit committee oversees the Company’s corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of the Company’s quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on the Company’s engagement team in accordance with requirements established by the SEC;

•

is responsible for reviewing the Company’s financial statements and the Company’s management’s discussion and analysis of financial condition and results of operations to be included in the Company’s annual and quarterly reports to be filed with the SEC;

•	reviews the Company’s critical accounting policies and estimates; and

•	reviews the audit committee charter and the committee’s performance at least annually.

The members of the audit committee are Messrs. Savas and Studdert and Ms. White, with Mr. Studdert serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. All of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE with respect to audit committee membership. Mr. Studdert qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:

•	reviews and recommends corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations;

•	recommends to our board of directors the issuance of stock options and other awards under our stock plans; and

•	reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of the compensation committee are Mr. Studdert and Ms. White, with Ms. White serving as the chair of the committee. The members of the Company’s compensation committee are independent under the applicable rules of the NYSE, and each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Our board of directors has adopted a written charter for the compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing the Company’s corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The members of the nominating and corporate governance committee are Messrs. Savas and Studdert and Ms. White, with Mr. Savas serving as the chair of the committee. Each of the members of the Company’s nominating and corporate governance committee is an independent director under the applicable rules of the NYSE relating to nominating and corporate governance committee independence. Our board of directors has adopted a written charter for the nominating and corporate governance committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. We expect that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The information on our website is not part of this registration statement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

B. Riley Financial is the ultimate parent company of B. Riley Securities, the Sponsor and BRPI. Kenneth Young, the Chief Executive Officer of BRPM and a member of its board, is the President of B. Riley Financial and the Chief Executive Officer of BRPI. Bryant Riley, a member of BRPM’ board, is the Chairman and Co-Chief Executive Officer of B. Riley Financial. Daniel Shribman, one of our directors and Chief Financial Officer of BRPM, is the President of BRPI and the Chief Investment Officer of B. Riley Financial.

Founder Shares and Subscription Agreements

In connection with our initial formation in 2012, a wholly-owned subsidiary of B. Riley Financial which is the parent of our Sponsor was issued all of our outstanding equity. On November 19, 2018, prior to the consummation of the IPO, we conducted a 1:3,593,750 stock split and reclassification of our common stock, resulting in our sole stockholder owning 3,593,750 founder shares. On March 12, 2019, 20,000 founder shares were transferred to each of Patrick J. Bartels, Jr., James L. Kempner, Timothy M. Presutti and Robert Suss, our then-independent directors, at their par value, and on April 4, 2019, the remaining 3,513,750 founder shares were contributed to our Sponsor. The number of founder shares outstanding was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after the IPO. Up to 468,750 founder shares were subject to forfeiture by our sponsor depending on the extent to which the underwriters’ over-allotment option was exercised so that our initial stockholders would maintain ownership of founder shares representing 20% of our common stock after the IPO excluding the private placement shares underlying the private placement units. As the underwriters exercised their over-allotment option in full, such shares were not forfeited.

The initial stockholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier of one year after the completion of a business combination or earlier if, subsequent to a business combination, (i) the last reported closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain limited exceptions.

In connection with our entry into the subscription agreements with the PIPE investors, the Sponsor forfeited 178,947 founder shares to us for cancellation upon consummation of the business combination. Upon the consummation of the business combination, the Sponsor forfeited an additional 1,470,855 founder shares to us for cancellation.

Two affiliates of B. Riley Financial, BRCPOF and BRPI, are PIPE investors and purchased $6,850,000 and $1,000,000, respectively, of our shares of common stock at a price of $10.00 per share, or 685,000 and 100,000 shares, respectively. BRPI did not receive any incentive shares or warrants in respect of its subscription.

Promissory Note

On August 22, 2018, BRPM issued a promissory note to the Sponsor (the “Promissory Note”), pursuant to which BRPM borrowed an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing, unsecured and due on the earlier of May 30, 2019 or the completion of the IPO. The Promissory Note was repaid upon the consummation of the IPO.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor or certain of BRPM’s officers and directors could have, but were not obligated to, loan BRPM any additional funds as may be required (“Working Capital Loans”), which would be repaid only upon the completion of a business combination. If BRPM did not complete a business combination, BRPM could have used a portion of any funds held outside the trust account to repay the Working Capital Loans; however, no proceeds from the trust account were to be used for such repayment. Up to $1,500,000 of such Working Capital Loans were convertible into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Such units would have been identical to the private placement units, including as to exercise price, exercisability and exercise period of the underlying warrants. There were no Working Capital Loans outstanding as of Closing.

Private Placement Securities

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 462,500 private placement units at $10.00 per private placement unit ($4,650,000 in the aggregate). Each private placement unit consisted of one share of Class A common stock and one-half of one private placement warrant. Each whole private placement warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share. The proceeds from the private placement units were added to the proceeds from the IPO held in the trust account.

Forward Purchase Agreement

At the time of our IPO, we entered into the forward purchase agreement which provided for the purchase, immediately prior to the closing of the business combination, by BRPI, an affiliate of the Sponsor, or its designees of $25,000,000 of our units at a price of $10.00 per unit, or an aggregate of 2,500,000 units, each comprised of one forward purchase share and one-half of one forward purchase warrant. In connection with the closing of the business combination and the subscription agreements with the PIPE investors, BRPI or its designees transferred 1,275,000 forward purchase warrants to us for no consideration.

IPO Registration Rights Agreement

The holders of the forward purchase units (and underlying securities), founder shares, private placement units, private placement shares, private placement warrants, shares of common stock underlying the private placement warrants, and securities that could have been issued upon conversion of working capital loans have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering. These holders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by us. Notwithstanding the foregoing, our sponsor may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion.

Business Combination Marketing Agreement

Pursuant to the business combination marketing agreement entered into upon the closing of the IPO by BRPM and B. Riley Securities, upon closing of the business combination we paid B. Riley Securities a fee of $5,031,250 in consideration of services provides in connection with marketing and completing our business combination, or 3.5% of the gross proceeds of the IPO.

Placement Agent Engagement

We engaged B. Riley Securities to act as our sole placement agent in connection with the issuance of our securities to the PIPE investors. B. Riley Securities did not receive a fee for acting as placement agent. We reimbursed B. Riley Securities for its fees relating to the private placement.

Lease Agreements

Lease Agreement, dated May 15, 2018, by and between R3 Real Estate Holdings, LLC (“R3,” an entity in which Greenawalt has a 33.33% interest through his revocable living trust) and Alta Construction Equipment Illinois, LLC. The monthly rent is $14,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Ottawa, Illinois and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Greenawalt, LLC (an entity which is controlled by Ryan Greenawalt’s father, Steven Greenawalt) and Alta Industrial Equipment Michigan, LLC (“AIEM”). The monthly rent is $19,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Lansing, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Greenawalt, LLC (an entity which is controlled by Ryan Greenawalt’s father, Steven Greenawalt) and AIEM. The monthly rent is $61,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Livonia, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Wixom, L.L.C. (“Wixom,” an entity which is controlled by Greenawalt’s father, Steven Greenawalt, and in which Greenawalt has (i) a 12.5% indirect interest pursuant to his status as a beneficiary of an irrevocable trust which owns such entity, for which trust Steven Greenawalt is the trustee, and (ii) a 6% interest through his revocable living trust) and AIEM. The monthly rent is $13,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Battle Creek, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Wixom and AIEM. The monthly rent is $18,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Kentwood, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Wixom and AIEM. The monthly rent is $8,855, subject to adjustment from time to time as set forth in the lease. The leased property is located in Muskegon, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Wixom and AIEM. The monthly rent is $16,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Romulus, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Wixom and AIEM. The monthly rent is $7,187.50, subject to adjustment from time to time as set forth in the lease. The leased property is located in Saginaw, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Wixom and AIEM. The monthly rent is $23,100, subject to adjustment from time to time as set forth in the lease. The leased property is located in Sterling Heights, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Wixom and AIEM. The monthly rent is $8,855, subject to adjustment from time to time as set forth in the lease. The leased property is located in Zeeland, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Alta Industrial Real Estate Company, L.L.C. (“AIREC,” an entity which is controlled by Ryan Greenawalt’s father, Steven Greenawalt, and in which Ryan Greenawalt has a 25% indirect interest pursuant to his status as a beneficiary of an irrevocable trust which owns such entity, for which trust Steven Greenawalt is the trustee) and Alta Construction Equipment, LLC (“ACE”). The monthly rent is $34,500, subject to adjustment from time to time as set forth in the lease. The leased property is located in New Hudson, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between AIREC and ACE. The monthly rent is $10,500, subject to adjustment from time to time as set forth in the lease. The leased property is located in Burton, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between AIREC and ACE. The monthly rent is $18,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Detroit, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between Wixom and ACE. The monthly rent is $10,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Byron Township, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between AIREC and ACE. The monthly rent is $10,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Traverse City, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between R3 and ACE. The monthly rent is $7,500, subject to adjustment from time to time as set forth in the lease. The leased property is located in Gaylord, Michigan and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between AIREC and ACE. The monthly rent is $13,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Montgomery, Illinois and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between AIREC and ACE. The monthly rent is $26,500, subject to adjustment from time to time as set forth in the lease. The leased property is located in Itasca, Illinois and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated December 22, 2017, by and between AIREC and ACE. The monthly rent is $18,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in Calumet City, Illinois and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Property Lease Agreement, dated March 20, 2015, by and between LMG Holdings, L.L.C. (an entity which is controlled by Ryan Greenawalt’s mother, Lucia Greenawalt) and AIEM. The monthly rent is $10,000, subject to adjustment from time to time as set forth in the lease. The leased property is located in South Bend, Indiana and the parties believe the lease amount and other terms of the lease are comparable to similar commercial leases in the same geographic area.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s officers or one of the Company’s directors;

•	any person who is known by the Company to be the beneficial owner of more than five percent (5%) of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our Audit Committee Charter, the Audit Committee has the responsibility to review related party transactions.

EXECUTIVE COMPENSATION

BRPM

The following disclosure concerns the compensation of BRPM’ officers and directors for the fiscal years ended December 31, 2019 and 2018 (i.e., pre-business combination).

Prior to the consummation of the business combination, none of BRPM’ executive officers or directors received any cash compensation for services rendered to us. Our Sponsor, executive officers, directors, and their respective affiliates, were reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Our audit committee reviewed on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates. We note that some of BRPM’s executive officers had economic interests in our Sponsor.

Alta Holdings

The following disclosure covers the material components of the compensation for Alta Holdings’ principal executive officer and its other most highly compensated executive officer, who are referred to in this section as “named executive officers,” for the fiscal year ended December 31, 2019 (i.e., pre-business combination). This section should be read in conjunction with Alta Holdings’ financial statements and related notes appearing elsewhere in this prospectus, along with the section entitled “Certain Relationships and Related Party Transactions.” Compensation information included in the following section is presented in actual dollar amounts. This section provides information in accordance with the scaled SEC disclosure rules available to “emerging growth companies.”

As of the fiscal year ended December 31, 2019, Alta Holdings had two named executive officers, as follows:

•	Ryan Greenawalt, Alta’s Chief Executive Officer

•	Anthony Colucci, Alta’s Chief Financial Officer

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by and awarded to each of Alta Holdings’ named executive officers for 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Ryan Greenawalt,	2019	$515,000	$100,000	$53,360	$668,360
Chief Executive Officer
Anthony Colucci,	2019	$230,661	$165,000	$17,047	$412,708
Chief Financial Officer

Employment Agreements

We do not have an employment agreement in place with Mr. Greenawalt and we do not currently contemplate entering into an employment agreement with Mr. Greenawalt.

We have entered into an employment agreement with Mr. Colucci, which agreement sets forth certain terms and conditions of employment, including base salary, employee benefits and restrictive covenants.

Employment Agreement with Mr. Colucci.

During December 2017, Alta Holdings entered into an employment agreement with Mr. Colucci pursuant to which he serves as our Chief Financial Officer. Under the terms of the agreement, which has an initial term of five years with annual renewals thereafter, Mr. Colucci is initially entitled to (i) an annual base salary of $200,000, (ii) a signing bonus of $300,000 and (iii) participate in Alta’s health insurance, retirement plan and other employee benefits, we also maintain, at our own cost, his disability insurance policy and provide an annual car allowance of $7,796. Mr. Colucci is eligible for a discretionary annual bonus as may be authorized by our board of directors from time to time.

If Mr. Colucci is terminated for any reason, he is entitled to his accrued but unpaid salary and benefits and, unless he is terminated for cause or Mr. Colucci terminates his employment without good reason (each as defined in the employment agreement), any unpaid bonus earned for any fiscal year preceding the year in which Mr. Colucci’s employment is terminated.

Mr. Colucci’s employment agreement also includes confidentiality, assignment of developments, non-competition, non-interference, non-solicitation (of employees, consultants and customers) and non-disparagement provisions. The non-competition, non-interference and non-solicitation provisions generally extend for two years after termination of Mr. Colucci’s employment with us. The confidentiality and non-disparagement provisions extend indefinitely.

Equity Compensation

Other than with respect to Mr. Colucci, prior to the consummation of the business combination Alta Holdings did not have formal equity compensation agreements or arrangements in place. Alta Holdings and Mr. Colucci were parties to an equity linked incentive agreement entered into pursuant to the terms and conditions of the Alta Enterprises, LLC Amended and Restated Equity Linked Incentive Plan. Pursuant to the terms of the agreement, Mr. Colucci was entitled to receive a lump sum payment in the event of a change in control of Alta Enterprises, LLC in an amount equal to the value of the number of vested equity linked incentive units in his account times the equity linked incentive unit value, plus an amount equal to the value of the equity linked incentive appreciation rights in his account times the equity linked incentive appreciation right value, subject to certain adjustments or forfeitures as provided under the plan. In connection with and contingent upon the closing of the business combination, we terminated the plan and the agreement and terminated the 1,568,627 equity linked incentive units and 784,314 equity linked incentive appreciation rights granted to Mr. Colucci thereunder. In consideration of the termination of the plan and Mr. Colucci’s rights thereunder, and Mr. Colucci’s continued employment with Alta Holdings through the closing of the business combination, within 30 days after the date of the closing of the business combination, Mr. Colucci was entitled to a single payment of $325,000, less applicable taxes and withholdings, and 32,500 shares of common stock of the Company issued as part of the consideration under the Merger Agreement.

In connection with the consummation of the business combination, our 2020 Incentive Plan was adopted by the stockholders, employees of Alta Holdings, including the named executive officers, are entitled to participate in the plan. The Incentive Plan is described below.

Health and Retirement Benefits

We provide medical, dental, vision, life insurance and disability benefits to all eligible employees. Our named executive officers are eligible to participate in these benefits on the same basis as all other employees. We also provide, at our own expense, additional disability coverage to certain key employees, including Mr. Greenawalt and Mr. Colucci.

We maintain a 401(k) savings plan that allows participants, including our named executive officers, to defer cash compensation up to the maximum deferral under applicable IRS guidelines. We offer a discretionary 401(k)

matching contribution of $.35/$1.00 of participant contribution, up to 8% of employee wages, and may make additional discretionary profit sharing contributions. In 2019, we provided a full-year matching contribution equal to 35% of the first 8% of compensation deferred by each participant and an end-of-year matching contribution, for the prior year, equal to 10% of each participant’s deferral, limited to the first 8% of compensation. Eligible employees begin to participate on the first of the month after completion of eligibility requirements.

Director Compensation

Outside directors who are not employees of the Company are compensated or have expenses reimbursed as follows:

•

$25,000 Annual cash fee, paid in four installments of $6,250 in January, April, July and October. The Chairperson of the Audit Committee shall receive an additional $25,000 annual cash fee; the Chairperson of the Compensation Committee shall receive an additional $20,000 annual cash fee; and the Chairperson of the Corporate Governance and Nominating Committee shall receive an additional $20,000 annual cash fee. Payment of the fee for serving as chairperson is also made in cash in four equal installments in January, April, July and October.

•

Directors who are not employees of the Company receive annual grants of restricted stock units with an award value of $100,000, with the grant being made on April 15 of each year. Subject to a director’s election to defer the receipt of restricted stock units to the director’s termination of service as a director, or such other date agreed to by the Company and the director, the restricted stock units for any year shall vest on the date of the annual meeting of the Company’s stockholders in the following year. Other than for calendar year 2020, for which the per share value was established as $10,00 per share, the number of restricted stock units to be issued is determined by dividing (x) $100,000, by (y) the volume weighted average trading price for the Company’s common stock for the final ten (10) trading days of the fiscal quarter immediately preceding the issuance.

•	The Company shall reimburse each director for any reasonable expenses incurred by such director in connection with the performance of such director’s services to the Company.

The Company’s compensation committee determines the annual compensation to be paid to the members of our board of directors and may at its election revise or replace the compensation policy described above.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding beneficial ownership of common stock as of November 9, 2020 by:

•	each person known by the Company to be the beneficial owner of more than 5% of outstanding common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of common stock of the Company is based on 30,018,502 shares of common stock issued and outstanding as of November 30, 2020.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by him or her.

Directors and Officers(1)	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Ryan Greenawalt	7,300,000	24.32%
Anthony J. Colucci(2)	32,500	*
Daniel Shribman(6)	338,985	1.13%
Zachary E. Savas(3)	35,691	*
Andrew Studdert(4)	19,276	*
Katherine E. White(6)	—	—
All Executive Officers and Directors as a Group (six individuals)	7,662,059	25.52%
Greater than 5% Stockholders

B. Riley Financial, Inc.(5)	5,366,787	17.88%

*	Less than 1%.
(1)

This information is based on 29,511,359 shares of common stock outstanding at October 14, 2020. Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 13211 Merriman Road, Livonia, Michigan 48150.

(2)	Does not include RSUs that vest over four years and are convertible into 65,000 shares of common stock.
(3)	Comprised of 26,316 shares of common stock and warrants to purchase 9,375 shares of common stock. Does not include RSUs convertible into 10,000 shares of common stock.
(4)	Comprised of 15,526 shares of common stock and warrants to purchase 3,750 shares of common stock. Does not include RSUs convertible into 10,000 shares of common stock.
(5)

Comprised of 4,978,212 shares of common stock and 348,575 warrants. Represents securities held directly by B. Riley Principal Sponsor Co., LLC, the Sponsor, B. Riley Principal Investments, LLC, or BRPI,

B. Riley Securities, Inc., or B. Riley Securities, and BRC Partners Opportunity Fund, LP, or BRCPOF. B. Riley Financial is the sole member of the managing member of the Sponsor and BRPI is a wholly-owned subsidiary of B. Riley Financial. B. Riley Financial has voting and dispositive power over the securities held by the Sponsor, BRPI, B. Riley Securities and BRCPOF. The business address of B. Riley Financial, Inc. is 299 Park Avenue, 21st Floor, New York, NY 10171.
(6)	Does not includes RSUs convertible into 10,000 shares of common stock.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES OFFERED

The following is a summary description of our capital stock. This description is not complete and is qualified in its entirety by reference to the provisions of charter, including the designations, and bylaws and the applicable provisions of the DGCL. Our charter, including the certificate of designations, and bylaws are incorporated by reference, as exhibits, in the registration statement of which this prospectus forms a part (see “Where You Can Find More Information” in this prospectus).

As used in this section, the terms “we,” “us,” “our” and “the Company” refer to Alta Equipment Group, Inc. and not to any of its subsidiaries.

The following description of our securities is a summary and is not complete. We urge you to read in their entirety our Charter, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 201,000,000 shares of capital stock, consisting of (x) 200,000,000 authorized shares of common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of November 30, 2020, there were 30,018,502 shares of common stock outstanding.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Dividends

Holders of common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company.

Preemptive or Other Rights

The Company’s stockholders have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Election of Directors

The Company’s board of directors is classified into two classes, designated as Class I and Class II. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the business combination; and the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the business combination. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election.

Preferred Stock

The Company’s Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Our board of directors has created the class of Series A Preferred Stock and plans to issue the depositary shares described in this prospectus once these shares are registered for sale and listed for trading on the NYSE. We will apply to list the depositary shares on the NYSE under the symbol “ALTG PR A.” If the application is approved, we expect trading on the NYSE will commence within 30 days after the initial delivery of the depositary shares to the underwriters. We have no other preferred stock outstanding or plans to issue any other shares of preferred stock at the date hereof.

Warrants

The Company has outstanding warrants to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below. The warrants will expire on February 14, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless the Company has declared effective a registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement), subject to the Company satisfying its obligations described below with respect to registration. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Notwithstanding the above, if the shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use our best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported closing price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and a current prospectus relating to those shares of common stock is available throughout the 30-day trading period referred to above.

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the Company calls the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares issuable upon the exercise of our warrants. If the Company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If the Company calls the warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their forward purchase and private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.9% (or such other amount as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share dividend payable in common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) multiplied by (ii) one (1) minus the quotient of (a) the price per share of common stock paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends, (iii) to satisfy the redemption rights of the holders of shares of common stock in connection with a proposed initial business combination, (iv) as a result of the repurchase of shares of common stock by the Company if the proposed initial business combination is presented to the stockholders of the Company for approval, or (v) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

Additionally, if the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of the shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for capital raising purposes in connection with the closing of the business combination (excluding any issuance of securities under the forward purchase agreement), at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the business combination, and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the business combination (the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

The Company’s Charter, bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our bylaws require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of the Company for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of the Company for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding (as of the date of this prospectus, there were 29,511,359 shares of our common stock outstanding); or

•	the average weekly reported trading volume of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Since we are no longer a shell company, our initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the completion of the initial business combination.

Securities Offered in this Offering

The following is a summary of the material terms and provisions of the Series A Preferred Stock and the depositary shares. The statements below describing our Series A Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including the certificate of designation establishing the Series A Preferred Stock, and our bylaws, each of which is available from us as described in the “Where You Can Find More Information” section of this prospectus.

Series A Preferred Stock

Our Amended and Restated Certificate of Incorporation, provides that we are authorized to issue 201,000,000 shares of capital stock. Our authorized capital stock is comprised of 200,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Shares of preferred stock and related depositary shares may be offered and sold from time to time, in one or more series, as authorized by our Board of Directors. Our Board of Directors is authorized to set for each series of preferred stock and related depositary shares the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The Series A Preferred Stock is being issued pursuant to the certificate of designation that sets forth the terms of a series of preferred stock consisting of up to 1,200 shares, designated 10% Series A Cumulative Perpetual Preferred Stock.

The registrar, transfer agent and distributions disbursing agent for the Series A Preferred Stock is Continental Stock Transfer & Trust Company.

Each depositary share represents a 1/1000th fractional interest in a share of Series A Preferred Stock. The Series A Preferred Stock underlying the depositary shares will be deposited with Continental Stock Transfer & Trust Company, as depositary, under a deposit agreement among us, the depositary and the holders from time to time of the depositary receipts issued by the depositary under the deposit agreement. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Subject to the terms of the deposit agreement, each record holder of depositary receipts evidencing depositary shares will be entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Series A Preferred Stock underlying the depositary shares (including dividend, voting, redemption and liquidation rights and preferences). See “Depositary Shares”.

Ranking

The Series A Preferred Stock represented by the depositary shares will, as to dividend rights and rights upon our liquidation, dissolution or winding-up, rank:

(1)	Senior to all classes or series of our common stock and to all other equity securities issued by us expressly designated as ranking junior to the Series A Preferred Stock;

(2)	On parity with our Series A Preferred Stock, and with any future class or series of our equity securities expressly designated as ranking on parity with the Series A Preferred Stock;

(3)

Junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, none of which exists on the date hereof; and

(4)

Effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Dividends

Holders of depositary shares representing interests in the Series A Preferred Stock will be entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10% of the $25,000.00 liquidation preference ($25.00 per depositary share) per year (equivalent to $2,500 per year or $2.50 per year per depositary share). Dividends on the Series A Preferred Stock will accumulate and be cumulative from, and including, the date of original issue by us of the Series A Preferred Stock. Dividends will be payable quarterly in arrears on or about the last day of January, April, July and October, beginning on or about April 30, 2021; provided that if any dividend payment date is not a business day, as defined in the certificate of designation, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to that next succeeding business day. Whenever we pay dividends on the Series A Preferred Stock held by the depositary, the depositary will pay dividends on the same date on the depositary shares. We refer to each such date as a Dividend Payment Date. The first dividend on the Series A Preferred Stock is scheduled to be paid on or about April 30, 2021, which will be for more than a full quarter and will cover the period from the first date we issue and sell depositary shares through, but not including, April 30, 2021.

Any dividend, including any dividend payable on the Series A Preferred Stock for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of depositary shares as they appear in the depositary’s records at the close of business on the applicable record date, which will be the date that our Board of Directors designates for the payment of a dividend that is not more than 30 nor less than 10 days prior to the Dividend Payment Date, which we refer to as a Dividend Payment Record Date.

Our Board of Directors will not authorize, pay or set apart for payment by us any dividend on the Series A Preferred Stock at any time that:

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•

the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization or payment.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accumulate whether or not:

•	the terms and provisions of any of our agreements relating to our indebtedness prohibit such authorization, payment or setting apart for payment;

•	we have earnings;

•	there are funds legally available for the payment of the dividends; and

•	the dividends are authorized.

No interest, or sums in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock, which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to those shares.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code) a portion, which we refer to as the Capital Gains Amount, of the dividends not in excess of our earning and profits that are paid or made available for the year to the holders of all classes of shares, or the Total Dividends, then the portion of the Capital Gains Amount that will be allocable to the holders of depositary shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of depositary shares for the year and the denominator of which will be the Total Dividends.

We will not pay or declare and set apart for payment any dividends (other than a dividend paid in common stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up) or declare or make any distribution of cash or other property on common stock or other stock that ranks junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up or redeem or otherwise acquire common stock or other stock that ranks junior to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up (except (i) by conversion into or exchange for common stock or other stock ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, (ii) for the redemption of shares of our stock pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of our stock and (iii) for a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other stock that ranks on parity with the Series A Preferred Stock with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up), unless we also have either paid or declared and set apart for payment full cumulative dividends on the Series A Preferred Stock for all past dividend periods.

Notwithstanding the foregoing, if we do not either pay or declare and set apart for payment full cumulative dividends on the Series A Preferred Stock and all stock that ranks on parity with the Series A Preferred Stock with respect to dividends, the amount which we have declared will be allocated pro rata to the holders of Series A Preferred Stock and to each equally ranked class or series of stock, so that the amount declared for each share of Series A Preferred Stock and for each share of each equally ranked class or series of stock is proportionate to the accrued and unpaid dividends on those shares. Any dividend payment made on the Series A Preferred Stock will first be credited against the earliest accrued and unpaid dividend.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series A Preferred Stock are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25,000.00 per share (or $25.00 per depositary share), plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series A Preferred Stock.

If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock including our Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Stock will be entitled to written notice of any liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock and depositary shares will have no right or claim to any of our remaining assets.

Our consolidation or merger with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up. The Series A Preferred Stock will rank senior to the common stock as to priority for receiving liquidating distributions and on a parity with any existing and future equity securities which, by their terms, rank on a parity with the Series A Preferred Stock.

Optional Redemption

The Series A Preferred Stock is not redeemable prior to December 22, 2025, except under the circumstances described below. On or after December 22, 2025, the Series A Preferred Stock may be redeemed at our option, in whole or in part, from time to time, at a redemption price of $25,000.00 per share ($25.00 per depositary share), plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption, upon the giving of notice, as provided below. Whenever we redeem shares of our Series A Preferred Stock held by the depositary, the depositary will redeem as of the same redemption date a number of depositary shares representing the shares so redeemed and the depositary receipts evidencing such depositary shares.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot.

We shall give the depositary not less than 30 nor more than 60 days prior written notice of redemption of the deposited Series A Preferred Stock. A similar notice of redemption will be mailed by the depositary not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of depositary shares that is to be redeemed. The notice will notify the holder of the election to redeem the shares and will state at least the following:

•	the date fixed for redemption thereof, which we refer to as the Redemption Date;

•	the redemption price;

•	the number of shares of Series A Preferred Stock and depositary shares to be redeemed (and, if fewer than all the shares are to be redeemed, the number of shares to be redeemed from such holder);

•	the place(s) where the depositary receipts evidencing the depositary shares are to be surrendered for payment; and

•	that dividends on the depositary shares will cease to accumulate on the date prior to the Redemption Date.

On or after the Redemption Date, each holder of depositary shares to be redeemed must present and surrender the depositary receipts evidencing the depositary shares to the depositary at the place designated in the notice of redemption. The redemption price of the shares will then be paid to or on the order of the person whose name appears on such depositary receipts as the owner thereof. Each surrendered depositary receipt will be canceled. In the event that fewer than all the depositary receipts are to be redeemed, a new depositary receipt will be issued representing the unredeemed depositary shares.

From and after the Redemption Date (unless we default in payment of the redemption price):

•	all dividends on the shares designated for redemption in the notice will cease to accumulate;

•

all rights of the holders of the shares, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the date prior to the Redemption Date), will cease and terminate;

•	the shares will not thereafter be transferred (except with our consent) on the depositary’s books; and

•	the shares will not be deemed to be outstanding for any purpose whatsoever.

Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding depositary shares representing interests in the Series A Preferred Stock.

Special Optional Redemption

During any period of time (whether before or after December 22, 2025) that both (i) the Series A Preferred Stock (or the depositary shares) ceases to be longer listed on the NYSE, the NYSE American LLC, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC, or the Nasdaq Stock Market, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is still outstanding (which we refer to collectively as a “Delisting Event”), we may, at our option, redeem the Series A Preferred Stock, in whole or in part and within 90 days after the date of the Delisting Event, by paying $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the date of redemption.

In addition, upon the occurrence of a Change of Control (defined below), we may, at our option, redeem the Series A Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25,000.00 per share (equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the date of redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares).

If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, we have provided or provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right described above or our special optional redemption), the holders of depositary shares representing interests in the Series A Preferred Stock will not be permitted to exercise the conversion right described below under “— Conversion Rights” in respect of their shares called for redemption.

The depositary will mail to you, if you are a record holder of the depositary shares representing interests in the Series A Preferred Stock, a notice of redemption, furnished by us, no fewer than 30 days nor more than 60 days before the redemption date. The depositary will send the notice to your address shown on the records of the depositary. No failure to give the notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any depositary shares or shares of our Series A Preferred Stock except as to a holder to whom notice was defective or not given. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of depositary shares representing interests in the Series A Preferred Stock to be redeemed;

•	the place(s) where the depositary receipts (or Series A Preferred Stock certificates, if no longer held in depositary form) are to be surrendered for payment;

•

that the Series A Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Delisting Event or Change of Control, as applicable, and a brief description of the transaction or transactions or circumstances constituting such Delisting Event or Change of Control, as applicable;

•

that the holders of depositary shares representing interests in the Series A Preferred Stock to which the notice relates will not be able to convert such shares of Series A Preferred Stock in connection with the Delisting Event or Change of Control, as applicable, and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, for redemption will be redeemed on the related date of redemption instead of converted on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and

•	that dividends on the Series A Preferred Stock to be redeemed will cease to accumulate on the date prior to the redemption date.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity (or if, in connection with such transaction shares of our common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity, such other entity) has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American LLC, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC, or the Nasdaq Stock Market.

If we redeem fewer than all of the outstanding shares of Series A Preferred Stock, the notice of redemption mailed to each record holder of depositary shares will also specify the number of shares of Series A Preferred Stock that we will redeem from such record holder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis or by lot.

If we have given a notice of redemption and have irrevocably set aside sufficient funds for the redemption for the benefit of the holders of the depositary shares representing interests in the Series A Preferred Stock called for redemption, then from and after the redemption date, those depositary shares will be treated as no longer being outstanding, no further dividends will accumulate on the underlying Series A Preferred Stock and all other rights of the holders of those depositary shares will terminate. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. The holders of those depositary shares will retain their right to receive the redemption price for their underlying shares of Series A Preferred Stock (including any accumulated and unpaid dividends to but excluding the redemption date).

The holders of depositary shares representing interests in the Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding depositary shares representing interests in the Series A Preferred Stock.

Conversion Rights

Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of depositary shares representing interests in the Series A Preferred Stock will have the right (unless, prior to the Delisting Event Conversion Right or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem the depositary shares or the Series A Preferred Stock as described above under “— Optional Redemption” or “— Special Optional Redemption”) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series A Preferred Stock underlying the depositary shares held by such holder (the “Delisting Event Conversion Right” or “Change of Control Conversion Right,” as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of our common stock (or equivalent value of alternative consideration) per depositary share, or the “Common Stock Conversion Consideration,” equal to the lesser of:

•

the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and then remaining unpaid dividend will be included in this sum) by (2) the Common Stock Price (such quotient, the “Conversion Rate”); and

•	5.52486 (i.e., the Share Cap), subject to certain adjustments described below.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of our common stock to existing holders of common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

In the case of a Delisting Event or Change of Control pursuant to, or in connection with, which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of depositary shares representing interests in Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Delisting Event or Change of Control, as applicable, had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control, as applicable (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Delisting Event or Change of Control, as applicable, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Delisting Event or Change of Control, the Conversion Consideration that the holders of the depositary shares representing interests in the Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in, or in connection with, the Delisting Event or Change of Control, as applicable.

We will not issue fractional shares of common stock upon the conversion of the Series A Preferred Stock. Because each depositary share represents a 1/1000th interest in a share of the Series A Preferred Stock, the number of shares of common stock ultimately received for each depositary share will be equal to the number of shares of common stock received upon conversion of each share of Series A Preferred Stock divided by 1000. In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay the holder of depositary shares the cash value of such fractional shares in lieu of such fractional shares.

Within 15 days following the occurrence of a Delisting Event or Change of Control, as applicable, we will provide to holders of the depositary shares representing interests in the Series A Preferred Stock a notice of occurrence of the Delisting Event or Change of Control, as applicable, that describes the resulting Delisting Event Conversion Right or Change of Control Conversion Right, as applicable. This notice will state the following:

•	the events constituting the Delisting Event or Change of Control, as applicable;

•	the date of the Delisting Event or Change of Control, as applicable;

•

the last date on which the holders of the depositary shares representing interests in the Series A Preferred Stock may exercise their Delisting Event Conversion Right or Change of Control Conversion Right, as applicable;

•	the method and period for calculating the Common Stock Price;

•	the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable;

•

that if, prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem all or any portion of the depositary shares representing interests in the Series A Preferred Stock, holders will not be able to convert the depositary shares representing interests in the Series A Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable;

•	if applicable, the type and amount of Conversion Consideration entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent and the conversion agent;

•

the procedures that the holders of the depositary shares representing interests in the Series A Preferred Stock must follow to exercise the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable; and

•

the last date on which holders of the depositary shares representing interests in the Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series A Preferred Stock.

To exercise the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, each holder of depositary shares representing interests in the Series A Preferred Stock will be required to deliver, on or before the close of business on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, the depositary receipts or certificates, if any, evidencing the interests in Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the depositary. The conversion notice must state:

•

the “Delisting Event Conversion Date” or “Change of Control Conversion Date”, as applicable, which will be a business day fixed by our board of directors that is not fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series A Preferred Stock;

•	the number of depositary shares representing interests in the shares of Series A Preferred Stock to be converted; and

•	that the depositary shares are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of common stock; and (2) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing prices for our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.

The “Common Stock Price” for any Delisting Event will be the average of the closing price per share of our common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

Holders of the depositary shares representing interests in the Series A Preferred Stock may withdraw any notice of exercise of a Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (in whole or in part), by a written notice of withdrawal delivered to the depositary prior to the close of business on the business day prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable. The notice of withdrawal must state:

•	the number of withdrawn depositary shares;

•	if certificated depositary shares have been issued, the receipt or certificate numbers of the withdrawn depositary shares; and

•	the number of depositary shares, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company or a similar depositary, and the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable depositary.

Shares of Series A Preferred Stock as to which the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, unless prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25,000.00 per share (or $25.00 per depositary share), plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. See “— Optional Redemption” and “— Special Optional Redemption.”

We will deliver the applicable Conversion Consideration no later than the third business day following the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable.

In connection with the exercise of any Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into our common stock.

The Delisting Event Conversion Right or Change of Control Conversion Right, as applicable, may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors — The conversion feature may not adequately compensate you, and the conversion and redemption features of the Series A Preferred Stock and the depositary shares may make it more difficult for a party to take over our company and may discourage a party from taking over our company.”

Neither the Series A Preferred Stock nor the depositary shares are convertible into or exchangeable for any other securities or property, except as provided above.

Limited Voting Rights

Except as described below, holders of depositary shares will generally have no voting rights. In any matter in which the Series A Preferred Stock may vote (as expressly provided herein, or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote. As a result, each depositary share will be entitled to 1/1000th of a vote.

If dividends on the Series A Preferred Stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of Series A Preferred Stock and holders of all other classes or series of parity preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class, including our Series A Preferred Stock, and are exercisable, voting together as a single class, will be entitled to vote, at a special meeting called by the holders of record of at least 10% of any series of preferred stock as to which dividends are so in arrears or at the next annual meeting of shareholders, for the election of two additional directors to serve on our Board of Directors until all dividend arrearages have been paid. If and when all accumulated dividends on the Series A Preferred Stock for all past dividend periods shall have been paid in full, holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and, unless outstanding shares of parity preferred stock remain entitled to vote in the election of preferred stock directors, the term of office of such preferred stock directors so elected will terminate and the number of directors will be reduced accordingly.

In addition, so long as any shares of Series A Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of parity preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class on such matter, including our Series A Preferred Stock (voting together as a single class):

•

authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•

amend, alter or repeal the provisions of our charter, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, except that, with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the Series A Preferred Stock remains outstanding with the terms of the Series A Preferred Stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity and the surviving entity may not be a corporation, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if holders of shares of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an event described in the second bullet point immediately above or the $25,000 per share of the Series A Preferred Stock liquidation preference plus all accrued and unpaid dividends thereon pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to any other class or series of parity preferred stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting as a separate class, will also be required.

The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock:

•

any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of equity securities of any class or series ranking, as to dividends or liquidation preference, on a parity with, or junior to, the Series A Preferred Stock; or

•

the amendment, alteration or repeal or change of any provision of our articles of incorporation, including the certificate of designation establishing the Series A Preferred Stock, as a result of a merger, consolidation, reorganization or other business combination, if the Series A Preferred Stock (or shares into which the Series A Preferred Stock have been converted in any successor entity to us) remain outstanding with the terms thereof materially unchanged.

No Maturity, Sinking Fund or Mandatory Redemption

The Series A Preferred Stock has no maturity date and we are not required to redeem the Series A Preferred Stock at any time. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the depositary shares representing interests in the Series A Preferred Stock have a conversion right, such holders convert the Series A Preferred Stock into our common stock. The Series A Preferred Stock is not subject to any sinking fund.

Surrender of Depositary Shares for Shares of Series A Preferred Stock

Under certain circumstances, holders may be required to surrender depositary receipts to the depositary or us. In the event of such a surrender of depositary shares, the holder will be entitled to receive the number of whole or fractional shares of Series A Preferred Stock represented by the depositary shares. See “Depositary Shares — Withdrawal of Stock” and “— Amendment and Termination of the Deposit Agreement”.

Depositary Shares

General

We have elected to offer the depositary shares as fractional interests in shares of Series A Preferred Stock, rather than full shares of Series A Preferred Stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of Series A Preferred Stock underlying the depositary shares will be deposited with Continental Stock Transfer & Trust Company to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement and the certificate of designation for the Series A Preferred Stock that are filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the Series A Preferred Stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for, or otherwise in accordance with the terms of, the Series A Preferred Stock. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed, so long as we have set aside all funds necessary for the redemption, including the redemption price for such shares and all dividends declared but not paid as of the date fixed for redemption. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata, by lot or by any other equitable method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will forward the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The relevant record date for depositary shares will be the same date as the record date for, or otherwise in accordance with the terms of, the underlying preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as reasonably practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all reasonable action requested by and deemed necessary by the depositary in order to enable the depositary to do so. In the absence of any specific instructions from a holder of depositary shares, the depositary will, subject to any applicable restrictions, cast votes pertaining to the number of whole shares of preferred stock represented by such depositary shares proportionately with instructions actually received.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary in connection with the initial deposit of the Series A Preferred Stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by at least a majority (or, in the case of such amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, holders of at least two-thirds) of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution of the Series A Preferred Stock in connection with our liquidation, dissolution or winding up and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the Series A Preferred Stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our and their obligations thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Depositary Share Listing

No current market exists for the depositary shares. We will apply to list the depositary shares on the NYSE under the symbol “ALTG PR A.” If this application is approved, we expect trading in the depositary shares to commence within 30 days of the initial delivery of the depositary shares to the underwriters. The Series A Preferred Stock underlying the depositary shares will not be listed, and we do not expect any trading market will develop for the Series A Preferred Stock except as represented by the depositary shares.

Transfer Agent

The transfer agent and registrar for the depositary shares is Continental Stock Transfer & Trust Company.

BOOK-ENTRY, DELIVERY AND FORM

The depositary shares will be issued in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). One or more fully registered global depositary receipts will be issued representing in the aggregate the total number of the depositary shares. Such global depositary receipt will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

So long as DTC, or its nominee, is the registered owner of a global depositary receipt, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the depositary shares represented by such global depositary receipts for all purposes under the Deposit Agreement. Owners of beneficial interests in a global depositary receipt will not be entitled to have the depositary shares represented by such global receipt registered in their names, will not receive or be entitled to receive physical delivery of such depositary shares in definitive form and will not be considered the owners or holders thereof. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global receipt and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder.

As long as the depositary shares are represented by the global depositary receipts, we will pay dividends, if any, on the Series A Preferred Stock represented by the depositary shares to or as directed by DTC as the registered holder of the global depositary receipts. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor Continental Stock Transfer & Trust Company will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Settlement

Investors in the depositary shares will be required to make their initial payment for the depositary shares in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy thereof.

Neither us, the Depositary nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the depositary shares or payments to, or the providing of notice to participants or beneficial owners.

UNDERWRITING (Conflicts of Interest)

B. Riley Securities is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of depositary shares set forth opposite the underwriter’s name below.

Underwriter	Number of Depositary Shares
B. Riley Securities, Inc.	583,100
D.A. Davidson & Co.	95,200
Ladenburg Thalmann & Co., Inc.	77,350
William Blair & Company	190,400
Boenning & Scattergood, Inc.	53,550
Huntington Securities, Inc.	83,300
Colliers Securities LLC	107,100
Total	1,190,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the depositary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates. The underwriters are committed to take and pay for all of the depositary shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Commissions and Expenses

The representative has advised us that the underwriters propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus and to securities dealers at the public offering price less a concession not in excess of $0.60 per share. The depositary shares are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance and subject to their right to reject any order in whole or in part. If all the shares are not sold at the public offering price, the underwriters may change the offering price and selling terms.

The following table shows the per share and total public offering price, underwriting discount and proceeds before expenses to us. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 10,000 additional depositary shares.

	Per Depositary Share	No Exercise	Full Exercise
Public offering price	$25.00	$29,750,000	$30,000,000
Underwriting discount and commissions	$1.00	$1,190,000	$1,200,000
Proceeds, before expenses, to us	$24.00	$28,560,000	$28,800,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $250,000. We have agreed to reimburse the underwriters for certain expenses incurred in connection with this offering pursuant to the underwriting agreement, including certain legal fees. We have also agreed to pay B. Riley Securities a structuring fee of $300,000 for evaluation, analysis and structuring of the depositary shares.

Option to Purchase Additional Shares

We have granted to the underwriters an option to purchase up to an additional 10,000 depositary shares at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Lock-Up Agreements

We have agreed, subject to limited exceptions, for a period of sixty (60) days from the date of this prospectus, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any depositary shares or any securities convertible into or exchangeable or exercisable for depositary shares.

Indemnification

We have agreed to indemnify the underwriters and the qualified independent underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters or the qualified independent underwriter, as applicable, may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our depositary shares. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. The underwriters must cover any such short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our depositary shares made by the underwriters in the open market prior to the closing of the offering. Purchases to cover a short position and stabilizing transactions, as well as other purchases by an underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our depositary shares, and may stabilize, maintain, or otherwise affect the market price of our depositary shares. As a result, the price of our depositary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market, or otherwise.

In connection with the offering, the underwriters may engage in passive market making transactions in the depositary shares on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of the depositary shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded. If passive market making is commenced, it may be discontinued at any time.

Conflicts of Interest

B. Riley Securities has a “conflict of interest in this offering within the meaning of FINRA Rule 5121, and this offering will be conducted in compliance with Rule 5121. This rule requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and this prospectus and exercise the usual standards of due diligence with respect thereto. Boenning & Scattergood has assumed the responsibilities of acting as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering. Boenning & Scattergood will not receive any additional compensation for acting as qualified independent underwriter. In addition, B. Riley Securities will not confirm sales to any account over which it exercises discretionary authority without receiving the specific prior written approval of the account holder and retaining such approval in its records.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Depositary Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering and one or more of underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Listing

We will apply to list the depositary shares on the NYSE under the symbol “ALTG PR A.” If this application is approved, we expect trading in the depositary shares to commence within 30 days of the initial delivery of the depositary shares to the underwriters. The underwriters have advised us that they intend to make a market in the depositary shares prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the depositary shares, however, and may cease market making activities, if commenced, at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences of owning the depositary shares. It applies to you only if you acquire depositary shares upon their original issuance at their original offering price and you hold your depositary shares as capital assets for tax purposes. This section does not describe other U.S. federal tax consequences, nor does it describe any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations under the Code, and published rulings and court decisions currently in effect, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein.

This section does not describe all of the consequences that may be relevant to you if you are a member of a class of holders subject to special rules, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, non-U.S. holders (as defined below) subject to the Medicare contribution tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Depositary Shares, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Depositary Shares, you should consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of Depositary Shares.

This discussion applies only to purchasers who purchase and hold the Depositary Shares as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment).

In general, and assuming that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms, for United States federal income tax purposes, if you hold depositary shares, you will be treated as the owner of the underlying Series A Preferred Stock represented by those depositary shares. Accordingly, the following discussion addresses the tax consequences of owning share of Series A Preferred Stock as if you owned such shares directly rather than through the ownership interests represented by the depositary shares which are being sold in this offering.

Tax consequences may vary depending upon the particular status of an investor. Potential investors should consult with their own tax advisers in determining the specific tax consequences and risks to them of purchasing, holding and disposing of depositary shares, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

U.S. Holders

For purposes of this discussion, a U.S. holder means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion addresses the tax consequences of owning shares of Series A Preferred Stock as if you owned such shares directly rather than through the ownership interests represented by the depositary shares which are being sold in this offering.

Dividends. Distributions with respect to the Series A Preferred Stock will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the shares of Series A Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series A Preferred Stock and thereafter as gain from the disposition of the Series A Preferred Stock as described under “U.S. Holders — Dispositions.”

Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future years for distributions with respect to the Series A Preferred Stock to be treated as dividend income.

Distributions constituting dividend income received by an individual U.S. holder in respect of Series A Preferred Stock will be “qualified dividend income” if the Series A Preferred Stock has been held for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date. Qualified dividend income is generally taxed at favorable rates applicable to long-term capital gains. In addition, if a dividend received by an individual holder that qualifies for the “qualified dividend income” rate is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock.

Distributions with respect to the Series A Preferred Stock constituting dividend income paid to holders that are U.S. corporations or entities taxed as corporations will generally qualify for the dividends-received deduction if the applicable holding period is met. Corporate holders of Series A Preferred Stock should also consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. Also, if a corporate holder of Series A Preferred Stock receives a dividend on the Series A Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, such holder in certain instances must reduce its tax basis in the Series A Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate holder’s basis, any excess will be taxed as gain as if such holder had disposed of its Series A Preferred Stock in the year the “extraordinary dividend” is paid. Each domestic corporate holder of Series A Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and amount of any dividends received deduction and the application of Sections 246A and 1059 of the Code to any dividends it receives.

The availability of the reduced dividend tax rate for individuals and the dividends-received deduction for U.S. corporations are subject to certain exceptions for short-term and hedged positions and other applicable limitations. You should consult your own tax adviser regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

Holder’s Conversion Option in connection with a Change of Control. In the event of a U.S. holder’s conversion of Series A Preferred Stock in connection with a Change of Control, the tax consequences of such conversion will depend, in part, upon the facts underlying the transaction in which the Change of Control occurs. A U.S. holder should consult the holder’s tax advisor regarding the tax consequences to the U.S. holder of the conversion of Series A Preferred Stock under a Change of Control transaction.

Dispositions. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the Series A Preferred Stock equal to the difference between the amount realized (which does not include any declared but unpaid distributions, which will be treated in the manner described above) upon the sale or exchange and such U.S. holder’s adjusted tax basis in the securities sold or exchanged. A U.S. holder’s initial tax basis in the Series A Preferred Stock will equal its cost. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the securities sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at the same lower maximum tax rates applicable to qualified dividend income summarized above. Net capital gains of a U.S. holder other than long-term capital gains are taxed at the rates applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

Although a U.S. holder receiving cash in a redemption of the Series A Preferred Stock is generally expected to be taxed in the same manner described for any other disposition, that treatment is subject to certain exceptions, particularly in the case of a holder actually or constructively owning other shares of our stock. A U.S. holder should consult its own tax adviser regarding the application of these rules in light of its particular circumstances.

Medicare Tax. In addition, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on all or a portion of its “net investment income”, which will generally include its dividend income and its net gains from the disposition of Series A Preferred Stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your tax adviser regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Series A Preferred Stock.

Backup withholding on U.S. holders. U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Series A Preferred Stock and to payments of proceeds on the disposition of the Series A Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the Internal Revenue Service (the “IRS”) in a timely manner. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information, but does not do so in the proper manner.

Information reporting. Information returns will generally be filed with the IRS in connection with the payment of dividends on the Series A Preferred Stock to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the disposition of the Series A Preferred Stock.

Non-U.S. holders

The discussion in this section is addressed to non-U.S. holders of the Series A Preferred Stock. For this purpose, a non-U.S. holder is a beneficial owner of Series A Preferred Stock other than a U.S. holder or partnership.

The following discussion addresses the tax consequences of owning shares of Series A Preferred Stock as if you owned such shares directly rather than through the ownership interests represented by the depositary shares which are being sold in this offering.

Dividends. Generally, dividends paid to a non-U.S. holder with respect to the Series A Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, provided the non-U.S. holder furnishes the payor with a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is eligible for treaty benefits. The 30% withholding does not apply if the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder and the non-U.S. holder provides the payor with a properly completed IRS Form W-8ECI. In such case, the dividends will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Dispositions. A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the sale or exchange of the Series A Preferred Stock unless: (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder); (2) in the case of an individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions exist; or (3) we have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of disposition of the Series A Preferred Stock and certain other conditions are met. We believe that we are not currently, and we do not anticipate becoming, a U.S. real property holding corporation.

Cash received by a non-U.S. holder in a disposition that is in respect of dividends in arrears on the Series A Preferred Stock should generally be treated as provided under “Non-U.S. holders — Dividends.”

Although a non-U.S. holder receiving cash in a redemption of the Series A Preferred Stock is generally expected to be taxed in the same manner described for any other disposition, that treatment is subject to certain exceptions, particularly in the case of a non-U.S. holder actually or constructively owning other shares of our stock. A non-U.S. holder should consult its own tax adviser regarding the application of these rules in light of its particular circumstances.

Information reporting and backup withholding on non-U.S. holders. Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalty of perjury, that the person is a non-U.S. person, or such non-U.S. holders otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the Series A Preferred Stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E (or other applicable form), or otherwise establishes an exemption. Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the Series A Preferred Stock if such sale is effected through a foreign office of a broker without certain specified U.S. connections.).

FATCA withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to a holder or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on the holder’s behalf if the holder or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends. Payments of dividends received in respect of the Series A Preferred Stock could be affected by this withholding if a holder is subject to the FATCA information reporting requirements and fails to comply with them or holds the Series A Preferred Stock through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with them (even if payments to the holder would not otherwise have been subject to FATCA withholding). Holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding, including the possible application of an intergovernmental agreement that alters the general FATCA requirements.

If any amount of, or in respect of, U.S. withholding tax were to be deducted or withheld from payments on the Series A Preferred Stock as a result of a failure by a holder (or by an institution through which a holder holds the Series A Preferred Stock) to comply with FATCA, neither us nor any paying agent nor any other person would, pursuant to the terms of the Series A Preferred Stock, be required to pay additional amounts with respect to any Series A Preferred Stock as a result of the deduction or withholding of such tax. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if a holder is entitled to have such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any amounts withheld.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of the depositary shares. You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership and disposition of the depositary shares.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Howard & Howard Attorneys PLLC, Royal Oak, Michigan. Certain legal matters in connection with this offering will be passed upon for the underwriters by Duane Morris LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Alta Equipment Holdings, Inc. as of December 31, 2019, and the related consolidated statements of operations, statements of stockholders’ equity and cash flows for the year ended December 31, 2019, have been audited by UHY LLP, independent certified public accounting firm, as stated in their report which is included herein. Such consolidated financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Alta Equipment Holdings, Inc. as of December 31, 2018, and the related consolidated statements of operations, statements of stockholders’ equity and cash flows for the year ended December 31, 2018, have been audited by George Johnson & Company, independent certified public accounting firm, as stated in their report which is included herein. Such consolidated financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of B. Riley Principal Merger Corp. as of December 31, 2019 and 2018, and the related statements of operations, statements of changes in stockholder’s equity and cash flows for the years ended December 31, 2019 and 2018, have been audited by Marcum LLP, independent certified public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of Northland Industrial Truck Co., Inc. as of December 31, 2018 and 2017 and as of April 30, 2019, and the related statements of operations, statements of stockholders’ equity and cash flows for the years ended December 31, 2018 and 2017 and the period ended April 30, 2019, have been audited by O’Connor & Drew, P.C., independent certified public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of FlaglerCE Holdings, LLC and Subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, statements of changes in members’ deficit and cash flows for the years ended December 31, 2019 and 2018, included in this Prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities you should refer to the registration statement and our exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.altaequipment.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

PROSPECTUS

Alta Equipment Group Inc.

1,190,000 Depositary Shares

Each Representing 1/1000th of a Share of 10% Series A Cumulative Perpetual Preferred Stock

(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

Joint Book-Running Managers

B. Riley Securities	D.A. Davidson & Co.	Ladenburg Thalmann	William Blair & Company

Lead-Manager

Boenning & Scattergood

Co-Managers

Huntington Capital Markets	Colliers Securities

December 21, 2020